REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2026
Registration No. 333-290244

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ENCORE MEDICAL, INC.
(Exact name of registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	82-2906303 (I.R.S. Employer Identification Number)
2975 Lone Oak Drive, Suite 140
Eagan, MN 55121
Telephone: (651) 797-0913
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph A. Marino
President and Chief Executive Officer
Encore Medical, Inc.
2975 Lone Oak Drive, Suite 140
Eagan, MN 55121
Telephone: (651) 797-0913
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Amy Bowler Holland & Hart LLP 555 17th Street, Suite 3200 Denver, CO 80202 Telephone: (303) 295-8000	William M. Mower Andrew M. Tataryn Maslon LLP 225 South 6th Street, Suite 2900 Minneapolis, MN 55402 Telephone: (612) 672-8381
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated August 10, 2026
PROSPECTUS
[3,000,000] Shares of Common Stock

This is the initial public offering of common stock of Encore Medical, Inc. We are selling [3,000,000] shares of our common stock.
Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock is expected to be $[5.00] per share. We have applied for listing of our common stock on the NYSE American Market (NYSE American) under the symbol “EMI” and the closing of this offering is contingent on such listing.
We are an “emerging growth company” and a “smaller reporting company” as each such term is defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 10 of this prospectus for factors you should consider before investing.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share		Total
Initial public offering price	$	[5.00]	$	[15,000,000]
Underwriting discounts and commissions(1)	$	[0.40]	$	[1,200,000]
Proceeds, before expenses, to Encore Medical, Inc.	$	[4.60]	$	[13,800,000]

(1)
We have agreed to pay the underwriters named in this prospectus an underwriter’s fee of eight percent (8%) of the amount raised in the offering. We have also agreed to issue to the underwriters warrants in an amount equal to eight percent (8%) of the aggregate number of shares of common stock sold by us in this offering and exercisable one year after the effective date of the offering at a price per share equal to one hundred and twenty percent (120%) of the public offering price (the “Underwriters’ Warrants”). We refer you to “Plan of Distribution” beginning on page 75 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option to purchase up to [450,000] additional shares of common stock from us at the initial public offering price per share, less underwriting discounts and commissions, to cover over-allotments, if any.
The underwriters expect to deliver the common stock to purchasers on or about [       ], 2026.

The date of this prospectus is [  ], 2026.

i

Through and including [       ], 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of shares. Our business, financial condition, results of operations, and prospectus may have changed since that date.
For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and observe any restrictions relating to, this offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States. See “Plan of Distribution.”
CONVENTIONS AND ASSUMPTIONS USED IN THIS PROSPECTUS
Throughout this prospectus, our fiscal years ended December 31, 2024 and 2025 are referred to as fiscal years 2024 and 2025, respectively. Our fiscal year consists of 52 weeks, commencing on January 1 and ending on December 31 of each year.
Unless we indicate otherwise, all information in this prospectus assumes the underwriters do not exercise their option to purchase up to [450,000] additional shares of our common stock within 45 days from the date of this prospectus to cover over-allotments.
INDUSTRY AND MARKET DATA
This prospectus includes market data and forecasts with respect to the medical device industry. We have obtained this market data and certain industry forecasts from various independent third-party sources, including industry publications, reports by market research firms, surveys, and other independent sources. Some data and information are based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research and data, surveys, and independent sources. We believe the data regarding the industry in which we compete and our market position and market share within this industry generally indicate size, position and market share within this industry; however, this data is inherently imprecise and is subject to significant business, economic and competitive uncertainties and risks due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus and the information presented under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements, see “Cautionary Note Regarding Forward-Looking Statements” for more information.
In this prospectus, the terms “Encore Medical,” “Encore,” the “Company,” “we,” “our,” “ours” and “us” refer to Encore Medical, Inc.
The Company at a Glance
Encore Medical is a structural heart device company dedicated to the transcatheter closure of certain cardiac defects. The Company, though founded in 2017, builds on over two decades of experience, including more than 35,000 successful transcatheter defect closure implants, providing a significant foundation of expertise and clinical confidence. We offer closure devices that include features such as multi-element frame construction that adapts to varied anatomies, high closure rates, and anatomical adaptability. Our delivery system enhances procedural control and safety, enabling retrievability and intuitive deployment.
Overview
We develop, manufacture, and market septal occlusion products, which are small, implantable devices delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects. Our devices include patented technology that has been in use extensively outside of the U.S. Procedures are performed in a cardiac catheterization lab and reduce the need for open heart surgery or a lifetime of drug therapy, which are currently the primary alternative methods for treating these defects. We have developed devices capable of providing effective, nonsurgical methods of correcting a variety of cardiac defects in both adults and children.
Our primary closure device is designed to repair a cardiac defect known as a patent foramen ovale (“PFO”). PFO is an abnormal passage or flap-like hole between the atrial chambers of the heart that can enable embolic material (clots) to travel from the right to left chambers and potentially cause a stroke. PFO is generally detected during adulthood. An estimated 25% of the population has a PFO, yet most people have no adverse effects and are unaware that they have a PFO. However, 50% of patients who suffer a cryptogenic (from an unknown cause) stroke also have a PFO. In the U.S., this represents approximately 139,000 patients annually, and at an assumed average sales price of $11,000 for each of our products, the potential annual market for our PFO products for stroke prevention may exceed $1.5 billion.
Previous clinical experiences indicate that in patients with migraine headaches and a PFO, closure of the PFO may eliminate or greatly reduce the occurrence of migraines. According to the Association of Migraine Disorders (Migrainedisorders.org), 13,000,000 people in the United States who have a PFO suffer from migraine headaches.
Our device features ease of deployment, low metal mass, low profile, conformity to the septal wall, accessibility upon reintervention, and a low incidence of post-implant arrhythmia. Our PFO closure device addresses both the stroke and migraine markets.
We also currently market and sell septal occlusion devices for the transcatheter closure of atrial septal defects (“ASD”). The ASD defect is generally described as a hole in the atrial septum that divides the right and left atria and is primarily a pediatric defect. The ASD market is a small market and is not a primary focus of our activities.
To date, our septal occlusion devices have been implanted in approximately 35,000 patients, all of whom reside in countries outside the United States, primarily for the purpose of treating PFO.
We have obtained CE Mark approval for our products, which is a prerequisite for the general sale of medical devices in the European Union (the “EU”), and are currently marketing and selling our septal occlusion devices for the closure of certain cardiac defects through distribution partners in countries outside of the United States. To obtain a CE Mark, we were required to provide detailed clinical patient data, clinical trial results, and relevant engineering data. With respect to non-European Union jurisdictions in which we market and sell our products, each requires regulatory approval for medical devices based on our CE Mark, together with registration with the applicable governmental authority. We have successfully completed such registrations with the relevant regulatory agencies in each of these jurisdictions. European Union and non-European Union jurisdictions in which we market our products do not require additional clinical trials or material supplemental engineering data beyond that submitted in support of CE Mark approval, in order to obtain initial authorization to market our products; provided that regulatory authorities retain discretion to request additional information, including post-market data. In non-European Union jurisdictions, CE Mark approval, together with local registration, is sufficient to permit us to market our products. The validity and duration of such approvals correspond directly to the duration of our CE Mark. Our current CE Mark approval expires on December 31, 2027. Prior to that date, we are required to obtain renewal of our CE Mark under the European Medical Device Regulation (EU) 2017/745. This renewal process, which is required every 5 years, requires us to resubmit ongoing technical documentation, quality systems, post-market data, and any changes since the last certification for review and re-approval. We have begun the process of renewing our CE Mark and expect to receive such renewal prior to December 31, 2027.
We currently do not have regulatory approval to sell our products in the United States, but the FDA has granted us an Investigational Device Exemption (IDE) approval to conduct our clinical trial to obtain market clearance for our PFO septal occlusion device for stroke. Such FDA approval, if obtained, would enable us to market our products throughout the United States. See “Business — Government Regulation” and “Risk Factors — Risks related to Regulation.” Our FDA trial is currently underway and we estimate it will take approximately two years to complete. If we successfully complete this clinical trial, we would be required to submit an FDA PMA application for final FDA approval to begin marketing in the United States. There can be no assurance that we will not experience delays in this process or that the FDA will ultimately find our submission satisfactory. Even if we satisfactorily complete our clinical trial, there can be no assurance that the trial will yield sufficient results and data to allow commercial sales to be made in the United States. See “Risk Factors.”
Our sales and marketing focus has been on the European market and other countries where we maintain the CE Mark and other certifications necessary to market our products. We market our products through a network of 11 international distributors to many countries, including Germany, the Czech Republic, Italy, Portugal, Spain, France, Switzerland, Austria, Lithuania, Hungary, Turkey, Mexico, and various countries in Central and South America. We are also adding independent distributors in countries in Central Asia, Central and South America. In the United States, the Company intends to develop and utilize a direct sales and marketing team, once our PFO device is approved for sale.
We are currently using cash flow from the sale of our products outside of the U.S. to help support our daily operations, and have commenced this offering primarily to finance our U.S. clinical trials for the stroke and migraine indications. Currently, all of our assets are secured in connection with our outstanding indebtedness with a third-party lender, Merit Medical Systems, Inc. As of June 30, 2026, our ending cash balance was $79,771. Due to our focus on our fundraising efforts for the initial public offering (“IPO”) and limited cash resources, we had an order backlog of approximately $1.03 million at June 30, 2026.
In June 2026, we entered into an Exclusive Technology License Agreement (the “License Agreement”) with GB Sciences, Inc. (“GB Sciences”) in connection with their AI platform and technologies whereby, upon consummation of this offering and commencement of trading of our common stock on the NYSE American, we will obtain an exclusive, perpetual, sublicensable, worldwide license to certain intellectual property, patents, patent applications, know-how, trade secrets, data and related technology, subject to limited retained rights in favor of GB Sciences. Encore has the exclusive right to develop and use the licensed technology for all applications of human patient selection with respect to healthcare, including AI enhanced selection for medical procedures, therapies, devices, interventions and treatment pathways; while GB Sciences retains a limited right to use such technology in conjunction with its own pipeline of plant based products, which are wholly unrelated to medical devices. The licensed technology includes a portfolio of issued patents and proprietary artificial intelligence (“AI”) and machine-learning-enabled technology that may be further developed to analyze clinical, scientific, and patient-specific data to assist in patient identification, selection, stratification, and treatment planning for structural heart interventions, including potential applications relating to our septal occlusion technologies. The technology is intended to be developed to evaluate patient suitability, optimize clinical decision-making, and facilitate the development of data-driven approaches to treatment selection and outcome assessment with particular regard to our PFO devices and other implantable products.
Under the License Agreement, we will pay aggregate consideration of $2.0 million in cash and issue 1,000,000 shares of unregistered common stock, payable upon closing of this offering. We are currently evaluating potential development and commercialization opportunities relating to the licensed technology, including its potential integration with our structural heart product development and clinical programs. While the licensed technology may complement our septal occlusion platform and PFO products by enhancing patient selection and treatment planning capabilities, we currently intend to remain principally focused on the development, clinical evaluation and commercialization of our septal occlusion technologies. As a result, we do not presently expect the licensed technology to become a significant operational focus in the near term, and there can be no assurance that the licensed technology will ultimately provide meaningful strategic, clinical or commercial benefits to us.
Key Features of Our Devices
•
Two Decades of Proven Design
Encore is built on over 20 years of experience and 35,000+ global implantations using the same core technology platform, resulting in a device informed by extensive real-world use.

•
Ease of Implantability & Full Retrievability
Encore devices are engineered for smooth deployment, and are able to be fully retrieved or repositioned before final release if placement is not ideal.

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Effective Defect Closure & Tissue Preservation
Encore devices provide high closure rates with minimal residual shunting. They have low metallic surface area, which helps minimize thrombosis risk. The device also includes soft radiopaque discs that conform well to atrial anatomy, minimizing stress on tissue and preserving future trans-septal access to the left atrium.

•
Anatomical Conformance & Self-Centering Design
The flexible, multi-element frame of Encore devices adapts in multiple dimensions to patient anatomy. The Company’s ASD device is self-centering for optimal alignment, improving fit and reducing complications related to malpositioning.

•
Delivery System Optimized for Safety and Control
Encore’s delivery system features J-shaped sheaths, radiopaque tips, a positive locking mechanism, and hemostasis introducers — tools carefully tailored to ease device deployment and enhance procedural control.

Despite these key features, there are some disadvantages associated with our device. The PFO closure procedure carries risks of stroke, infection, and major bleeding. In some cases, our device may not completely seal the defect, allowing a small amount of blood to pass through (residual shunt). Development of new-onset atrial fibrillation or flutter is a recognized potential complication. Frame fractures, perforations of the cardiac tissue, device embolization and thrombus formation are additional complications that could occur with our device. Furthermore, our device and the procedure to close the PFO defect is unsuitable for patients with active infections, severe pulmonary or heart conditions, or allergies to nickel or other materials used in our device.
Competitive Landscape
•
The markets in which we compete and intend to compete are characterized by rapid technological change, evolving regulatory requirements, and intense competition. We face competition from a range of companies, including large, well-established medical device manufacturers, as well as smaller and emerging companies. Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales, regulatory, distribution, and other resources than we do, as well as longer operating histories and greater name recognition.

•
Two of our primary competitors for PFO devices are Abbott Laboratories and W. L. Gore & Associates. These and other competitors may have advantages over us in areas such as physician familiarity, hospital contracting leverage, clinical data breadth, reimbursement experience, and the ability to respond more rapidly to new or changing regulatory, technological, or market conditions.

•
Our PFO and ASD products have received CE Mark certification, which permits commercialization in the European Union and in certain other countries that accept or require CE Mark approval in conjunction with their additional specific country approvals. (See “Business — Marketing, Sales and Distribution”). Since 2017, the Company has been marketing its products in approximately 20 countries outside the United States. While our regulatory status allows us to commercialize our products in those markets, we do not currently have approval from the FDA to market or sell our products in the United States. As a result, we are unable to compete commercially in the U.S. market unless and until we obtain FDA approval.

•
We are conducting a U.S. clinical trial in support of our PFO products to obtain FDA approval for the stroke indication. These efforts are expected to require significant financial, operational, and management resources, and there can be no assurance that our clinical study will be completed on a timely basis, that the results will support FDA approval, or that any such approval will be obtained at all. Delays or failures in obtaining FDA approval could materially limit our ability to compete in the United States and could adversely affect our business, financial condition, results of operations, and prospects. Further, the Company is supporting a study outside the U.S. to document the effectiveness of its products for a migraine indication. (See “Business — Migraine Headache”).

•
We cannot assure that healthcare providers will adopt or continue to use our products instead of those of our competitors. Physicians, hospitals, and other healthcare providers may prefer competing products based on factors such as clinical outcomes, perceived safety and efficacy, ease of use, procedural familiarity, reimbursement considerations, pricing, product availability, or relationships with competitors. In addition, our competitors may develop or commercialize new or improved products, obtain regulatory approvals more quickly, or achieve broader reimbursement coverage, any of which could adversely affect our market position.

•
Competitive pressures may also result in pricing pressure, reduced margins, reduced market share, or delays in achieving market acceptance. If we are unable to compete effectively, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Summary Risk Factors
An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest. Some of the more significant risks include the following:
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We have incurred net losses since inception, and we expect to incur net losses for the foreseeable future.

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Inability to receive approval for or complete clinical trials, or experiencing significant delays in completing our clinical trials, could prevent or delay regulatory approval of our device and impair our financial position.

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Clinical trial results may not be consistent with past experience and could hinder our ability to succeed.

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The medical device industry is highly competitive and heavily regulated.

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New products or technological changes in the market could make it difficult for us to compete.

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We could face significant risk from product liability claims if our products result in injury.

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Third-party reimbursement is essential to achieve our plan, and if it is limited or unavailable, it would have a material adverse impact on our business and growth potential.

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Export and import regulations, including tariffs, could impact foreign operations.

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Regulatory reforms in the EU may make it more difficult and costly for us to market or distribute our products.

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We may be unable to enforce our intellectual property rights.

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We will need additional capital to commercialize our products and may be unable to continue as a going concern.

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We may need to issue additional equity or take on debt financing that may be dilutive or detrimental to shareholders.

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Our results could be adversely impacted by foreign currency fluctuations.

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All of our operations are conducted at one location, and any disruption at our facility could materially and adversely affect our businesses.

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We are dependent on vendors, consultants, Clinical Research Organizations (CROs) and other third parties.

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We may not realize any benefit from the AI-enabled technology licensed from GB Sciences under the License Agreement, and our efforts to develop patient-selection and clinical decision-support capabilities could divert resources from our core structural heart business.

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The AI-enabled technologies that we are licensing under the License Agreement involve emerging technologies that may never achieve commercial acceptance or provide meaningful clinical value.

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We may need to implement a direct sales and marketing effort, which could require significant additional capital without any assurance that the strategy will be successful.

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We are dependent on a small number of employees to implement our plan and may be unable to retain or attract qualified personnel.

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Our ownership is concentrated and our officers and directors have significant control.

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Conflicts of interest may arise from the dual roles occupied by our Chief Executive Officer, our Vice President of Sales, and one of our directors, and their ownership interests in the Company and Cardia, Inc., which could influence decision-making and result in actions that may not be aligned exclusively with the best interests of the Company.

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The offering price was negotiated between us and our underwriter.

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Our shares may be thinly traded and have limited liquidity following our initial public offering.

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Investors will incur immediate and substantial dilution.

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We have not paid and do not intend to pay dividends.

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Investing in the offering is highly speculative and there is no assurance of a return on investment.

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Anti-takeover laws and provisions in our governing documents may be detrimental to our shareholders.

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We may have to implement additional finance and accounting systems to operate as a public company and we may be unable to file financial and other information on a timely basis.

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Our business may be negatively impacted by natural disasters and future pandemics.

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We are dependent on Cardia, Inc. for certain transitional commercial activities, and any failure by Cardia, Inc. to perform or remit amounts owed could adversely affect our liquidity and results of operations.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include, among others:
•
being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures in this prospectus;

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reduced disclosure obligations about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

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no requirement to conduct non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and

•
exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual gross revenues as of the end of our fiscal year, we have more than $700 million in market value of our common stock held by non-affiliates as of the most recently completed second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.
In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.
We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeds $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.
Company Information
Encore Medical, Inc. was incorporated as a Minnesota corporation on September 26, 2017. We were spun off from Cardia, Inc., our former parent company, and have operated as a standalone company since October 1, 2020. Our corporate offices are located at 2975 Lone Oak Drive, Suite 140, Eagan, Minnesota 55121, and our telephone number is 651-797-0913. Our website address is https://www.encore-medical.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

The Offering
Issuer
Encore Medical, Inc.
Securities offered by us
[3,000,000] shares of common stock.
Option to purchase additional shares
We have granted the underwriters a 45-day option to purchase up to [450,000] additional shares of our common stock.
Underwriters’ Warrants
We have agreed to issue to the underwriters, at the closing of this offering, warrants to purchase up to [276,000] shares of our common stock (the “Underwriters’ Warrants”). The Underwriters’ Warrants will become exercisable beginning one year after the closing date of this offering, and will be exercisable for a period of four (4) years thereafter at an exercise price equal to 120% of the initial public offering price. The Underwriters’ Warrants may be exercised on a cashless basis. See “Plan of Distribution.”
Common Stock issued pursuant to the License Agreement
Upon the consummation of this offering, we have agreed to issue 1,000,000 shares pursuant to the License Agreement.
Common stock outstanding immediately before this offering
6,743,425 shares as of August 6, 2026
Common stock outstanding immediately after this
offering
[10,743,425] shares, or [11,193,425] shares if the underwriters exercise the over-allotment option in full.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $[10,600,000], or approximately $[12,670,000] if the underwriters exercise their over-allotment option in full, based on the initial public offering price of $[5.00] per share after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us and after payment of $2,000,000 for the License Agreement which is contractually due upon completion of this offering.
The principal purpose of this offering is to provide capital to finance clinical trials, particularly for stroke and migraine indications, repayment of debt, working capital and for other general corporate purposes. We will have broad discretion in the way that we use the net proceeds of this offering. See “Use of Proceeds.”
Dividend policy
We do not intend to pay dividends on our common stock. Any future determination to pay dividends to holders of common stock will be at the sole discretion of our board of directors and will depend upon many factors, including general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs and any other factors that our board of directors may deem relevant. See “Dividend Policy.”
Risk Factors
See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest.
Trading
We have applied for listing of our common stock on NYSE American under the symbol “EMI.”

The number of shares of common stock to be outstanding immediately after this offering is based on 6,743,425 shares of common stock outstanding as of August 6, 2026, after giving effect to the conversion of all 876,000 outstanding shares of our Series A Preferred Stock into an aggregate of 876,000 shares of common stock immediately prior to the closing of this offering (the “Series A Conversion”) and the issuance of 1,000,000 shares of common stock for the License Agreement which is contingent on the completion of this offering. The number of shares of common stock that will be outstanding after this offering excludes: (i) up to [276,000] shares underlying warrants to be issued to the underwriter in connection with this offering, (ii) 450,643 shares of common stock reserved for issuance and 463,000 stock options issued and outstanding as of August 6, 2026, under the Encore Medical, Inc. 2018 Stock Incentive Plan, and (iii) 542,080 shares of common stock issuable upon the exercise of warrants issued and outstanding as of August 6, 2026 and (iv) 70,000 shares of common stock issuable upon conversion of the aggregate principal amount underlying convertible promissory notes outstanding as of August 6, 2026.
Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes or gives effect to:
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the Series A Conversion;

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no exercise by the underwriters of their option to purchase up to [450,000] additional shares of common stock from us to cover over-allotments;

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no conversion of the convertible promissory notes outstanding as of August 6, 2026; and

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an initial public offering price of $[5.00] per share of common stock.

Summary of Historical Financial Data
The following summary statements of operations data for the fiscal years ended December 31, 2025 and 2024 and the summary balance sheet data as of December 31, 2025 and 2024 have been derived from our audited financial statements included elsewhere in this prospectus. We derived the summary statements of operations data for the six months ended June 30, 2026 and 2025 and the balance sheet data as of June 30, 2026 from our unaudited financial statements that are included elsewhere in the prospectus. The unaudited financial data set forth below has been prepared on the same basis as our audited financial statements, and in the opinion of management reflects all adjustments consisting only of normal recurring adjustments that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of the results that may be expected for any other period in the future and our interim results for the six months ended June 30, 2026 are not necessarily indicative of results to be expected for the year ending December 31, 2026, or any other period.
The summary financial data in this section is not intended to replace the audited financial statements and related notes. The tables presented should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and related notes included elsewhere in this prospectus.
Statement of Operations Data:
	Year Ended December 31, 2025	Year Ended December 31, 2024	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
			(unaudited)	(unaudited)
Summary Statements of Operations Data:
Revenue	$2,585,858	$2,134,528	$557,395	$1,010,092
Cost of Goods Sold	1,548,302	1,361,077	499,799	602,083
Gross Profit	1,037,556	773,451	57,596	408,009
Operating Expenses	1,866,705	2,539,723	549,519	608,353
Operating Income (Loss)	(829,149)	(1,766,272)	(491,923)	(200,345)
Non-Operating Income (Expense)	(98,939)	(79,679)	(119,042)	(40,405)
Net Income (Loss)	$(928,088)	$(1,845,951)	$(610,965)	$(240,750)
Weighted Average Shares Outstanding	5,824,685	5,661,954	5,867,425	5,781,237
Net Loss Per Share	$(0.16)	$(0.33)	$(0.10)	$(0.04)
Balance Sheet Data:
	December 31, 2025	December 31, 2024	June 30, 2026
			(unaudited)
Summary Balance Sheet Data:
Cash	$94,256	$246,829	$79,771
Accounts receivable	584,185	349,472	244,668
Accounts receivable – Related party	687,933	—	660,055
Inventories	250,823	373,598	265,839
Other current assets	185,096	40,564	221,925
Total current assets	1,802,293	1,010,463	1,472,257
Total assets	2,160,381	1,450,053	1,786,441
Total current liabilities	3,568,779	1,011,277	3,846,347
Total liabilities	3,830,090	2,358,049	4,060,291
Total stockholders equity (deficit)	(1,669,709)	(907,996)	(2,273,850)
Working capital (deficit)	$(1,766,486)	$(814)	$(2,374,090)

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to invest. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
We have incurred net losses since inception and we expect to incur net losses for the foreseeable future.
We have and expect to continue to incur significant clinical and other development expenses and expect to continue to incur net losses for the foreseeable future. We had a net loss of $(928,088) for the year ended December 31, 2025, and a net loss of $(610,965) for the six months ended June 30, 2026. As of June 30, 2026, our accumulated deficit is $(7,429,933). There can be no assurance that we will be able to generate sufficient revenues or net cash flow from operations or be able to attain and maintain profitable operations. Subsequent to this offering, we may have to raise additional capital from investors, which may include future equity and debt financing. We may not have accurately anticipated how much we will accomplish with the net proceeds from this offering, or we may experience lower than expected cash generated from operating activities or greater than expected capital expenditures, cost of revenue or operating expenses, and we may require additional funding in the future to further our growth plans. Any additional fundraising efforts may divert our management from their day-to-day activities. Any disruptions in the financial markets or other adverse macroeconomic conditions may make equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms favorable to us, if at all.
We were formed in 2017 and have a limited operating history, which makes it difficult to evaluate our future prospects and the likelihood of our success.
To date, our commercial activities have been concentrated in select European markets. While we have obtained a CE Mark for our products, which enables the marketing and sales of our products in the European Union and other countries, we have not yet received regulatory clearance or approval to market or sell our products in the United States. (See “Business — Marketing, Sales and Distribution”). As a result, we have generated only limited revenue, substantially all of which has come from sales outside of the United States. Our ability to achieve or sustain profitability is highly dependent on securing regulatory approvals in the United States and expanding the adoption of our products globally.
In addition, as a company with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. The challenges we face in managing our evolving business place significant demands on our management, financial, operational, manufacturing, research and development and other resources. If we do not adequately address these risks and difficulties, our ability to support and further grow our commercial activities may be negatively impacted.
Our financial statements raise a significant doubt about our ability to continue as a going concern unless we raise additional capital to fund our business plan.
Our independent registered public accounting firm has included an explanatory paragraph in its opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2025, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern for the 12-month period following the issuance of the financial statements. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. Our ability to raise the capital needed to improve our financial condition and execute our business plan may be hindered by poor market conditions, regulatory or legal concerns, uncertain industry trends or other constraints.
Management currently plans to seek additional equity financing; however, there is no assurance that this effort will be successful or sufficient to sustain operations beyond the next fiscal year. If the Company is unable to obtain necessary funding or improve its liquidity position, it may be forced to curtail operations, seek bankruptcy protection, or liquidate assets at values below their carrying amounts, which could result in significant losses for shareholders and creditors.
We have made certain assumptions in developing our strategy for the business, which may be inaccurate.
The Company has formulated its business plans and strategies based on certain assumptions regarding the development, manufacture, and marketing of its products. These assumptions include, without limitation, assumptions about the following: (i) the Company’s ability to obtain the necessary or desirable clearances and approvals from the United States Food and Drug Administration (the “U.S. FDA”) and other regulatory bodies in order to market its devices in the United States and elsewhere; (ii) the outcome of clinical trials and studies conducted by the Company and its competitors relating to the efficacy of septal occlusion devices in general for treating various medical indications; (iii) the size of the market for the Company’s devices; (iv) the regular and adequate reimbursement by third-party payors of the costs of the Company’s septal occlusion devices and their implantation procedures; and (v) the acceptance in the medical community of an alternative method for treating cardiac defects. Although these assumptions are based on the best estimates of management, there can be no assurance that the Company’s assessments regarding market size, market share, the establishment of sufficient causal links between septal occlusion devices (including the Company’s products) and various medical indications, regulatory approvals or market acceptance of the Company’s products or a variety of other factors will be correct. Any future success of the Company will depend upon many factors, including factors which may be beyond the control of the Company, or which cannot be predicted at this time. If any of our underlying assumptions are incorrect, our business, financial condition, and results of operations could be materially and adversely affected. Furthermore, our future success depends on a number of factors that are beyond our control or inherently difficult to predict.
We are exposed to risks from potential product liability claims.
The manufacture and sale of implantable medical device products entails significant risk of product liability claims. The Company faces an inherent risk of exposure to product liability claims if the use of its products results, or is alleged to result, in injury. The Company maintains product liability insurance that it believes provides appropriate coverage for the manufacture and sale of its products. This insurance also provides coverage in the United States for investigational devices. There can be no assurance, however, that insurance coverage will continue to be available to the Company at affordable rates, if at all. The Company cannot ensure that its current insurance or insurance that may be obtained in the future will provide adequate coverage against any or all potential claims. Our insurance policies may include significant exclusions, limitations, and conditions, and may not cover certain types of claims or damages. We may also be subject to claims that exceed policy limits. A liability claim, even one without merit, could result in significant legal defense costs that would increase the Company’s expenses, lower its potential earnings, and result in continuing losses. See “Business — Product Liability Insurance.” In addition, an adverse outcome in a product liability case, or a series of claims, could lead to negative publicity, reputational damage, increased regulatory scrutiny product recalls, or a loss of physician or patient confidence in the products. Any of these outcomes could materially and adversely affect our business, financial outcomes.
We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain qualified employees could harm our business.
Our ability to develop and market our products and compete effectively depends, in large part, on the continued services of key members of our executive management team as well as our ability to attract, motivate and retain qualified personnel with scientific, marketing or technical experience. Competition for such personnel is intense and there can be no assurance that we will be able to attract and retain such personnel. In particular, the services and expertise provided by Messrs. Marino, Buonomo, and Robinson are critical to our overall management as well as the continued development of our solutions, strategies and operations. If we lose one or more key employees, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategy. Our employees may terminate their employment with us at any time. We do not have key-person life insurance covering any of our employees.

If our business grows, it will place increased demands on our management and our operational and production capabilities that we may not be able to adequately address. If we are unable to meet these increased demands, our business will be harmed.
If we do not manage our growth effectively, we may make mistakes in operating our business, such as inaccurate forecasting. The anticipated growth of our operations will place significant demands on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we cannot manage our business effectively, our business could suffer. A failure to effectively manage this growth could result in delays in product development or commercialization, quality control issues, supply disruptions, or increased costs, and which could materially and adversely affect our business, financial condition, and results of operation.
If the market for our products does not grow as expected, our business and future prospects could be materially harmed.
Our business strategy depends on the continued adoption of implantable septal occlusion devices as a preferred treatment for certain cardiac conditions, including patent foramen ovale (PFO). If the market for these devices does not expand as expected — due to clinical skepticism, alternative treatments, reimbursement limitations, or insufficient physician training — our revenue potential may be limited. Market growth may also be constrained by lack of patient awareness, delays in guideline updates, or slow adoption in key markets. If the overall market opportunity is smaller than we anticipate, our business, financial condition, and results of operations could be materially adversely affected.
Product defects, safety issues, or recalls could result in significant liability and harm our reputation and business.
The development, manufacturing, and sale of medical devices involve inherent risks related to product performance and patient safety. If any of our products are found to have design or manufacturing defects, or are associated with unexpected adverse events, we could be subject to product recalls, safety notices, regulatory action, and product liability claims. Even if a recall or claim is not ultimately successful, it could result in negative publicity, increased regulatory scrutiny, and loss of physician and patient trust. Any issues with product quality or safety could materially and adversely affect our reputation, financial performance, and long-term commercial prospects.
We are dependent upon certain vendors, consultants, CROs and other third parties.
Our product development, manufacturing, testing and regulatory clearance efforts will be heavily dependent upon vendors, subcontractors, consultants, and other parties. We cannot assure you that these parties will be successful in assisting us in these efforts. Generally, product design, engineering, prototyping, testing and manufacturing are completed internally, while biological and compatibility testing, package testing, sterilization and animal pilot studies are conducted externally. Our business will be materially and adversely affected if our testing or regulatory clearance efforts are delayed, interrupted, or not completed by any of these parties or if our relationship with any of these parties were to change. Our business will also be materially and adversely affected if we are unable to source materials and components from suppliers to manufacture our products.
We may not realize any benefit from the AI-enabled technology licensed from GB Sciences under the License Agreement, and our efforts to develop patient-selection and clinical decision-support capabilities could divert resources from our core structural heart business.
In June 2026, we entered into the License Agreement with GB Sciences pursuant to which, upon satisfaction of specified conditions, including the closing of this offering, we will acquire exclusive rights to certain AI intellectual property, patents, know-how, trade secrets, data, regulatory materials and related technologies. The License Agreement requires us to pay $2.0 million in cash and issue 1,000,000 shares of our common stock as consideration for the licensed rights.
The licensed technology is not presently part of our core structural heart device business. Our current business strategy, management focus and anticipated use of proceeds remain primarily directed toward the development, clinical evaluation, regulatory approval and commercialization of our septal occlusion technologies, including our ongoing U.S. clinical trial relating to our PFO closure device. As a result, we do not presently expect the licensed technology to become a significant operational focus in the near term, and there can be no assurance that it will ultimately provide meaningful strategic, clinical or commercial benefits.
We are in an early stage of evaluation of the licensed technology. We have not completed a comprehensive assessment of its commercial viability, development requirements, regulatory pathway, manufacturing requirements, intellectual property position, market acceptance, reimbursement prospects, capital needs or potential profitability. We may determine that additional research, development, regulatory submissions, clinical studies, manufacturing infrastructure or strategic partnerships are required before any commercial product can be developed. Such activities may require substantial additional expenditures and management attention.
There can be no assurance that we will successfully develop, obtain regulatory approval for, commercialize or generate revenue from any products utilizing the licensed technology under the License Agreement. The technology may prove to have limited commercial value, may be overtaken by competing technologies, may require substantially greater investment than currently anticipated, or may never result in a commercially viable product. In addition, we may encounter intellectual property challenges, ownership disputes, infringement claims, regulatory obstacles, technical limitations, market resistance or other difficulties that could impair or eliminate the value of the licensed rights.
Even if the licensed technology ultimately proves promising, management's evaluation, development and commercialization efforts could divert financial resources, management attention and operational focus from our principal objective of advancing our structural heart device platform and completing our ongoing clinical trials. Any diversion of resources from our core business could delay clinical development activities, regulatory initiatives, commercialization efforts or other strategic objectives. If we are unable to effectively balance these competing priorities, our business, financial condition, results of operations and prospects could be materially adversely affected.
Furthermore, because $2.0 million of the proceeds of this offering is expected to be used to fund the cash consideration payable under the License Agreement, investors in this offering will bear the economic risk that the licensed technology may never produce a return on the capital invested. If the licensed technology fails to generate meaningful commercial opportunities, improve patient-selection capabilities, support adoption of our structural heart products or otherwise create stockholder value, the consideration paid by us may not be recovered and our investment may be substantially impaired.
The AI-enabled technologies that we are licensing under the License Agreement involve emerging technologies that may never achieve commercial acceptance or provide meaningful clinical value.
The intellectual property that we are licensing from GB Sciences relates to AI, machine learning, predictive analytics and related technologies. These technologies are subject to significant technical, clinical, regulatory and commercial uncertainty. The predictive capabilities of AI and machine-learning models may not accurately identify appropriate patients, improve treatment selection, enhance procedural planning, predict clinical outcomes or otherwise provide meaningful benefits to physicians, healthcare providers or patients.
The development and commercialization of AI-enabled healthcare technologies require substantial validation, software development, clinical evaluation, regulatory review, cybersecurity protections, data management capabilities and capital investment. Regulatory requirements applicable to AI and clinical decision-support technologies continue to evolve and may increase development costs, delay commercialization efforts or limit the permitted use of such technologies.
There can be no assurance that any software applications, predictive analytics platforms, patient-identification tools, patient-selection technologies, procedural planning systems, clinical decision-support products or other technologies utilizing the licensed intellectual property will be successfully developed, obtain regulatory clearance or approval, achieve physician adoption, gain market acceptance or generate revenue. Even if successfully developed, such technologies may fail to demonstrate sufficient clinical utility, economic value or competitive advantages to support widespread adoption. As a result, the technology we are licensing under the License Agreement may never provide meaningful commercial benefits or contribute to the growth of our structural heart business.

Our ability to generate revenue and achieve profitability is dependent on our ability to protect our intellectual property.
Our revenue and profitability will depend on our ability to obtain and enforce protections on our proprietary rights and technologies. We seek to protect our products and have obtained patent protection for our products. See “Business — Patents, Trademarks and Proprietary Rights.” However, there can be no assurance that any existing or future patent applications will be issued, that the scope of any patent or trademark protection will exclude competitors or provide us with competitive advantages, that others will not claim rights or ownership of the patents, trademarks and other proprietary rights held by us or that our products and technologies will not infringe, or be alleged to infringe, the proprietary rights of others. Furthermore, there can be no assurance that others have not developed or will not develop similar technologies, duplicate any of our products or technologies, or design around our patents. In addition, others may hold or receive patents that contain claims having a scope that covers products subsequently developed by the Company.
Litigation may be necessary in the future to enforce any patents obtained by us to protect trade secrets or know-how owned by us, to defend against claimed infringement of the rights of others or to terminate the scope and validity of the proprietary rights of others. Such litigation, if necessary, could result in substantial cost to our Company and the diversion of management effort and resources. Even if we prevail, litigation could be protracted and expensive, and any unfavorable outcome could subject us to significant liability, require us to cease certain activities for our products, or force us to obtain licenses from third parties. Moreover, there is no assurance that we can prevail in any such actions or that licenses necessary for us to operate without patent protection would be available on satisfactory terms or at all.
All of our operations are at one location and any disruption could materially and adversely affect our business.
Because of the level of precision and quality required for our operations, we currently conduct and intend to conduct all of our manufacturing and preclinical work in-house at our own facility for the foreseeable future. Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including fire, flooding, terrorism, cyberattacks, power outages and other infrastructure failures. Any of these may render it difficult or impossible for us to perform our research, development and commercialization activities for some period of time. The inability to perform those activities may result in the loss of certain opportunities or harm to our reputation. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.
Certain of our executive officers and directors own equity interests in, and have positions with, Cardia, Inc., which may give rise to conflicts of interest and could affect our business, operations, and governance.
We were spun off from Cardia, Inc. (“Cardia”), our former parent company, in 2020. Our Chief Executive Officer, Joseph Marino, serves as a director and CEO of both the Company and Cardia. Our Senior Vice President, Peter Buonomo, serves as a director and officer of the Company and an officer of Cardia. Christopher Turnbull is also a director of both companies. All three are shareholders of both companies, and Mr. Marino is a significant shareholder of both companies. As a result of these overlapping roles and ownership interests, these individuals may face conflicts of interest in allocating time and attention between the Company and Cardia, and actual or potential conflicts of interest may arise when these individuals are faced with decisions that could have different implications for our company and Cardia. We have entered into related-party transactions with Cardia, including a manufacturing and supply agreement. (See Business — Related Party Transactions). Although our board of directors, a majority of whom are independent directors, oversees these relationships and although these transactions are intended to be conducted on an arm’s length basis and subject to applicable governance and approval procedures, there can be no assurance that such transactions will not be perceived as creating conflicts of interest. In addition, Mr. Marino and Mr. Turnbull have provided financing to the Company from time to time. These financing arrangements have been approved by our board of directors and determined to be necessary and in the best interests of the Company. Nevertheless, the existence of such arrangements could create actual or perceived conflicts of interest, including with respect to decisions regarding capital structure, financing alternatives, repayment priorities, or strategic transactions. While we believe that our corporate governance practices, including a majority-independent board of directors and an audit committee, mitigate the risk associated with these relationships, conflicts of interest may nevertheless arise. Any such conflicts, or the appearance thereof, could adversely affect our ability to attract and retain investors or maintain investor confidence, which could have a material adverse effect on our business.
Our financial results may be negatively impacted by foreign currency fluctuations and tariffs.
For financial reporting purposes, our sales and expenses are denominated in U.S. dollars. However, substantially all of our revenue to date has been generated in foreign countries and denominated in foreign currencies, such as the European Economic Union’s Euro and Canadian Dollar. As a result, our financial results are subject to volatility from changes in exchange rates. Currency fluctuations could in the future have a negative impact on our financial condition. For example, a strengthening U.S. dollar would result in lower sales and earnings for financial reporting purposes. Similarly, our sales and earnings could in the future be lower than expected due to fluctuations between foreign currencies against each other and against the U.S. dollar. Our sales and earnings may also be impacted by tariffs instituted by the United States or in foreign countries where we do business. New or increased tariffs, duties, or other trade restrictions could increase our costs, reduce our margins, delay shipments, or make our products less competitive in certain markets. Both currency fluctuations and tariffs could have a material adverse effect on our revenue and cash flows. In addition, trade tensions, retaliatory measures, or changes in trade policies could further exacerbate these risks and introduce uncertainty.
We have a material customer concentration, with a limited number of customers accounting for a material portion of our 2025 and 2026 revenues.
We derive a substantial portion of our revenues from a limited number of customers. As of December 31, 2025, the Company had two customers that exceeded 10% of the accounts receivable balance. These customers individually had 43.8% (Innova HTS, S.r.l., Italy) and 31.6% (Correct Medical, GmbH, Germany) of total accounts receivable at December 31, 2025. As of June 30, 2026 the Company had three customers that exceeded 10% of the accounts receivable balance. These customers individually had 41.1% (Innova HTS s.r.l), 39.5% (Endomedical S.R.L.) and 10.2% (Cordibus sa de cv) of total accounts receivable as of June 30, 2026. These customers periodically maintain sizeable outstanding balances with us. While we have not experienced significant collection issues with these customers, our reliance on a limited number of customers could expose us to risks, including delays in payments or loss of a major customer, any of which could have a material adverse effect on our business, financial condition, and results of operations.
We are dependent on Cardia, Inc, for certain transitional commercial activities, and any failure by Cardia, Inc, to perform or remit amounts owed could adversely affect our liquidity and results of operations.
We currently rely on Cardia, a related party, to maintain certain customer supply contracts and relationships during a transition period following our separation. See “Business-Manufacturing Operations.” In particular, Cardia remains the contractual counterparty to our current product supply with the Republic of Iraq and collects amounts related to the sale of our products on our behalf. As a result, we have a related-party receivable of $660,055 from Cardia as of June 30, 2026. We are subject to the risk that we may be unable to collect on the receivable. If Cardia experiences financial difficulties, delays in collecting from customers, geopolitical or regulatory disruptions, or otherwise fails to remit amounts owed to us in a timely manner, our cash flows, liquidity and financial condition could be adversely affected. Although the commercial arrangements with Cardia are intended to be temporary, the timing of a complete separation depends on regulatory approvals, licensing transfers and customer novations, which are outside of our control.
We may face challenges expanding into international markets, which could limit our growth potential.
Although we have obtained CE Mark approval and generate revenue from European markets, our ability to expand internationally is subject to numerous risks, including varying regulatory standards, pricing and reimbursement environments, language and cultural barriers, and economic or political instability. In some jurisdictions, we may encounter delays in product approvals, limited market access, or unfavorable pricing conditions. If we are unable to effectively establish commercial infrastructure or build relationships with local distributors, physicians, and payors, our international growth may be limited.
We may be required to hire a direct sales and marketing team to sell our products in the U.S.
Should we elect to pursue a direct sales and marketing channel for the sale of our products in the U.S., we will need to finalize our plan for the build out of that function, potentially requiring significant additional capital. There can be no assurance that we will be able to successfully build a sales and marketing team, or that we will be able to successfully market and sell our products in the U.S.
A failure of our IT systems could have a material adverse impact on our business operations and financial condition.
We rely on IT systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist us in the management of our business. Increased IT security threats pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability, and integrity of our data, and we may experience cyberattacks and other unauthorized access attempts to our IT systems. In the event of a ransomware or other cyber-attack, the integrity and safety of our data could be at risk or we may incur significant costs that could have a material adverse impact on our business and financial condition.
Our existing general liability and cybersecurity liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim. Accordingly, if our cybersecurity measures, and those of our customers and service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), and the mishandling of data, then our reputation, business, financial condition, results of operations and prospects could be materially and adversely affected.
Our failure to adequately maintain and protect personal information of our customers or employees could have a material adverse effect on our business.
We may collect, use, store, disclose or transfer (collectively, “process”) personal information, including from employees, customers, payers and others in connection with the operation of our business. In the event of patient data collection, we may use approved 3rd party vendors to ensure compliance with medical industry standards and regulations. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that we process, could result in litigation, regulatory investigations, and enforcement actions against us and could have a material adverse impact on our business and financial condition.
Risks related to Our Industry
The medical device industry is heavily regulated, intensely competitive, and has a high failure rate.
The implantable medical device industry is a market in which there is an increasing number of companies, intense competition, extensive regulation and a high failure rate. Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered in the heavily regulated medical device industry.
We face intense competition in our markets and for our products.
The markets in which we compete and intend to compete are characterized by rapidly evolving technology and intense competition. Our principal competitors are large, established companies with name recognition and research and development, marketing, production, sales, financial and other resources far greater than ours. Two of our primary competitors in the U.S. for PFO products are Abbott Laboratories and W.L. Gore. We cannot assure that healthcare providers will view our products as competitive with the products marketed and sold by larger, more established companies. While we believe our products have features that are superior to these competitors, there can be no assurance that we will be able to compete successfully against these or other competitors or that the competitive pressures we face will not adversely affect our business, operating results and financial condition. “Business — Competition.” In addition, new market entrants, technological advances, or changes in reimbursement could further intensify competitive pressures.
We face pricing pressure from competitors, payors, and procurement practices, which may negatively impact our margins.
We operate in a competitive market where pricing pressure is common due to public and private payors seeking to reduce healthcare costs, hospitals engaging in group purchasing negotiations, and competitors offering volume-based or bundled pricing. If we are unable to maintain favorable pricing, or if reimbursement rates decline, our gross margins and revenue could be adversely affected. Additionally, as we seek to expand into new markets or negotiate with large hospital systems, we may be required to offer discounted pricing, which could further pressure our profitability.
Our industry is characterized by rapid technological change and there is no assurance that we will be able to develop or respond to technological changes or new products developed by competitors.
The medical device industry is characterized by rapid technological change. There can be no assurance that we will be able to develop or acquire new products or effectively respond to technological changes or new products developed by competitors. We cannot ensure that our current products, or products under development, will achieve or maintain market acceptance. Certain of the medical indications that can be treated by our devices can also be treated by surgery, drugs or other medical devices. Currently, the medical community widely accepts many alternative treatments that have a long history of use. We cannot ensure that physicians or the medical community, in general, will accept and use our devices or any other medical products that we may develop. In addition, our success may also depend, in part, on our ability to develop new and improved implant technologies and products. Even if we determine that a product has medical benefits, the cost of commercialization may be too high to justify development. In addition, competitors may develop products that are more effective, cost less or are ready for commercial introduction before our products. If we are unable to enhance existing products or develop new commercially viable products or obtain the requisite approvals in markets such as the United States to market our existing or future products, our business and prospects could be harmed.
Third-party reimbursement is critical to the success of our business.
We believe the availability and adequacy of third-party reimbursement is critical to the adoption and commercial success of our products and to the attainment of desired revenues. (See Business — Third-Party Reimbursement). In the United States, health care providers such as hospitals and physicians that purchase medical devices such as ours generally rely on third-party payors, such as Medicare, Medicaid and private health insurance plans to reimburse all or part of the cost of the procedure in which the medical device is being used. Physicians’ decisions to recommend devices such as ours are likely to be heavily influenced by the scope and extent of reimbursement for these products by third-party payors. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new treatment products. In particular, services that are determined to be investigational in nature or which are not considered “reasonable and necessary” for treatment may be denied reimbursement coverage. Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. While reimbursement has been established in the U.S. for approved competing products, if adequate reimbursement coverage is not available from insurers or third-party payors in the United States and foreign markets, it is uncertain whether individuals would elect or be able to directly pay for our products. If insurers or third-party payors and individuals are unwilling to pay for our products under development, our potential revenue and earnings would be significantly decreased or eliminated.

Future pandemics could have a negative impact on our industry and our business.
During the COVID-19 pandemic, elective surgeries were significantly curtailed. Future global pandemics may have a material and negative impact on our industry and our business and prevent us from executing on our business plan. Among other potential impacts, prevalent community spread in many parts of the U.S. and resulting state and local stay-at-home orders and related guidelines may materially disrupt our manufacturing supply chains and make it difficult or impossible to conduct clinical trials of our products on our desired timetable. Outside of the U.S., in markets where our products are currently available for sale, a pandemic may decrease demand for our products as potential customers avoid undergoing surgical procedures determined to be non-emergency in nature. A pandemic may also lead to a deterioration in general economic conditions in the U.S. and abroad that could negatively impact our business. There can be no assurance that we would be able to successfully navigate the challenges of a pandemic and execute our business plan.
Risks related to Regulation
Government regulation of medical devices is extensive in the U.S. and other countries.
Government regulation in the United States and other countries is a significant factor in the development and marketing of our products and our ongoing manufacturing and research and development activities. Our products are considered to be medical devices and, therefore, require clearance or approval by the FDA before commercial sales can be made in the United States. The process of obtaining FDA clearance or approval to market a product varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures that can span many years. Our current products and other products we may develop in the future may require compliance with the FDA’s Class III device regulations. Class III devices are those devices for which pre-market approval (as distinct from pre-market notification) is required to assure the device’s safety and effectiveness prior to commercial distribution.
We have begun applying for but have not yet received marketing clearance from the FDA to sell any of our products in the United States. There can be no assurance when this approval will be received, if ever. On September 7, 2022, the FDA granted us an Investigational Device Exemption (“IDE”) application to commence Class III clinical trials in the United States for our PFO septal occlusion devices. An IDE is required to conduct the clinical trial that is necessary to gather the data that would form the basis for a Pre-Market Approval Application (“PMA”). We have initiated the clinical trial, which could take several years to complete. There can be no assurance that such trial can or will be completed in a timely manner, or at all, or that such trial will yield sufficient results to support final approval by the FDA of the PMA application necessary for commercial sales to be made in the United States. Our inability to ultimately obtain the approvals necessary to market our products in the United States, or such approvals on a timely basis, would have a material adverse effect on our business, financial condition, and results of operations. Failure to obtain or delays in obtaining necessary FDA approvals could prevent or significantly delay our entry into the U.S. market, which would have a material adverse effect on our business, financial condition, and results of operations. See “Business — Government Regulation.”
We may experience difficulty enrolling patients in our clinical trials, which could delay or prevent regulatory approval.
Timely enrollment of patients in clinical trials is essential to meeting our development timelines. Factors that may adversely affect enrollment include the relative rarity of eligible patients, competition from other ongoing clinical studies, strict inclusion criteria, physician or site availability, and patient concerns about participation. If we are unable to enroll patients in accordance with our projected schedule, we may experience delays or increased costs in completing our clinical trial, which could delay regulatory approval and commercialization of our products in the United States.
Unfavorable outcomes from clinical trials could materially and adversely affect our future products and business plans.
The success of our ability to generate value for our shareholders is dependent upon, among other things, the outcome of U.S. FDA clinical trials that establish the non-inferiority of our products to approved competitive products and intended clinical outcomes. An unfavorable outcome of future studies or U.S. FDA clinical trials conducted by us or other competitors, which include any of our products, could materially and adversely affect our estimates of the market potential for our existing and future products and business plans.
Export and import regulations, including tariffs, may negatively impact our foreign operations.
Sales of medical devices outside the United States are subject to the United States export requirements and foreign regulatory requirements. Legal restrictions on the sale of imported medical devices generally vary from country to country. The time and requirements to obtain approval by a foreign country outside of the EU may differ substantially from those applicable in the United States and Europe. Although we have obtained CE Mark approval, which permits us to sell our current septal occlusion devices in the EU and elsewhere, we may encounter obstacles in selling our devices in other countries or be unable to obtain other regulatory approvals or clearances that may be necessary in the future. Furthermore, the U.S. or other countries may impose or increase trade tariffs on products and components that could have a material adverse impact on our business. Changes in international trade policies, customs procedures, or sanctions may also affect our ability to sell or ship devices into key markets.
Regulatory reforms in the EU may make it more difficult and costly for us to market or distribute our products in the EU.
The EU landscape concerning medical devices has evolved. On May 25, 2017, the EU Medical Devices Regulation went into effect, which repealed and replaced the EU Medical Devices Directive. This modification has an effect on the way we conduct our business in the EEA. For example, as a result of the transition toward the new regime, notified body review times have lengthened, and product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.
Risks related to our Common Stock and this Offering
We will need to implement additional finance and accounting systems, procedures and controls to satisfy public company reporting requirements, which will increase our costs and divert management’s time and attention.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the Securities and Exchange Commission (“SEC”) and NYSE American.
As an example of reporting requirements, we are evaluating our internal control systems to allow management to report on our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements compared to a company with established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.
We are eligible to be treated as an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our shares less attractive to investors.
Upon consummation of the initial public offering, we will be an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, among others, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and (4) the requirement to present only two years of audited financial statements and only two years of related “Management’s discussion and analysis of financial condition and results of operations” disclosures in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter in any fiscal year before that time or if we have total annual gross revenues of $1.235 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the fiscal year end, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time we would cease to be an emerging growth company immediately. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies and intend to continue such election until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may therefore not be comparable to those of other public companies that comply with such new or revised accounting standards.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of common stock may decrease.
We are in the process of designing and implementing our internal controls over financial reporting, which will be time-consuming, costly and complicated. While performing the audit of our 2025 and 2024 financial statements, our auditors identified material weakness in our internal controls over financial reporting related to our financial close and reporting, inventory valuation and document retention. We cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. If we identify additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective or, once required, if our independent registered public accounting firm is unable to attest that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of common stock could decrease. We could also become subject to shareholder or other third-party litigation as well as investigations by NYSE American, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.
If you purchase common stock in this offering, you will suffer immediate and substantial dilution of your investment.
The initial public offering price of common stock is substantially higher than the net tangible book value per share. Therefore, if you purchase common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the initial public offering price of $[5.00] per share you will experience immediate dilution of $[4.23] per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed [59.6]% of the aggregate price paid by all purchasers of our common stock but will own only approximately [27.9]% of our common stock outstanding after this offering. See “Dilution” for more detail.
Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which shareholders vote.
Pursuant to our articles of incorporation and bylaws, our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued stock, including shares issuable upon the exercise of options, warrants or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.
An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.
Prior to this offering, there was no public market for our common stock. Although we have applied to list shares of our common stock on NYSE American under the symbol “EMI,” an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.
Prior to this offering, we operated on a private basis. After this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of NYSE American and other applicable securities laws and regulations. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. However, the incremental costs that we incur as a result of becoming a public company could exceed our estimate. These factors may therefore strain our resources, divert management’s attention and affect our ability to attract and retain qualified members of our board of directors.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is performing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding [10,743,425] shares of common stock based on the number of shares outstanding as of August 6, 2026. This includes [3,000,000] shares that we are selling in this offering, which may be resold in the public market immediately, and the issuance of 1,000,000 shares of common stock for the License Agreement which is contingent on the completion of this offering, which will be unregistered. A significant number of the shares held by existing investors will be subject to a 180-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreement, as described in the “Shares eligible for future sale” section of this prospectus. We will also file a registration statement on Form S-8 to register all securities that we may issue under our equity compensation plans, as well as a registration statement on Form S-1 to register the resale of shares held by certain holders.

Since we have no current plans to pay cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We do not anticipate paying any cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail. Accordingly, you should not rely on an investment in our common stock for dividend income. Any return on your investment will likely depend entirely upon any future appreciation in the market price of our common stock.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.
The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our company, the trading price of our shares could be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if any of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
We will have broad discretion in the use of net proceeds from this offering.
Our management will have broad discretion over the use of the net proceeds of this offering. We intend to use the net proceeds from this offering primarily to fund our clinical trials, particularly for stroke and migraine indications. The proceeds may also be used for working capital and general corporate purposes. However, this expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions. See “Use of Proceeds” for additional information.
Our officers and directors will continue to hold a significant percentage of our shares after this offering with significant influence in determining the outcome of any matters submitted to shareholders for approval.
Upon completion of this offering, our officers and directors collectively will own approximately 27.0% of our outstanding common stock based on the SEC’s beneficial ownership rules (assuming no exercise of the underwriters’ option to purchase additional shares), of which Mr. Marino, our Chairman and CEO, will own, when combined with family members’ ownership, approximately 15.5% of our outstanding common stock following completion of the offering (assuming no exercise of the underwriters’ option to purchase additional shares). As such, our officers and directors will have significant influence in determining the outcome of any matters submitted to shareholders for approval, including the election of directors and any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interests as a shareholder.
Anti-takeover laws and provisions could impede or diminish the value of a sale of our company.
The effect of certain provisions of the Minnesota Business Corporation Act and the ability of our board of directors to issue preferred stock without shareholder approval may have the effect of delaying or preventing a change in control or merger of us which could operate to the detriment of our shareholders. See “Description of Securities.”

Our amended and restated bylaws designate the District Court of the State of Minnesota as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the District Court of the State of Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or other employee of the corporation to the corporation or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Minnesota Business Corporation Act, our articles of incorporation or our bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws, or (v) any action asserting a claim against us governed by the internal affairs doctrine. These exclusive forum provisions do not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock shall be deemed to have notice of and consented to these exclusive forum provisions.
The exclusive forum provision in our amended and restated bylaws may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses in our amended and restated bylaws may limit our shareholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our shareholders.
Our operating results and share price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.
Our quarterly and annual operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:
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actual or anticipated fluctuations in our quarterly financial and operating results;

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introduction of new products or product enhancements by us or our competitors;

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issuance of new or changed securities analysts’ reports or recommendations;

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results of operations that vary from expectations of securities analysts and investors;

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guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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strategic actions by us or our competitors;

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announcement by us, our competitors or our vendors of significant contracts or acquisitions;

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the results of our clinical trials;

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our ability to obtain FDA approval to market our products in the US;

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the availability of reimbursement for our products;

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additions or departures of key personnel;

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regulatory, legislative or political developments;

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public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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litigation and governmental investigations;

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changes in general economic and market conditions;

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changes in accounting principles;

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default under agreements governing our indebtedness;

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exchange rate fluctuations; and

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other events or factors, including those from public health crises, natural disasters, war, acts of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. In addition, the share prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares.
In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
We may require additional capital to pursue our business objectives. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.
We may require additional capital to pursue regulatory approvals, marketing and manufacturing of products, as well as other expenditures. There can be no assurance that we will not require additional funding to complete regulatory requirements or otherwise implement our business plan if operating costs are higher or revenues are lower than expected, or if the acceptance of our products does not proceed or continue as expected. In the event additional financing is necessary, we may be required to seek it from a number of sources, including possible further sales of equity securities, loans from banks or other financial institutions, or possible alliances with other interested parties. No assurance can be given that we will be able to obtain additional financing at all or on terms favorable or acceptable to us. Global economic conditions may also adversely impact our ability to raise or obtain additional capital. Global economic conditions and capital market volatility may also adversely affect our ability to raise additional capital. If we are required to sell additional securities, we may have to do so at a price that is less than the price paid by purchasers in the offering. The terms of any financing may adversely affect the rights of our shareholders. The sale of additional equity or convertible securities would dilute all of our shareholders.
We may not be able to meet our debt obligations, and any default could have a material adverse effect on our financial condition.
We have significant indebtedness in the form of secured and unsecured promissory notes that mature in 2026, and our ability to repay or refinance these obligations may be limited, which could materially and adversely affect our financial condition and results of operations. We currently have incurred $1,000,000 in indebtedness for borrowed money from a third-party lender. That indebtedness is secured by all of the Company’s assets and matures on November 5, 2026. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merit Financing Agreement”). In the event of a default under that note, the secured holder would have priority over our unsecured creditors and shareholders with respect to the collateral securing the note and could exercise remedies that could materially impair our ability to continue operations and could result in a loss of value for our investors. We have also incurred unsecured indebtedness for borrowed money, evidenced by three promissory notes of like tenor, in the aggregate amount of $350,000, that, unless extended or converted at the option of the holder prior to repayment, mature on December 31, 2026. Holders of two of those unsecured notes are insiders of the Company. (See Management’s Discussion and Analysis of Financial Condition and Results of Operations — Short-Term Debt and — Certain Relationships and Related Party Transactions”). The existence of these promissory notes may limit our ability to obtain additional financing, as potential lenders or investors may view our near-term maturities as increasing the risk profile of our company. We may incur additional debt in the future to fund our operations, clinical trials, or commercialization efforts. Our ability to meet our current and future debt service obligations will depend on our future financial performance, which is subject to operational, regulatory, and market risks. If we are unable to generate sufficient cash flow or obtain additional financing on acceptable terms, we may default on our obligations. A default could result in acceleration of our indebtedness, restrict our access to additional capital, or require us to significantly curtail our operations. In addition, any debt instruments we enter into may contain restrictive covenants that limit our ability to operate our business freely.
We have granted our existing lender certain rights of first offer and other preferential rights, which could limit our flexibility in future financing or strategic transactions and may discourage third-party investors or acquirers.
We have entered into an agreement with an existing lender that provides such lender with certain preferential rights, including a right of first offer with respect to future equity or debt financings and/or other strategic transactions. The right of first offer remains in effect until two years after the repayment in full of the loan, or November 6, 2028. These rights may require us to first offer participation to the lender before pursuing opportunities with other third parties. As a result, our ability to raise capital or pursue other strategic alternatives could be delayed or limited. In addition, these rights may discourage other potential investors, lenders, or acquirers from engaging in transactions with us if they perceive that the existing lender has a blocking or preferential position. Any such limitations could adversely affect our ability to raise capital on favorable terms, pursue growth opportunities, or respond to changing business conditions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.
The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to the factors set forth under “Risk Factors.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our ability to hire and retain qualified personnel, including senior management;

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our ability to continue as a going concern;

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our reliance on our name, reputation and product quality;

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our ability to adequately address increased demands that may be placed on our management, operational and production capabilities.

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the effectiveness of our sales and marketing activities and investments;

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our ability to obtain regulatory approvals necessary to distribute our products in the United States and other new markets, or to distribute additional products we develop in the future;

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the rate and degree of market acceptance of our products;

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the availability of reimbursement for our products;

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estimates of our total addressable markets;

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the timing or likelihood of regulatory filings and approvals;

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our expectations regarding the use of proceeds in this offering;

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the progress, timing, costs and results of our clinical trials;

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our growth plans, and our ability to successfully execute our growth strategy;

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quarterly and seasonal fluctuations in our operating results;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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our ability to protect our patents, trademarks and other intellectual property rights;

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our ability to comply with laws and regulations affecting our business;

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changes and developments relating to our regulatory landscape;

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claims, demands and lawsuits to which we are, and may in the future, be subject and the risk that our insurance or indemnities coverage may not be sufficient;

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our ability to operate, update or implement our IT systems;

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our ability to implement additional finance and accounting systems, procedures and controls in order to satisfy public company reporting requirements;

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our ability to obtain additional financing when and if needed;

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the potential liquidity and trading of our common stock; and

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the future trading prices of our common stock and the impact of securities analysts’ reports on these prices.

These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
Following the close of this offering, we estimate that the available net proceeds to us from our issuance and sale of common stock in this offering will be approximately $[10,600,000] (or approximately $[12,670,000] if the underwriters exercise their over-allotment option in full), based upon the assumed initial public offering price of $[5.00] per share of common stock, after deducting underwriting discounts and commissions, after estimated offering expenses payable by us and after payment of $2,000,000 for the License Agreement which is contractually due upon completion of this offering.
The principal purposes of this offering are to provide capital to finance clinical development, particularly for stroke and migraine indications, working capital, and other general corporate purposes. The Company’s management will retain broad discretion over the allocation of the proceeds from this offering.
The Company intends to use a significant portion of the net proceeds from this offering to fund its clinical development programs, with a primary focus on advancing its stroke and migraine indications. Of the net proceeds, the Company expects to allocate approximately $6.9 million toward clinical trial activities related to its stroke program, including payments to contract research organizations and direct internal costs associated with trial execution, patient enrollment, monitoring, and related regulatory and operational activities. The Company expects to allocate approximately $500,000 toward costs associated with advancing its migraine indication, including activities related to its investigational device exemption program.
The Company believes that the proceeds allocated to these clinical programs will be sufficient to support ongoing clinical trial activities and to advance these programs through key development milestones. The Company expects that the net proceeds from this offering will be sufficient to complete the clinical trial for its stroke indications through full regulatory approval. However, the Company does not believe that the net proceeds from this offering alone will be sufficient to complete a U.S. trial for migraine indications through full regulatory approval. As a result, the Company may need to raise additional capital to complete later-stage clinical trials or subsequent phases of development.
The Company also intends to use a portion of the net proceeds to support commercialization and operational growth. Specifically, the Company expects to allocate approximately $1.2 million toward sales and marketing development activities, including building commercial infrastructure and expanding market awareness. In addition, the Company will use approximately $1.1 million towards repayment of the Loan Agreement from Merit Medical Systems within the next 12 months, the terms of which are described in Management’s Discussion and Analysis of Financial Condition — Merit Financing Agreement on pages 42 and an additional $650,000 will be used to pay the Company’s short-term debt as described on page 41. The above repayment amounts include estimated “interest expenses and fees” due at the time of repayment. The remaining net proceeds, estimated to range from approximately $250,000 to $2.15 million, will be used for general working capital and other general corporate purposes.
The Company expects that the funds raised in this offering, together with anticipated revenues from operations, will be sufficient to enable the Company to pursue its business objectives. There can be no assurance, however, that the Company will be able to maintain its development schedule or operating plan, or that the Company’s anticipated cash needs will prove to be accurate. If current assumptions are not accurate, or other unforeseen conditions affecting the Company’s business arise, there could be material changes to the Company’s plan and the Company could find it advisable to allocate the offering proceeds in a manner different from that described above or to seek additional financing sooner than currently contemplated. No assurance can be made that any additional financing that may be required by the Company would be available from any source at all or on terms favorable or acceptable to the Company. See “Risk Factors — We may require additional capital to pursue our business objectives. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.”
Assuming no exercise of the underwriters’ over-allotment option, each $0.50 increase (decrease) in the assumed initial public offering price of $[5.00] per share would increase (decrease) the net proceeds to us from this offering by approximately $[1,500,000], assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 250,000 increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $[1,250,000], assuming that the price per share for the offering remains at $[5.00] and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY
We have not, since the date of our incorporation, declared or paid any dividends or other distributions on our common stock, and do not currently have a policy with respect to the payment of dividends or other distributions. We do not currently pay dividends and do not intend to pay dividends in the foreseeable future. The declaration and payment of any dividends in the future is at the discretion of our board of directors and will depend on numerous factors, including compliance with applicable laws, financial performance, working capital requirements of the Company and our subsidiaries, as applicable and such other factors as our directors consider appropriate.
Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to this Offering.”

CAPITALIZATION
The following table sets forth our cash position and capitalization as of June 30, 2026:
•
on an actual basis;

•
on a pro forma basis after giving effect to the Series A Conversion described under “Series A Preferred Stock Conversion;” and

•
on a pro forma as adjusted basis to give effect to (i) the pro forma adjustment described above, (ii) the issuance and sale of an assumed 3,000,000 shares in this offering at an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and estimated offering expenses payable by us, and (iii) the issuance of 1,000,000 shares of common stock and payment of $2,000,000 for the License Agreement which are contingent on the completion of this offering.

The information discussed below is illustrative only, and our cash and cash equivalents and capitalization following the consummation of this offering will adjust based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, and other financial information contained in this prospectus.
	Actual	Pro Forma for the Series A Conversion	Pro Forma as Adjusted for the Series A Conversion and Offering
Cash	$79,771	$79,771	$10,679,771
Short-Term Debt	1,566,000	1,566,000	1,566,000
Stockholders’ Equity (Deficit):
Series A Preferred Stock, par value $0.01; 4,000,000 shares authorized; 876,000 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	8,760
Common Stock, par value $.01 par value; 20,000,000 shares authorized, 5,867,425 shares issued and outstanding, actual; 6,743,425 shares issued and outstanding, pro forma; 10,743,425 shares issued and outstanding, pro forma as adjusted	58,674	67,434	107,434
Additional paid-in-capital	5,088,648	5,088,648	22,648,648
Accumulated deficit	(7,429,933)	(7,429,933)	(7,429,933)
Total Stockholders’ Equity (Deficit)	$(2,273,850)	$(2,273,850)	$15,326,149
Total Capitalization	$(707,850)	$(707,850)	$16,892,149
A $0.50 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 250,000 shares offered by us at an assumed offering price of $5.00 per share would increase (decrease) each of additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $1.25 million, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The number of shares of our common stock to be outstanding after this offering, pro forma and pro forma as adjusted, in the table above is based on (i) 5,867,425 shares of our common stock outstanding as of June 30, 2026, (ii) the conversion of all outstanding shares of Series A Preferred Stock into 876,000 shares of common stock in connection with closing of the offering, (iii) 3,000,000 new shares of common stock issued in this offering, and (iv) the issuance of 1,000,000 shares of common stock for the License Agreement which is contingent on the completion of this offering. The number of shares of common stock that will be outstanding after this offering excludes: (i) up to 276,000 shares underlying warrants to be issued to the underwriter in connection with this offering, (ii) an assumed 450,000 shares subject to the underwriter overallotment, (iii) 70,000 shares of common stock issuable upon the conversion of the aggregate principal amount underlying outstanding convertible promissory notes, (iv) 450,643 shares of common stock reserved for issuance and 463,000 stock options issued and outstanding under the Encore Medical, Inc., 2018 Stock Incentive Plan, and (v) 542,080 shares of our common stock issuable upon the exercise of issued and outstanding warrants.
The information reflects the issuance of 1,000,000 shares of common stock and the payment of $2.0 million in cash upon the consummation of this offering pursuant to the License Agreement. The licensed technology acquired in exchange for such consideration has been recognized as an intangible asset. The value assigned to the shares issued is based on the assumed initial public offering price of $5.00 per share. The actual amount recorded upon completion of the offering will depend on the final initial public offering price.

SERIES A PREFERRED STOCK CONVERSION
Immediately prior to the closing of this offering, pursuant to letter agreements delivered to us as of December 31, 2025, holders our Series A Preferred Stock have agreed to convert all of their outstanding shares of Series A Preferred Stock into shares of our common stock (the “Series A Conversion”) at a conversion price equal to the initial public offering price per share of common stock, prior to deduction of underwriting discounts and commissions. As a result of the Series A Conversion, all rights, preferences, and privileges associated with the Series A Preferred Stock, including board representation rights, liquidation preferences, anti-dilution adjustments, and preemptive rights, will terminate in accordance with the terms of the Series A Preferred Stock. No additional consideration is required to effect the Series A Conversion. The Series A Conversion will occur on a one-time basis in connection with this offering and will be effective immediately prior to closing. The number of shares of common stock to be outstanding immediately after this offering gives effect to the Series A Conversion.

DILUTION
If you invest in this offering, your ownership interest will be diluted to the extent that the initial public offering price exceeds net tangible book value per share of our common stock immediately following this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share attributable to the existing shareholders for our presently outstanding common stock. Our net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding.
As of June 30, 2026, our historical net tangible book deficit was $(2,273,850), or $(0.39) per share of our common stock. Our historical net tangible book deficit is the amount of our total tangible assets less our total liabilities. Our historical net tangible book deficit per share represents historical net tangible book deficit divided by the aggregate number of shares of our common stock outstanding as of June 30, 2026.
Our pro forma net tangible book deficit as of June 30, 2026, was $(2,273,850), or $(0.34) per share. Pro forma net tangible book deficit per share represents total tangible assets, less total liabilities, divided by the total aggregate number of shares of our common stock outstanding as of June 30, 2026, after giving effect to the Series A Conversion, which will occur immediately prior to the completion of this offering, as if it had occurred as of June 30, 2026.
After giving further effect to the issuance and sale by us of an assumed 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the issuance of 1,000,000 shares of common stock and payment of $2,000,000 for the License Agreement which is contingent on the completion of this offering, our pro forma as adjusted net tangible book value as of June 30, 2026 would have been $8,326,150, or $0.77 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.11 per share and an immediate dilution in pro forma net tangible book value to new investors of $(4.23) per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of our common stock sold in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share	$5.00
Historical net tangible book value deficit per share as of June 30, 2026	$(0.33)
Increase in pro forma net tangible book value per share to existing investors	$1.10
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.77
Dilution per share to new investors in this offering	$(4.23)
The dilution information discussed above is illustrative only and may change based on the actual initial public offering price, the number of shares we sell, and other terms of this offering that will be determined at pricing.
If the underwriters exercise in full their option to purchase up to an assumed 450,000 additional shares of common stock, the pro forma as adjusted net tangible book value (deficit) per share of our common stock after this offering would be $0.94 per share, and the dilution per share to investors participating in this offering would be $(4.06) per share, assuming the assumed initial public offering price of $5.00 per share.
A $0.50 change in the assumed initial public offering price of $5.00 per share would change our pro forma as adjusted net tangible book value per share after the offering by $(0.14) and change the dilution to new investors in this offering by $0.14 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, as of June 30, 2026, on a pro forma as adjusted basis the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors acquiring our common stock in this offering at the assumed initial public offering price of $5.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders(1)	6,743,425	62.8%	$5,153,353	20.5%	$0.76
Shares issued for License Agreement(2)	1,000,000	9.3%	5,000,000	19.9%	$5.00
New investors	3,000,000	27.9%	$15,000,000	59.6%	$5.00
Total	10,743,425	100.0%	$25,153,353	100.0%	$2.34

(1)
Existing shareholders’ shares purchased, and total consideration includes 876,000 shares of common stock issuable upon conversion of 876,000 outstanding shares of Series A Preferred Stock in connection with the closing of the offering, which shares of Series A Preferred Stock were initially sold by us at a purchase price of $5.00 per share.

(2)
Upon the consummation of this offering, the Company is contractually obligated to issue 1,000,000 shares pursuant to the License Agreement. The total consideration paid for the licensed technology has been measured based on the estimated fair value of the common stock expected to be issued in this offering and accordingly is based on the assumed initial public offering price of $5.00 per share.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock from us. If the underwriters exercise their over-allotment option to purchase additional shares of common stock from us in full, the percentage of our common stock held by existing shareholders would be 60.2%, the percentage of our common stock issued for the Technology License Agreement would be 8.9% and the percentage of our common stock held by new investors would be 30.8%.
A $0.50 increase in the assumed initial public offering price of $5.00 per share would increase the total consideration paid by new investors by $1.5 million and increase the percent of total consideration paid by new investors from 59.6% to 60.8%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount. Similarly, a $0.50 decrease in the assumed initial public offering price of $5.00 per share would decrease the total consideration paid by new investors by $1.5 million and decrease the percent of total consideration paid by new investors from 59.6% to 58.3%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount.
The number of shares to be outstanding after this offering is based on (i) 5,867,425 shares of our common stock outstanding as of June 30, 2026 (ii) the conversion of all outstanding shares of Series A Preferred Stock into 876,000 shares of common stock in connection with closing of the offering, (iii) 3,000,000 new shares of common stock issued in the offering, and (iv) and the issuance of 1,000,000 shares of common stock for the License Agreement which is contingent on the completion of this offering. The number of shares of common stock that will be outstanding after this offering excludes: (i) up to 276,000 shares underlying warrants to be issued to the underwriter in connection with this offering; (ii) an assumed 450,000 shares subject to the underwriters’ overallotment option; (iii) 70,000 shares of common stock issuable upon the conversion of the aggregate principal amount underlying outstanding convertible promissory notes; (iv) 450,643 shares of common stock reserved for issuance and 463,000 stock options issued and outstanding under the Encore Medical, Inc., 2018 Stock Incentive Plan; and (v) 542,080 shares of our common stock issuable upon the exercise of issued and outstanding warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. See “Cautionary Note Regarding Forward-looking Statements” included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.
Overview
We develop, manufacture, and market septal occlusion products, which are small, implantable devices delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects. To date, our products have been implanted in approximately 35,000 patients outside the United States. See “Business — Marketing, Sales & Distribution.” Procedures are performed in a cardiac catheterization lab and reduce the need for open-heart surgery or a lifetime of drug therapy, which are currently the alternative methods of treating these defects.
We obtained CE Mark approval for our products, which is a prerequisite for the general sale of medical devices in the European Union and are currently marketing and selling septal occlusion devices for the closure of certain cardiac defects in countries outside the United States.
Currently, we do not have regulatory approval to sell products in the United States. However, we have completed significant steps required to obtain Class III market clearance for our patent foramen ovale (“PFO”) septal occlusion device through the FDA investigational device exemptions (“IDE”)/premarket approval (“PMA”) application process. Such FDA approval will allow us to market our products throughout the United States.
In June 2026, we entered into a License Agreement with GB Sciences to license a portfolio of issued patents, proprietary technology and related intellectual property that management believes may provide future opportunities for product diversification, technology expansion and potential scalability beyond a single product application. See “Business — Technology License Agreement.” Unlike technology associated with a single therapeutic product candidate, management believes portions of the licensed technology may have potential applicability across multiple healthcare, software, predictive analytics and therapeutic development opportunities. However, we have not determined whether any specific products, technologies or commercial initiatives will be pursued and we currently intend to devote substantially all of our operational resources to our structural heart device platform and ongoing clinical trials.
Components of our Results of Operations
Net sales
Substantially all of our sales are generated from the sale of medical devices. We recognize revenue and transfer control to the customer when shipment of the medical device occurs. Medical devices are sold primarily through a direct sales force and through distributors.
Cost of goods sold and gross profit
Cost of goods sold consists of materials, personnel and related expenses, primarily related to our production team. Additional costs include allocated overhead, which includes facilities expenses, equipment and depreciation. We expect the cost of goods sold to increase as we hire additional personnel in our production team to support our increasing manufacturing volume.
We calculate gross profit percent as gross profit divided by net sales. Our gross profit percentage has been and will continue to be affected by a variety of factors, primarily by our production team costs, the timing of hiring new production team members and training them to full productivity, the timing of our acquisition of new customers and pricing. Although, we expect our gross profit percentage to fluctuate from period to period, based upon the factors described above, we believe our gross profit percentage will increase over the long term as we leverage the increase in sales.
Operating expenses
Selling, general and administrative
Selling, general and administrative expenses consist of personnel and related expenses, related to selling and marketing, finance, information technology and human resources functions. Other expenses include sales commission, marketing initiatives, professional service fees (including legal, audit, accounting and tax fees), travel expenses, conferences, facilities expenses and other miscellaneous expenses.
We expect that our selling, general and administrative expenses will increase in the future as a result of expanding our operations, including hiring personnel, to both drive and support anticipated growth as well as various incremental costs associated with operating as a public company. We expect that our costs will increase related to legal, audit, accounting fees, consulting fees, regulatory and tax-related services associated with maintaining compliance with stock exchange listing and SEC requirements, director and officer insurance costs, investor and public relations costs and other expenses that we did not incur as a private company. However, we expect selling, general and administrative expenses to decrease as a percentage of revenue primarily as, and to the extent, our revenue grows.
Stock compensation expense
Stock compensation expense is related to stock options issued under the 2018 Encore Medical, Inc. Equity Stock Incentive Plan. We record compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton option pricing model. The estimated grant date fair value is expensed over the requisite grant’s service period.
Clinical trial expense
Clinical trial expenses relate to the initial costs of our clinical trial. Our clinical trial expenses have been limited due to the Company’s limited available funds. We expect clinical trial expenses to increase significantly after the Company completes this offering.
Regulatory expense
Regulatory expenses are incurred to meet numerous regulatory requirements in the numerous countries in which we sell our products. We expect our regulatory expenses to increase as we expand into additional countries.
Interest expense
Interest expense consists of interest expense on our short-term debt and the Loan Agreement with Merit Medical Systems, Inc.
Provision for income taxes
Provision for income taxes consists of income tax expense related to U.S. federal, state and foreign jurisdictions. To date, we have not recorded any income tax expense. We have net deferred tax assets for U.S. federal income taxes for which we provide a full valuation allowance. Due to our history of net operating losses since inception, we expect to maintain a full valuation allowance in the foreseeable future due to uncertainties regarding our ability to realize these assets.

Results of Operations
Comparison of Years Ended December 31, 2025 and 2024
The following table summarizes our results of operations for the years ended December 31, 2025 and 2024:
	For the Year Ended December 31,
	2025	2024
Net Sales	$2,585,858	$2,134,528
Cost of goods sold	1,548,302	1,361,077
Gross profit	1,037,556	773,451
Operating expenses
Selling, general and administrative	1,670,330	1,555,653
Stock compensation expense	16,375	696,101
Clinical trial expense	79,560	142,672
Regulatory expense	100,440	145,297
Total operating expenses	1,866,705	2,539,723
Operating loss	(829,149)	(1,766,272)
Non-operating expense
Interest expense	98,939	79,679
Total non-operating expense	98,939	79,679
Net loss before income taxes	(928,088)	(1,845,951)
Income taxes	—	—
Net Loss	$(928,088)	$(1,845,951)
Revenue:
Net sales for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024, increased $451,330 or 21.1%, to $2,585,858, compared to $2,134,528. This increase was primarily driven by an increase in sales and marketing efforts, the addition of new markets outside the U.S. and a large $802,800 sale in the fourth quarter of 2025.
Cost of Goods Sold:
Cost of goods sold increased $187,225, or 13.8%, to $1,548,302 for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024, with the increase resulting primarily from the increase in sales.
Gross Profit:
Gross profit increased to $1,037,556 during the fiscal year ended December 31, 2025, compared to $773,451 during the fiscal year ended December 31, 2024. Gross profit percentage was 40.1% for the fiscal year ended December 31, 2025, and 36.2% for the fiscal year ending December 31, 2024. The increase in gross profit in 2025 is a result of a large $802,800 sale in the fourth quarter that improved productivity during the fourth quarter of 2025.
Selling, General and Administrative Expenses:
Selling, general, and administrative expenses increased $114,677, or 7.4%, to $1,670,330 for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024. Selling, general, and administrative expenses increased due to increased sales in 2025. Selling, general and administrative expenses in 2024 were impacted by a $475,538 write-off classified as a bad debt expense related to our affiliate and production arrangement with them.
Stock Compensation Expense:
Stock compensation expense decreased $679,726, to $16,375 for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024. Stock compensation expense decreased due to most options becoming fully vested as of December 31, 2024. No stock options were granted in 2025.
Clinical Trial Expense:
Clinical trial expenses decreased $63,112, or 44.2%, to $79,560 for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024. Clinical trial expenses decreased due to a lack of resources to fund the clinical trial.
Regulatory Expense:
Regulatory expenses decreased $44,857, or 30.9%, to $100,440 for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024. Regulatory expenses decreased due to timing of regulatory requirements.
Results of Operations
Comparison of Six Months Ended June 30, 2026 and 2025
The following table summarizes our results of operations for the six months ended June 30, 2026 and 2025:
	For the Six Months Ended June 30,
	2026	2025
	(unaudited)	(unaudited)
Net Sales	$557,395	$1,010,092
Cost of goods sold	499,799	602,083
Gross profit	57,596	408,008
Operating expenses
Selling, general and administrative	479,416	538,533
Stock compensation expense	6,823	8,188
Clinical trial expense	30,019	56,669
Regulatory expense	33,261	4,964
Total operating expenses	549,519	608,353
Operating loss	(491,923)	(200,345)
Non-operating expense
Interest expense	119,042	40,405
Total non-operating expense	119,042	40,405
Net loss before income taxes	(610,965)	(240,750)
Income taxes	—	—
Net Loss	$(610,965)	(240,750)
Revenue:
Net sales for the six months ended June 30, 2026, compared to the six months ended June 30, 2025, decreased $452,697 or 44.8%, to $557,395 compared to $1,010,092. This decrease was driven by our focus on IPO fundraising activities and limited cash resources to fulfill orders, which were approximately $1.03 million at June 30, 2026.

Cost of Goods Sold:
Cost of goods sold decreased $102,284, or 17.0%, to $499,799 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025, due to decreased sales.
Gross Profit:
Gross profit decreased $350,412 during the six months ended June 30, 2026, compared to the six months ended June 30, 2025. Gross profit percentage was 10.3% for the six months ended June 30, 2026, down from 40.4% for the six months ending June 30, 2025. The decrease in gross profit in 2026 is largely a result of decreased sales.
Selling, General and Administrative Expenses:
Selling, general and administrative expenses decreased $59,117 or 11.0% for the six months ended June 30, 2026, compared to the six months ended June 30, 2025.
Stock Compensation Expense:
Stock compensation expense was $6,823 for the six months ended June 30, 2026 and $8,188 for the six months ended June 30, 2025.
Clinical Trial Expense:
Clinical trial expenses decreased $26,650, or 47.0%, to $30,019 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025. Clinical trial expenses decreased due to the timing of clinical trial expenses.
Regulatory Expense:
Regulatory expense increased $28,297, to $33,261 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025. Regulatory expenses increased due to the timing of regulatory expenses.

Cash Flows
For the Years Ended December 31, 2025 and 2024
The following table summarizes our cash flows for the periods presented:
	For the Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(928,088)	$(1,845,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,187	6,157
Amortization of debt discount	9,717	4,375
Stock based compensation	16,375	696,101
Non-cash lease expense	1,671	4,935
Accounts receivable	(234,713)	(349,472)
Accounts receivable – related party	(687,933)	381,727
Inventory	122,775	92,562
Prepaid expenses and other current assets	(144,531)	(15,521)
Accounts payable	595,976	328,971
Accrued interest	89,222	75,738
Accrued expenses	485,269	158,108
Net Cash Used in Operating Activities	(668,073)	(462,270)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(500)	—
Net Cash Used in Investing Activities	(500)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term debt	516,000	—
Proceeds from sale of common stock	—	403,826
Net Cash Provided by Financing Activities	516,000	403,826
	For the Year Ended December 31,
	2025	2024
Net Decrease in Cash	(152,573)	(58,444)
Cash at Beginning of Period	246,829	305,272
Cash at End of Period	$94,256	$246,828
Net cash used in operating activities was $668,073 and $462,270 for the fiscal years ended December 31, 2025, and 2024, respectively. Cash used in operating activities increased in 2025 primarily because of increases in accounts receivables — related parties and prepaid expenses and other assets. In 2023, the Company began manufacturing its own product, resulting in a significant increase in inventory and a decrease in available cash.
Net cash used in investing activities was $500 and $0 for the fiscal years ended December 31, 2025, and 2024, respectively. Cash used in investing activities in 2025 period was used to purchase furniture.
Net cash provided by financing activities was $516,000 and $403,826 for the fiscal years ended December 31, 2025, and 2024, respectively. The cash provided by financing activities for the fiscal year ended December 31, 2025, was due to short term borrowing. The cash provided by financing activities for the fiscal year ended December 31, 2024, was due to the sale of common stock.

Cash Flows
For the Six Months Ended June 30, 2026 and 2025
The following table summarizes our cash flows for the periods presented:
	For the Six Months Ended June 30
	2026	2025
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(610,965)	$(240,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,104	3,083
Amortization of debt discount	55,283	—
Stock based compensation	6,823	8,188
Non-cash lease expense	(432)	1,246
Accounts receivable	339,517	(123,638)
Accounts receivable – related party	27,878	—
Inventory	(15,016)	(21,733)
Prepaid expenses and other current assets	(36,829)	21,203
Accounts payable	92,150	(41,979)
Accounts payable related party	—	15,305
Accrued interest	63,525	40,199
Accrued Expenses	60,477	25,910
Net Cash Used in Operating Activities	(14,485)	(312,966)
CASH FLOWS FROM INVESTING ACTIVITIES Purchases of property and equipment	—	(500)
Net Cash Used in Investing Activities	—	(500)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term debt	—	115,000
Net Cash Provided by Financing Activities	—	115,000
Net Decrease in Cash	(14,485)	(198,466)
Cash at Beginning of Period	94,256	246,829
Cash at End of Period	$79,771	$48,363
Net cash used in operating activities was ($14,485) and $(312,966) for the six months ended June 30, 2026, and 2025, respectively. Cash used in operating activities for the six months ended June 30, 2026 decreased primarily because of the net loss which was offset by changes in accounts receivable, accounts payable, accrued interest and accrued expenses. Cash used in operating activities for the six months ended June 30, 2025 decreased primarily because of the net loss and changes in accounts receivable.
We did not have any cash flows from investing activities and financing activities for the six months ended June 30, 2026 and 2025. In the six months ended June 30, 2025 our investing activities were $500 for the purchased of equipment and our financing activities was obtaining $115,000 of additional short term debt.
Short-Term Debt
As of June 30, 2026, the Company’s short-term debt consisted of a $50,000 unsecured promissory note with a board member, Chris Turnbull. The note, which was amended and restated on November 24, 2025, bears interest at 10.0% and matures on December 31, 2026, which date the parties may mutually elect to extend for an additional 6 months.

In November and December 2025, the Company obtained additional funds in the form of unsecured promissory notes in the aggregate principal amount of $300,000 from a non-affiliated third party and from the Company’s Chief Executive Officer, Joseph Marino. These notes also bear interest at 10.0% and mature on December 31, 2026, on which dates the parties may mutually elect to extend for an additional 6 months. All of the unsecured promissory notes were for working capital, include an origination fee of 20.0% and are convertible into shares of common stock of the Company at a conversion price of $5.00 per share at the option of the holder upon written notice at any time prior to repayment. (See “Related-Party Transactions”).
On May 15, 2025, the Company entered into an unsecured line of credit with Cardia, Inc. (“Cardia”), a related party, which was subsequently amended on October 1, 2025, which provides for a maximum principal amount of $250,000. As of June 30, 2026, we had an outstanding balance of $216,000 under the line of credit. The line of credit bears interest at 6.0%, matures on May 14, 2027, and can be renewed for additional terms by mutual agreement of both parties.
Merit Financing Agreement
On November 6, 2023, the Company entered into a Loan Agreement (the “Loan Agreement”) with Merit Medical Systems, Inc. (“Merit”) under which Merit loaned the Company $1,000,000 (the “Loan”). The Company is subject to customary covenants under the Loan Agreement, including covenants relating to the delivery of periodic financial statements, notices with respect to defaults and other material events, compliance with applicable law, and limitations on debt, liens, and certain dispositions. Interest accrues on the principal amount of the Loan at the rate of 7.0% per annum. The loan matures on November 6, 2026, at which time all principal and interest will be due and payable. The Company’s obligations under the Loan are evidenced by a promissory note and are secured by a security interest in the assets of the Company.
The Company entered into a Right of First Offer Agreement in connection with the Loan under which the Company agreed to provide Merit with an offer notice relating to any bona fide intention to offer new securities to third parties and afford Merit the opportunity to purchase or otherwise acquire, at the price and on the terms specified in the offer notice, all or any portion of such new securities. Merit’s right of first offer remains in effect until two years after the repayment in full of the Loan, or November 6, 2028. Merit has waived its right of first offer with respect to the shares being sold in this offering.
Liquidity and Capital Resources
We have commenced this offering primarily to finance our U.S. clinical trials for the stroke and migraine indications, and for working capital purposes. To date, we have primarily funded our operations with cash flow from the sale of our products outside of the U.S. and proceeds from sales of our Series A Preferred Stock and common stock and borrowings under short-term promissory notes and long-term loans. We have incurred ongoing losses and negative cash flows from operations, including a net loss of $(610,965) for the six months ended June 30, 2026. As of June 30, 2026, we had an accumulated deficit of approximately $(7.4) million and negative shareholders’ equity of $(2,273,850). Clinical trial expenses are not significant due to limited resources to fund the clinical trial, which is one of the primary reasons for completing this offering. We expect to incur losses in future periods as we continue to increase our expenses to complete our clinical trials and incur expenses associated with being a public company.
As of June 30, 2026, we had cash of $79,771, accounts receivable of $244,668, accounts receivable — related party of $660,055, inventory of $265,839, and prepaid expenses of $221,925. As of June 30, 2026, current assets amounted to $1,472,257, and current liabilities were $3,846,347, resulting in a working capital deficit of $(2,374,090) (working capital defined as current assets minus current liabilities). Our working capital as of June 30, 2026 on a pro forma basis would be a surplus of approximately $10.6 million, after giving effect to the issuance of shares of common stock by us in this offering and the receipt of approximately $12.6 million in net proceeds from the sale of such shares, after deducting underwriting discounts and commissions, estimated offering expenses payable by us, and the $2,000,000 cash payment for the License Agreement.
Following this offering, we intend to fund our operational cash requirements with net proceeds from the sale of our common stock in this offering, supplemented by cash flows from our operating activities.

We believe that our capital resources following this offering will be sufficient to support our operations for at least the next twelve months. We have based this estimate on our current assumptions, which may prove to be wrong, and we may exhaust our available capital resources sooner than we expect. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing.
We currently do not have any committed sources of additional capital. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of our expenses could vary materially as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our revenue could prove to be less and our expenses higher than we currently anticipate. Management does not know whether additional financing will be available and on terms favorable or acceptable to us when needed. If we are unable to generate sufficient cash flow to fund our operations and adequate additional funds are not available when required, management may need to curtail expenses or sales and marketing efforts, which would adversely affect our business prospects, or we may be unable to continue operations.
If we raise additional funds by issuing equity securities, our shareholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders.
Backlog
As of June 30, 2026, our order backlog was approximately $1,033,000, The backlog is primarily attributable to recent demand for our device and a slow down in shipments during the six months ended June 30, 2026 due to the Company’s focus on raising capital.
We define backlog as firm customer orders that have not yet been shipped and revenue has not yet been recognized. All of the June 30, 2026 backlog is expected to be recognized as revenue during fiscal 2026. While backlog is an indicator of future revenue, it may not be indicative of actual future operating results because customers may modify, delay, or cancel orders, subject to contractual terms.
Management believes the current backlog provides visibility into near-term revenue; however, the timing of revenue recognition may vary depending on project schedules, customer requirements, supply chain conditions, and other factors.
Backlog represents the value of open customer purchase orders that have not yet been shipped and revenue has not yet been recognized. Because customer purchase orders are generally filled within approximately three months and may be cancellable, backlog is an operating metric and should not be viewed as the Company’s remaining performance obligations under ASC 606.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in the financial market process and rates. Our market risk exposure is primarily the result of foreign currency exchange rates and their impact on our business conducted in foreign markets.
Our reporting currency is the U.S. dollar. Gains or losses due to transactions in foreign currencies are reflected in the consolidated statement of operations under the line-item other income (expense), net. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.
Critical Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant accounting policies are fully described in the footnotes to our audited financial statements, we believe that the following accounting policies and estimates are critical to our business operations and understanding of our financial results.
Revenue Recognition
The Company determines revenue recognition through the following steps:
•
Identification of the contract or contracts with a customer

•
Identification of performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when or as the Company satisfies the performance obligations

Revenue is generated from the sale of medical devices. The Company recognizes revenue and transfers control to the customer when shipment of the device occurs. Shipping and handling activities are considered activities to fulfill the promise to transfer the products.
Products are sold primarily through a direct sales force and through distributors. Terms of sale are generally consistent for both end-users and distributors, except that payment terms are generally net 30 days for end-users and net 60 days for distributors, with some exceptions. The Company does not maintain any post-shipping obligations to customers; no installation, calibration or testing of products is performed subsequent to shipping in order to render products operational. The Company expects to be entitled to the total consideration for the products ordered as product pricing is fixed, and there are no adjustments for a significant financing component as payment terms fall within one year. The Company excludes taxes assessed by governmental authorities on revenue-producing transactions from the measurement of the transaction price.
Costs associated with product sales include commission expenses. There are no royalty expenses. As revenue from product sales is recognized at a point in time, commission expenses are recognized as incurred. Commissions expenses are included in selling, general and administrative expenses in the statements of operations.
Material Customer Concentration
We have no long-term supply agreements with any customers. We supply goods based on our customers’ orders. We derive a substantial portion of our revenues currently from a limited number of customers. As of December 31, 2025, the Company had two customers that exceeded 10% of the accounts receivable balance. These customers individually had 43.8% (Innova HTS, S.r.l.), and 31.6% (Correct Medical, GmbH) of total accounts receivable at December 31, 2025. As of June 30, 2026 the Company had three customers that exceeded 10% of the accounts receivable balance. These customers individually had 41.1% (Innova HTS s.r.l), 39.5% (Endomedical S.R.L.) and 10.2% (Cordibus sa de cv) of total accounts receivable as of June 30, 2026. These customers periodically maintain sizeable outstanding balances with us. While we have not experienced significant collection issues with these customers, our reliance on a limited number of customers could expose us to risks, including delays in payments or loss of a major customer, any of which could have a material adverse effect on our business, financial condition, and results of operations.
As of June 30, 2026, our total accounts receivable decreased by 58.1% (or $339,517) compared to December 31, 2025, primarily due to receivable collections. While these receivables represent a significant portion of our total assets, management monitors collections closely and believes these amounts are collectible in the ordinary course of business. Other components of our financial condition, including inventories and cash flows from operations, have remained consistent with our expectations based on operational plans, ongoing investment in clinical development and commercialization activities and our focus on our initial public offering.

We continue to actively monitor our liquidity and capital requirements to ensure sufficient resources to support operations, strategic initiatives, including our planned FDA clinical trials, and future plans.
Inventories
Inventories include raw materials, work in process and finished goods and are stated at the lower cost (first-in, first-out method) or net realizable value. The Company’s industry is characterized by rapid product development and frequent new product introductions. Uncertain timing of regulatory approvals, variability in product launch strategies and variation in product sales all impact inventory reserves for excess, obsolete and expired products. An increase to inventory reserves results in a corresponding increase in cost of goods sold in the statement of operations. Inventories are written off against the reserve when they are physically disposed.
Income Taxes
The Company accounts for income taxes using the asset and liability method, as required by the accounting standard for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases along with operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities from a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
The Company’s estimate of the valuation allowance for deferred income tax assets requires significant estimates and judgments about future operating results. Deferred income tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more-likely-than-not that a deferred income tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred income tax assets on an annual basis to determine if valuation allowances are required by considering all available evidence. Deferred income tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred income tax assets are future taxable income, future reversals of existing taxable temporary differences, taxable income in prior carryforward years and tax planning strategies that are both prudent and feasible. In evaluating the need for a valuation allowance, the existence of cumulative losses since inception is significant objectively-verifiable negative evidence that must be overcome by objectively-verifiable positive evidence to avoid the need for a valuation allowance. The Company’s valuation allowance offsets all net deferred income tax assets as it is more-likely-than-not that the benefit of the deferred income tax assets will not be recognized in future periods. The Company has not reclassified income tax effects of the Tax Cuts and Jobs Act within accumulated other comprehensive (loss) income to accumulated deficit due to its full valuation allowance.
The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for an uncertain tax position is necessary.
Stock-Based Compensation
The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton (“BSM”) option-pricing model. The estimated grant date fair value is expensed over the requisite grant’s service period as stock-based compensation expense. The Company uses historical data from comparable medical device companies, among other factors, to estimate the expected price volatility. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. The Company accounts for forfeitures as they occur.

Accounting Standards and Recent Accounting Pronouncements
See Note 2 (Summary of Significant Accounting Policies) to our audited financial statements for a discussion of recent accounting pronouncements.
Emerging Growth Company Status
Pursuant to the JOBS Act, a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are an emerging growth company and have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.
Certain Relationships and Related Party Transactions
During the year ended December 31, 2025, we engaged in transactions with entities affiliated with certain of our directors and executive officers and received short-term loans from an independent director and our CEO, who is also a director. These transactions are described in “Note 11 — Related-Party Transactions” and “Note 7 — Debt” to our audited financial statements and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Short-Term Debt” included elsewhere in this prospectus.
The following is a description of each relationship and each transaction or currently proposed transaction since January 1, 2022 in which we have been or are to be a participant, the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest:
The Company and Cardia, have entered into and maintain a contract manufacturing agreement which expires on December 31, 2026 and may be renewed by mutual agreement of the parties. This agreement facilitates the transition and separation of the two companies as a result of the Spin Out (as defined herein) of the Company from its former parent company, Cardia (see “Business; Overview”) and reflects Cardia’s transfer of its manufacturing facilities and authorities to the Company. Due to the complexities and timing of the required regulatory approval transfers and government regulations, the agreement provides for the Company to continue to manufacture Cardia’s Left Atrial Appendage product family and delivery system until Cardia recreates a manufacturing facility and approvals in its own name. The agreement further provides for Cardia to continue to sell certain of the Company’s products to fulfill existing supply contracts in Cardia’s name through their expiration while both companies pursue and complete a comprehensive separation. Under this agreement, the Company manufactures and sells Cardia’s LAA product to Cardia at an agreed-upon contract transfer price, in quantities as may be requested by Cardia from time to time; and Cardia purchases and sells the Company’s ASD product through remaining supply contracts at an agreed-upon contract transfer price. Either party may terminate the agreement with 30 days’ notice, with or without cause. For more information, see Note 11. “Related Party Transactions” to our audited financial statements included elsewhere in this prospectus. As a result of the Spin Out (see “Business; Overview”), several of our officers, directors, and employees have previously been employed by Cardia and are temporarily employed by and/or serve as directors of both companies during the transition. In particular, Mr. Turnbull continues to be a director of Cardia, and Mr. Marino continues to be a director and the acting CEO of Cardia, and Mr. Buonomo continues to serve as an officer of Cardia.
On May 15, 2025 and amended on October 1, 2025, the Company obtained an unsecured $250,000 line of credit with Cardia. At June 30, 2026, $216,000 was drawn against the line of credit. The line of credit bears interest at 6% and matures on May 14, 2027 and can be renewed for additional terms by mutual agreement of both parties.

On October 11, 2023 the Company entered into a $50,000 unsecured convertible promissory note with a board member, Chris Turnbull. The note, which was amended and restated on November 24, 2025, bears interest at 10% and matures on December 31, 2026, on which date the parties may mutually elect to extend for an additional 6 months.
On November 24, 2025, the Company entered into a $200,000 unsecured convertible promissory note with the Company’s Chief Executive Officer, Joseph Marino. The note bears interest at 10% and matures on December 31, 2026, on which date that the parties may mutually elect to extend for an additional 6 months.
These related party unsecured convertible promissory notes and line of credit were for working capital needs. The promissory notes include an origination fee of 20% and are convertible into shares of common stock of the Company at a conversion price of $5.00 per share at the option of the holder upon written notice at any time prior to repayment. All related-party transactions were entered into on terms that management believes were no less favorable to us than those that could have been obtained from unaffiliated third parties under similar circumstances.
Related-Party Receivable
As of June 30, 2026, we had a related-party receivable of $660,055 due from Cardia. This receivable primarily reflects amounts owed to us in respect of products manufactured by us and sold through Cardia to an existing international customer pursuant to a legacy commercial arrangement that pre-dated our separation. This legacy commercial arrangement consists of a product supply contract awarded to Cardia in 2018 by the Ministry of Health of the Republic of Iraq for supply of the company’s ASD products, which are now owned by Encore pursuant to the separation of Cardia and Encore in 2020. Under this contract, Cardia is obligated to ship product in various amounts based on orders placed by the Ministry of Health from time to time until the total amount of product specified in the agreement has been ordered and shipped, at which time the contract expires. The Ministry of Health of the Republic of Iraq is obligated to make timely payments of invoices within 90 days. The contract further provides rights for termination if Cardia does not fulfil its obligation to ship product or if the Ministry of Health does not fulfil its obligation to pay invoices. To date, $572,854 has been paid by the Ministry of Health of the Republic of Iraq under the terms of this contract. The Contract Services and Manufacturing Agreement (CSMA) between Cardia and Encore provides for Cardia’s continued sales of our ASD products under the Iraq product supply contract until the contract has expired. Additionally, this receivable is pursuant to a shipment of Encore products made under the CSMA by Cardia on December 23, 2025, to the Ministry of Health of the Republic of Iraq under its supply contract with the Republic of Iraq dated 2018, which is still in effect. On January 28, 2026, Cardia received the final order under this contract, which is expected to be shipped within the next 180 days. As of July 31, 2026 this order has not yet shipped.
Due to regulatory, licensing and customer relationship considerations, including local regulatory approvals and contractual constraints, the customer relationship in Iraq continues to be maintained by Cardia, Inc. during the transition period. Cardia is contractually obligated to remit to us amounts corresponding to the sale of our products under agreed commercial terms.
Our working capital includes a related-party receivable from Cardia arising from transitional commercial arrangements. While we expect the receivable to be collected in the ordinary course of business, the timing of collections may vary based on customer payment cycles and regulatory or geopolitical factors affecting certain markets. Management monitors the receivable closely as part of its liquidity planning. See Business — “Related-Party Receivable.”
Director and Officer Insurance
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. We may also enter into indemnification agreements with our directors and officers, which would include, among other things, the right to have expenses advanced in connection with indemnifiable proceedings.

BUSINESS
Overview
We develop, manufacture, and market septal occlusion devices for the repair of certain cardiac defects. To date, our products have been implanted in approximately 35,000 patients outside the United States.
Encore Medical, Inc. (“Encore” or the “Company”) was formed in 2017 as a wholly owned subsidiary of Cardia, Inc. (“Cardia”) and operated Cardia’s septal occlusion business until October 1, 2020, when it was spun off in a tax-free distribution to Cardia’s shareholders under Section 355 of the Internal Revenue Code of 1986, as amended (the “Spin Out”).
As part of the Spin Out, Encore received and now wholly owns the assets of Cardia’s septal occlusion business, including the complete PFO and ASD product portfolios, associated patents, regulatory approvals, revenue streams, manufacturing operations, related R&D projects, proprietary knowledge, and supporting infrastructure. Cardia had previously obtained ISO certification and held intellectual property and regulatory approvals for these products. As part of the separation, these rights, certifications, and approvals were either transferred to Encore or separately obtained by Encore, such that Encore now independently owns the relevant intellectual property and maintains its own ISO and regulatory approvals.
Encore continues to build on this legacy as an independent company focused on the further development, commercialization, and global expansion of its septal occlusion devices.
Our Products
Septal occlusion devices are small, implantable devices that are positioned and delivered through a catheter inserted into a major blood vessel (typically via femoral venous access) to repair certain cardiac defects in both adults and children. These closure devices are capable of providing an effective, nonsurgical method of correcting a variety of cardiac defects. Our primary closure device is designed to correct a cardiac defect, generally diagnosed in adulthood, known as a patent foramen ovale (“PFO”). The PFO defect is an abnormal passage or flap-like hole between the atrial chambers of the heart that can enable embolic material (clots) to travel from the right to left chambers and potentially cause a stroke. We also currently market and sell septal occlusion devices for the transcatheter closure of atrial septal defects (ASD). The ASD defect is an opening in the atrial septum that divides the right and left atria. This defect can be corrected in both children and adults but is predominantly corrected during childhood.
Examples of our products for treating PFO are depicted below.
Key design features of the Company’s products include:
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Double-disc architecture:   Each of our devices typically has two opposing discs connected by a central bridge or waist. This configuration allows the device to span and seal the septal defect by opposing tissue on both sides of the opening.

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Implantable fabric covering:   The discs are covered with a biocompatible fabric that promotes occlusion of blood flow and eventual tissue ingrowth around the implant.

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Retrievability and repositionability:   Our products are engineered to be fully retrievable or repositionable before final release, giving physicians the ability to adjust placement if initial positioning is suboptimal.

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Low profile and tailored sizing:   Our devices are offered in a range of sizes to match varied patient anatomies and defect diameters, and the low profile is intended to minimize trauma during delivery.

The procedure for implantation of these devices is performed in a cardiac catheterization lab and is intended to reduce the need for open heart surgery or a lifetime of drug therapy, which previously were the traditional methods of treating these defects. The procedure can generally be accomplished in approximately 30 minutes, and patients typically go home the same day or the next morning. In addition to sparing patients the pain and long hospital stays that are typically associated with open heart surgery, septal occlusion devices offer significant cost savings, such as a lifetime of blood-thinning drugs/medication, or the costs of treating possible recurrent strokes. The cost of open-heart surgery can be up to 3 times the cost of percutaneous closure of the PFO or ASD defects. Additionally, the cost of a lifetime of blood thinners can be up to 8 times higher for a patient, not including the cost of possible bleeding complications, drug interactions, and the need for additional specialist care.
The actual costs for reimbursement for open heart surgery, as compared to percutaneous closure of septal defects, are in the range of approximately $40,000 to $90,000 for total reimbursement to the facility and providers combined. Transcatheter closure reimbursements range from $30,000 to $60,000, and typically, an overnight hospital stay is not required. Heart surgery can also require ongoing medication that could exceed $200,000 over a person’s lifetime. Other costs that can make heart surgery more expensive include hospitalizations relating to bleeding complications, drug interactions, and additional specialist care.
We currently sell and market septal occlusion devices for the closure of cardiac defects in countries outside of the United States. We believe the potential market for our PFO closure devices is significantly larger than the market for our other closure devices. Sales of our PFO devices account for approximately 62% of our current revenue. The overall market for ASD closure is smaller than that for PFO closure and currently accounts for approximately 35% of our revenue. We expect to continue devoting significant attention to the ongoing manufacturing, sales, marketing and regulatory approvals of our PFO closure devices.
On April 7, 2023, the Company received an Investigational Device Exemption (IDE) from the U.S. FDA and commenced enrolling its first patient on July 24, 2023, in our PerFOrm clinical trial; however, we require additional funds to accelerate this trial in an effort to gain FDA clearance and sell these devices in the U.S. Our FDA approved US clinical trial requires a total enrollment of 500 patients randomized on a 1:1 basis: 250 implanted with our device (the device group) and 250 implanted with existing market approved devices (the control group). The trial requires patient follow-up of six months. The trial endpoints are (1) efficacy as measured by PFO defect closure at 6-month follow-up, and (2) safety as measured by adverse events occurring during the 6-month trial follow-up period. Currently the trial has enrolled 13 patients and continues to enroll patients as appropriate. No clinical complications and no adverse events have been reported to the Company. Furthermore, the Company has retained and is working in partnership with a local contract research organization (CRO) to assist with day-to-day execution of the PerForm trial, comprehensive support, statistical analysis, and FDA communication. Following full enrollment and patient follow-up, which is expected to take approximately 18 – 24 months to complete, we must then submit our PMA application to the FDA for final approval.
We also market and sell delivery systems for use in conjunction with our septal occlusion devices. These systems are used specifically to deploy our septal occlusion devices during the catheterization procedure. These systems include a variety of components we manufacture in the U.S. including delivery sheaths, dilators, loading devices, delivery forceps and other components required for use in the delivery procedure. These delivery systems are manufactured in a variety of sizes to accommodate different occluder sizes.
Estimated Market Potential
Cryptogenic Stroke
Our primary focus is on the PFO closure market. While there is no current consensus on the size of the adult closure market, it is reported that a PFO defect occurs in approximately 25% of the adult population.

Most people who have a PFO defect suffer no symptoms and therefore require no treatment. However, a significant number of individuals experience a cryptogenic stroke (a stroke of undetermined origin) which in turn may lead to the discovery and implication of a PFO defect. Approximately 50% of patients who suffer a cryptogenic stroke are subsequently found to have a PFO defect. If the defect is not closed, these individuals may be subject to repeated strokes that may lead to disability or death. We estimate that approximately 250,000 cases per year worldwide require immediate closure of PFO due to cryptogenic stroke. Our PFO devices sell outside the United States for retail prices ranging from $2,000 to $4,000 each. In the United States, the average retail price is approximately $11,000.
Our PFO device and other products require FDA approval to be marketed in the United States. See “Risk Factors — Risks related to Regulation” and “Business — Government Regulation.” Several U.S. FDA clinical trials have been conducted by our competitors to prove the causal relationship between the PFO defect and cryptogenic stroke. On October 28, 2016, St. Jude Medical (now Abbott) was awarded FDA approval to begin marketing its PFO products in the United States. Subsequently, two additional separate long-term PFO trials conducted by W.L. Gore and the French Ministry of Health were both completed with favorable results. We believe the results from these trials will have a significant positive impact on the prospects and market potential for our PFO products. We believe the market for our products is still in its infancy as medical reimbursement in the U.S. was established in late 2019, just prior to the COVID-19 pandemic, which curtailed elective medical procedures.
Both the Abbott and Occlutech PFO occluder devices share a similar fundamental design as self-expanding, double-disc nitinol mesh implants with a central waist and fabric intended to facilitate tissue ingrowth for PFO closure. In contrast, the Encore PFO device offers several distinct advantages. Its soft, conforming design allows the device to sit naturally against the septum, improving anatomical integration. The device’s low metal content also makes future septal punctures significantly easier if needed for left-atrial procedures.
Patent Foramen Ovale closure procedures in the United States are typically reimbursed under specific Current Procedural Terminology (CPT) and ICD-10 codes, depending on the nature of the treatment and associated conditions. The primary CPT code used for transcatheter closure of a PFO is 93580 (“Percutaneous transcatheter closure of congenital interatrial communication”). (See “Business — Third-Party Reimbursement”).
Encore’s PFO IDE trial — known as the PerFOrm Trial (NCT05537753, IDE G220115) has received CMS Category B IDE coverage approval in April 2023. This means providers can be reimbursed for routine costs (e.g., imaging, office visits, applicable CPT procedures) associated with the trial, provided CMS or a Medicare Administrative Contractor (MAC) issues a Local Coverage Determination (LCD) that includes G220115.
Migraine Headache
In medical literature developed over the past decade, the PFO defect has also been associated with migraine headaches. Studies have shown that migraine sufferers have almost twice the rate of PFO occurrence than the general population. Published retrospective studies have further shown that large numbers of patients who routinely suffered from migraine before their PFO closure for stroke, have reported elimination or significant reduction in frequency or severity of their migraine headaches following PFO closure.
The U.S. FDA considers PFO closure for treatment of migraine headache to be a separate indication from PFO closure for stroke prevention and therefore requires a separate FDA clinical trial proving safety and efficacy. Currently, we are involved in conducting a clinical study outside the U.S. utilizing our PFO device to demonstrate its clinical effectiveness in eliminating or reducing migraine headaches in a specified target patient population. This study, “The Prevention of PFO associated Migraines using Mechanical PFO Closure Devices or Antiplatelet Therapy” is currently underway in Europe. This study seeks to document the effects of PFO closure specifically on patients who are responsive to antiplatelet therapy and, as such, has no predefined endpoints or patient enrollment goals. Participants in this study must be adults evaluated by a neurologist and diagnosed with migraine, must have at least a 3-month history of 15 or more migraine days per month and must have previously failed at least two preventative medications. A right-to-left shunt via a PFO defect must be documented by currently accepted diagnostic methodologies. This study received institutional IRB approval and commenced on April 11, 2025 and the first patient was enrolled on May 5, 2025. Currently, this study has three patients enrolled and is continuing to enroll as appropriate. To date, no adverse events or clinical complications have been reported in the study. The design of this study is primarily based on the trial design we believe will be required by the U.S. FDA. Upon the successful conclusion of this study, we intend to apply for U.S. FDA IDE approval to conduct a U.S. clinical trial to gain approval to market our PFO device in the United States for the treatment of migraine headaches. The Encore device used for treating cryptogenic stroke is the same device used for treating PFO-related migraines.
Over 45 million people in the U.S. are reported to suffer from migraine headaches, which indicates that the estimated market potential for PFO closure for migraine relief may be quite large. (Migraine Research Foundation, pubmed.ncbi.nlm.nih.gov. (2024); CDC Migraine Page, CDC.gov (2023). According to estimates in published literature, in excess of ten million of those migraine sufferers are expected to benefit from PFO closure (Reisman, A. et al. (2018, November) https://n.neurology.org/content/91/22/1010.abstract); Retrospective review of thienopyridine therapy in migraineurs with patent foramen ovale. Robert J. Sommer, MD, Tamim Nazif, MD, Lauren Privitera, MS, MPH, and Barbara T. Robbins, MSN, FNP-BC Neurology® 2018;91:1002-1009; Trabattoni, D., et al. (2022, June) https://www.sciencedirect.com/science/article/pii/S245230X22000377). Assuming current average retail prices of approximately $11,000 per device, we believe the market represents a multi-billion-dollar opportunity. However, there is currently no consensus on the total size of this potential market and, significantly, there can be no assurance of any kind that a causal relationship will ultimately be proven between PFO and migraine headaches. See “Risk Factors — Potential Negative Impact of FDA Studies.”
ASD
The estimated market potential for our ASD closure products is smaller than the market potential for our PFO products. Based on existing marketplace sales, the natural incidence of ASD and the prevalence of uncorrected ASD in the general population, we estimate the total potential worldwide market for our ASD products to be approximately 50,000 cases per year. The Company’s ASD products also sell outside the U.S. for retail prices ranging from $2,000 to $4,000 each.
Strategy
We obtained CE Mark approval in connection with the Spin Out and are selling and marketing our PFO and ASD devices and accessories throughout the EU and other countries outside the United States. We intend to continue our overseas sales and marketing efforts, and we also plan to develop and pursue the sales and marketing of our products in the United States.
We plan to continue to devote significant effort to achieve U.S. FDA approval to market our septal occlusion products within the United States. These efforts will focus initially on conducting the necessary steps to gain U.S. FDA approval of our PFO device and related delivery systems for the stroke and migraine indications. Approval to sell Class III medical devices in the United States can be a time-consuming and costly process. See “Risk Factors — Risks related to Regulation.” We must utilize professional clinical research organizations, leading physicians, and other experts to formulate and pursue our strategy for gaining regulatory approvals. Currently, Abbott Laboratories and W.L. Gore are the only companies with FDA approval to sell PFO devices in the United States. We intend to diligently and assertively complete the necessary requirements to achieve FDA approval for our PFO products and plan to enter the U.S. market as soon as possible.
Marketing, Sales and Distribution
Sales and marketing efforts for our product lines have been focused on the European market and other countries where we maintain the CE Mark and other certifications necessary to market our products. Specifically, the Company has been marketing in the following countries since its inception in 2017: France, Spain, Germany, Poland, United Kingdom, Greece, Hungary, Portugal, Czech Republic, Argentina, Ecuador, Estonia, Iraq, Lebanon, Lithuania, Latvia, Malaysia, Mexico, Peru, Slovakia and Switzerland. Our largest markets from a revenue standpoint are currently Italy, Germany and the Czech Republic. We sell our products through a distribution network that consists of independent distributors and limited direct sales personnel. Currently, we have sales distribution in Germany, France, Italy, Spain, Portugal, Switzerland, Poland, Turkey, Czech Republic, Iraq and several other countries. We are not currently marketing or selling any products in the United States, which we believe will be necessary in order to fully achieve our plans for growth and profitability. We have received an Investigational Device Exemption (IDE) from the U.S. FDA and are enrolling patients in our PerFOrm clinical trial, which we expect to take approximately two years to complete. See “Business — Government Regulation” and “Risk Factors — Risks related to Regulation.” The Company expects to use direct sales personnel or enter into a strategic relationship in the United States if and when sales are permitted.
Research and Development
Our ongoing plans for research and development include continual refinement and evolution of our current devices, expansion of our delivery systems and other supporting products, and the development of devices for new or related applications, such as left heart failure. We conduct our research and development primarily using our own internal engineering and other personnel and supplement this approach by engaging outside professional firms as necessary. Generally, product design, engineering, prototyping, testing and manufacturing are completed internally, while biological and compatibility testing, package testing, sterilization and animal pilot studies are conducted externally. It is our policy, whenever possible, to develop intellectual property protection on all of our products and processes and we currently hold numerous patents regarding our technology. See “Patent, Trademarks and Proprietary Rights.” No assurance can be given, however, that we will be successful in obtaining or maintaining market acceptance of any new products. See “Risk Factors — Risks related to Our Industry.”
Competition
The medical device industry is highly competitive. Many companies and institutions that have developed or acquired competing products or technologies are larger and have substantially greater resources, more extensive experience and greater development, marketing and support capabilities than we do. The market for septal occlusion devices has been dominated by Abbott. Additional competitors in the cardiac defect closure field include W. L. Gore & Associates (Gore Medical) and Occlutech AB. We believe our products can compete successfully against other devices due to their distinctive features and benefits. Compared to competing first generation devices, our devices use less metal, allow for a flatter profile, are self-loading, fully retrievable and allow for future septal puncture procedures. Physicians have noted these significant features as differentiators of our products.
Nonetheless, our competitors have greater resources and may be able to penetrate these markets in Europe and the United States sooner than we can, or have already in some cases penetrated these markets. Although we believe our devices are based on sound and competitive technology, there can be no assurance that our present products will be able to compete successfully with existing or future competitive products or that we will be able to develop or acquire additional products or otherwise effectively respond to new products or technological advances developed by competitors. See “Risk Factors — Risks related to Our Industry.”
Government Regulation
Government regulation in the United States and other countries is a significant factor in the development and marketing of our products and in our ongoing manufacturing and research and development activities. We and our products are regulated by the FDA under a number of statutes, including the Federal Food, Drug and Cosmetic Act.
Under the Federal Food, Drug and Cosmetic Act, medical devices are categorized into one of three classes, Class I, II or III, on the basis of the controls deemed necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to the least extensive controls, as the safety and effectiveness reasonably can be assured through general controls such as labeling, premarket notification and adherence to the FDA’s good manufacturing practices. For Class II devices, safety and effectiveness can be assured through the use of special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines. Class III devices, which are life-sustaining or life-supporting implantable devices, or new devices that have been found not to be substantially equivalent to legally marketed devices, require the highest level of control, generally requiring premarket approval by the FDA to ensure their safety and effectiveness. All companies subject to FDA regulation must comply with a variety of rules, including the FDA’s good manufacturing practices regulations, and are subject to periodic inspections by the FDA and other applicable agencies. If the FDA believes that its regulations have not been fulfilled, it may implement extensive enforcement powers, which were strengthened by the enactment of the Safe Medical Devices Act of 1990. The FDA’s powers include, but are not limited to, the ability to ban products from the market, prohibit the operation of manufacturing facilities and order recalls of products from customer locations.
If a manufacturer or distributor of medical devices can establish that a proposed device is “substantially equivalent” to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not required a premarket approval application, the manufacturer or distributor may seek FDA marketing clearance for the device by filing a 510(k) notification. Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution in the United States until an order has been issued by the FDA. The FDA’s target for issuing these orders is within 90 days of submission, but the process can take significantly longer. The order may declare the FDA’s determination that the device is “substantially equivalent” to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA may, however, determine that the proposed device is not substantially equivalent or may require further information, such as additional test data, before making a determination regarding substantial equivalence.
If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to another device via the 510(k) process, the manufacturer or distributor must seek premarket approval of the proposed device. A premarket approval application must be submitted, supported by extensive data, including preclinical and clinical trial and follow-up data, to prove the safety and efficacy of the device. Generally, a company is required to obtain an investigative device exemption before it commences clinical testing in the United States in support of a premarket approval application. The FDA monitors and oversees the use and distribution of such “research use only” and “investigational use only” products. Although by statute, the FDA has 180 days to review a premarket approval application once it has been accepted for filing, during which time an advisory committee may also evaluate the application and provide recommendations to the FDA, premarket approval application reviews often extend over a significantly protracted time period, usually 12 to 24 months or longer from filing. Accordingly, the FDA review of any premarket approval application we submit may encounter prolonged delays and the data collected and submitted in our premarket approval application may not be found to support approval.
We intend to request Class III market clearance for our cardiac closure devices through the FDA’s investigational device exemptions (“IDE”) / premarket approval (“PMA”) application process. On April 7, 2023, the FDA granted us IDE approval, which allowed us to begin our Class III clinical trial in the United States. We believe this trial will take approximately two years to complete. Although we are optimistic about our ability to ultimately obtain final approval from the FDA, there can be no assurance that we will not experience prolonged delays or that the FDA would ultimately find our submission satisfactory. Moreover, even if we satisfy the FDA’s conditions and complete our clinical trial, there can be no assurance of any kind that such trials will yield sufficient results to allow commercial sales to ever be made in the United States.
The FDA and the Federal Trade Commission have the power to scrutinize labeling and promotional activities. The FDA also imposes post-marketing controls on our products, and registration, listing, medical device reporting, post-market surveillance, device tracking and other requirements on medical devices. If we fail to meet these FDA requirements or receive adverse FDA determinations regarding our clinical and preclinical trial, we and our employees could be subject to injunction, prosecution, civil fines, seizure or recall of products, prohibition of sales, or suspension or withdrawal of any previously granted approvals.
The Federal Food, Drug and Cosmetic Act regulates our quality control and manufacturing procedures by requiring us and our contract manufacturers to demonstrate compliance with current good manufacturing practices as specified in published FDA regulations. The FDA monitors compliance with good manufacturing practices by requiring manufacturers to register with the FDA, which subjects them to periodic unannounced FDA inspections of manufacturing facilities. We must be registered with the FDA to pursue U.S. sales of our products and be subject to such inspections on a periodic basis. Continued marketing of our products may be adversely affected if violations of applicable regulations are noted during FDA inspections of our manufacturing facilities or the facilities of our contract manufacturers. These regulations are subject to change and depend heavily on administrative interpretations. Future changes in regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effects, may affect us in an adverse manner.

Sales of medical devices outside of the United States are subject to United States export requirements and foreign regulatory requirements. Legal restrictions on the sale of imported medical devices vary from country to country. The time required to obtain approval from a foreign country may be longer or shorter than that is required for FDA approval, and the requirements may differ. For countries in the European Union, certification procedures are available for medical devices, the successful completion of which allows the certified devices both to be shipped from the United States and to be placed on the market in most European countries. Medical devices may not be sold in a general manner in Europe unless they display a mark indicating compliance with these procedures. The CE mark represents regulatory approval in the European Union. We obtain and maintain CE mark approval on our septal occlusion products. There can be no assurance that we will be able to obtain regulatory approvals or clearances for our products in any foreign country that we may seek to enter in the future.
The following table summarizes the current regulatory approvals for each of our products and the respective jurisdictions:
Regulatory Status of Encore Medical Devices
Jurisdiction	Regulatory Authority	CE Mark Required	Basis for Market Access	Products Approved
European Union(1)	EU Notified Body	Yes	CE Mark	PFO & ASD devices
Argentina	ANMAT	Yes	CE Mark and ANMAT	PFO & ASD devices
Mexico	COFEPRIS	Yes	CE Mark and COFEPRIS	PFO & ASD devices
Malaysia	MDA (Ministry of Health)	Yes	CE Mark and MDA	PFO & ASD devices
Iraq	KIMADIA (Ministry of Health)	Yes	CE Mark and KIMADIA	PFO & ASD devices
Switzerland	Swissmedic	Yes	CE Mark and Swissmedic	PFO & ASD devices
Peru	DIGEMID	Yes	CE Mark and DIGEMID	PFO & ASD devices
Ecuador	ARCSA	Yes	CE Mark and ARCSA	PFO & ASD devices
Lebanon	MOPH	Yes	CE Mark and MOPH	PFO & ASD devices

(1)
Encore European Customers: France, Spain Germany, Poland, United Kingdom, Greece, Hungary, Portugal, Czech Republic, Estonia, Lithuania, Latvia and Slovakia

To obtain a CE Mark, we provided detailed clinical patient data, clinical trial results, and relevant engineering data. With respect to non-European Union jurisdictions in which we market and sell our products, each requires regulatory approval for medical devices based on our CE Mark, together with registration with the applicable governmental authority. We have successfully completed such registrations with the relevant regulatory agencies in each of these jurisdictions. European Union and non-European Union jurisdictions in which we market our products do not require additional clinical trials or material supplemental engineering data beyond that submitted in support of CE Mark approval, in order to obtain initial authorization to market our products; provided that regulatory authorities retain discretion to request additional information, including post-market data. In non-European Union jurisdictions, CE Mark approval, together with local registration, is sufficient to permit us to market its products. The validity and duration of such approvals correspond directly to the duration of our CE Mark. Our current CE Mark approval expires on December 31, 2027. Prior to that date, we are required to obtain renewal of our CE Mark under the European Medical Device Regulation (EU) 2017/745. This renewal process, which is required every 5 years, requires us to resubmit ongoing technical documentation, quality systems, post-market data, and any changes since the last certification for review and re-approval. We have begun the process of renewing our CE Mark and expect to receive such renewal prior to December 31, 2027.
No assurance can be given that the FDA or other regulatory authorities will give on a timely basis, if at all, the requisite approvals for medical products we currently have under development or that we may develop in the future. Even if approvals are received, the process of obtaining clearance to market medical products is costly and time consuming and can delay the marketing and sale of our products. Further, federal, state, foreign and other regulations regarding the manufacture and sale of medical devices are subject to change. We cannot predict what impact these changes, if any, might have on our business, financial condition or results of operations. See “Risk Factors.”

Third-Party Reimbursement
Our products are medical devices that are currently commercially available in certain international markets, including the European Union under the CE Mark, and are under development in the United States, where we are conducting clinical trials and seeking regulatory approval from the U.S. Food and Drug Administration (“FDA”).
In the United States, health care providers such as hospitals and physicians that purchase and use medical devices such as ours generally rely on third-party payors, including Medicare, Medicaid, and private commercial insurers, to reimburse all or a portion of the cost of the medical procedures in which the devices are used. Reimbursement decisions are typically made on a procedure-by-procedure basis, rather than on the specific medical device used, and depend on a complex framework of coverage determinations, coding, and payment levels.
Physicians’ and hospitals’ decisions to recommend or adopt devices such as ours are likely to be heavily influenced by the availability, scope, and adequacy of reimbursement from third-party payors. Even if our products receive FDA approval, reimbursement coverage by Medicare, Medicaid, or private payors is not guaranteed. Payors may determine that procedures involving our products are not “reasonable and necessary,” are experimental or investigational, or otherwise do not meet applicable coverage criteria, particularly for newer technologies or for indications not expressly addressed in existing coverage policies.
At present, reimbursement has been established in the United States for certain approved competing products used in similar clinical settings. However, the existence of reimbursement for competing products does not ensure that our products will receive similar coverage or payment levels. In some cases, the use of our products may be reimbursed under existing procedural codes with payment levels that may be insufficient to encourage widespread adoption or may require hospitals or physicians to absorb part or all of the cost of the device. In other cases, new or revised reimbursement codes or coverage determinations may be required, which can be time-consuming, uncertain, and subject to regulatory and payor discretion.
In addition, government and private third-party payors are increasingly focused on cost containment and may limit both the scope of coverage and the amount of reimbursement for new medical technologies. Coverage policies and reimbursement rates may change over time, and future reductions in reimbursement levels or restrictive coverage decisions could adversely affect the commercial viability of our products, even after regulatory approval.
While our products are currently being evaluated in clinical trials in the United States, reimbursement for procedures performed as part of clinical research is limited and subject to specific regulatory and payor requirements. Medicare and other payors may reimburse certain routine care costs associated with qualifying clinical trials but generally do not reimburse the cost of investigational devices themselves. As a result, our ability to generate revenue in the United States prior to FDA approval is limited, and adoption of our products during the investigational phase depends largely on clinical trial participation rather than routine clinical use.
Outside the United States, reimbursement and health care payment systems vary significantly by country and region and may involve government-sponsored health care systems, statutory health insurance, or private insurance arrangements. In the European Union, while our products have obtained CE Mark certification and may be marketed in accordance with applicable regulatory requirements, reimbursement is determined separately at the national or regional level and is not guaranteed by regulatory clearance alone.
In certain EU and other international markets, providers may be able to use our products under existing reimbursement frameworks, global hospital budgets, diagnosis-related group (DRG) systems, or discretionary funding mechanisms. However, in many cases, specific reimbursement codes, coverage decisions, or inclusion in national or regional payment schedules may be required to achieve broad commercial adoption. The timing, outcome, and sustainability of such reimbursement decisions are uncertain and may differ materially from country to country.
If adequate reimbursement coverage and payment levels are not available from insurers, government payors, or other third-party payors in the United States or in international markets, health care providers may limit or decline to purchase or use our products. In such circumstances, patients may be required to pay for our products out-of-pocket, which could significantly limit adoption. If third-party payors, health care providers, or patients are unwilling to pay for our products at prices sufficient to support our business, our revenues, profitability, and long-term growth prospects would be materially and adversely affected, and our potential revenue and earnings could be significantly decreased or eliminated.
Manufacturing Operations
We manufacture and assemble all of our products in the U.S. Certain components of our products are manufactured by other third-party vendors on a purchase order basis that are generally payable on net 30-day terms. The Company has no long-term manufacturing arrangements. We take steps to assure that our vendors have received certification that their manufacturing facilities comply with European standards for quality assurance and manufacturing process control. We have developed multiple sources for raw materials and component vendors. We are not limited with respect to sources or availability of raw materials to manufacture our products. We have the capacity to scale our operations, but we intend to develop additional internal manufacturing capabilities as may be required or advisable based on volume, complexity and other variables.
In connection with our separation from Cardia, and due primarily to regulatory, licensing and operational considerations applicable to the manufacture, marketing and sale of Class III medical devices, we entered into a Contract Sales and Manufacturing Agreement with Cardia, effective November 15, 2024, as amended by addenda dated December 12, 2025 (the “CSMA”).
Under the CSMA, the Company provides short-term contract manufacturing to Cardia, and each party provides reciprocal sales support and transitional commercial services to the other with respect to certain products and customer relationships that existed prior to our separation, including in jurisdictions where regulatory approvals, registrations or customer novations have not yet been completed. The CSMA is intended to facilitate an orderly transition and separation of operations while required regulatory approvals, licensing transfers, and customer arrangements are completed, particularly in certain non-U.S. markets, including Europe. Our Chief Executive Officer also serves as the Chief Executive Officer of Cardia, primarily to facilitate an orderly and comprehensive transition.
Transition Strategy
We are actively pursuing the transfer of regulatory approvals, licenses and customer contracts necessary to operate independently of the CSMA and the arrangement with Cardia. Upon completion of these steps, we expect to terminate or substantially reduce our reliance on the CSMA. There can be no assurance as to the timing of these transitions.
Related-Party Receivable
At June 30, 2026, we had a related-party receivable of $660,055 due from Cardia. This receivable primarily reflects amounts owed to us in respect of products manufactured by us and sold by Cardia to an existing international customer pursuant to a legacy commercial arrangement that pre-dated our separation. This legacy commercial arrangement consists of a product supply contract awarded to Cardia in 2018 by the Ministry of Health of the Republic of Iraq for supply of the company’s ASD products, which are now owned by us pursuant to the separation of Cardia and Encore in 2020. Under this contract, Cardia is obligated to ship product in various amounts based on orders placed by the Ministry of Health from time to time until the total amount of product specified in the agreement has been ordered and shipped, at which time the contract expires. The Ministry of Health of the Republic of Iraq is obligated to make timely payments of invoices within 90 days. The contract further provides rights for termination if Cardia does not fulfil its obligation to ship product or if the Ministry of Health does not fulfil its obligation to pay invoices. To date, $572,854 has been paid by the Ministry of Health of the Republic of Iraq under the terms of this contract. The Contract Services and Manufacturing Agreement (CSMA) between Cardia and Encore provides for Cardia’s continued sales of our ASD products under the Iraq product supply contract until the contract has expired. Additionally, this receivable is pursuant to a shipment of Encore products made under the CSMA by Cardia on December 23, 2025, to the Ministry of Health of the Republic of Iraq under its supply contract with the Republic of Iraq dated 2018 which is still in effect. On January 28, 2026, Cardia received the final order under this contract, which is expected to be shipped within the next 180 days. This order has not yet shipped as of July 31, 2026.

Due to regulatory, licensing and customer relationship considerations, including local regulatory approvals and contractual constraints, the customer relationship in Iraq continues to be maintained by Cardia during the transition period. Cardia is contractually obligated to remit to us amounts corresponding to the sale of our products under agreed commercial terms.
The related-party receivable is expected to be settled in the ordinary course of business when Cardia collects from the end customer. As of the date of this prospectus, this receivable is the only receivable from Cardia. We evaluate the collectability of the receivable on an ongoing basis and have not recorded an allowance as of June 30, 2026 based on historical payment experience, ongoing customer performance and management’s assessment of credit risk. During the year ended December 31, 2024, we recorded $475,538 of bad debt expense related to a Cardia receivable balance. At that time it was determined that, due to Cardia’s limited revenue and future expectations of revenue, the receivable would not be realized. This receivable was related to contract services and is distinguishable from the current Cardia receivable, with respect to which Cardia is simply an intermediary.
Management believes the receivable is fully collectible based on several factors, including Cardia’s contractual obligation to remit payment to the Company when Cardia receives payment, the existence of a corresponding receivable from the end customer arising from the same transaction, our prior successful collection of an identical transaction involving the same customer with Cardia as intermediary, and management’s ongoing evaluation of the underlying transaction and expected collections. However, there can be no assurance that these factors will result in timely or full collection of the outstanding balance. Any significant delay or failure to collect this receivable could require us to record a credit loss expense and could have a material adverse effect on our financial condition, liquidity, and results of operations.
The medical devices sold by Cardia to the Government of Iraq are lawfully exported from the United States under the Export Administration Regulations. The devices are civilian, non-military medical products not subject to a Commerce Control List license and federal regulations specifically exempt exports to the Government of Iraq from licensing requirements. In addition, export of the devices is permitted under the FDA’s export provisions for medical devices. Cardia holds a Certificate of Exportability from the FDA.
Patents, Trademarks and Proprietary Rights
We diligently pursue patent protection on our products, processes and technologies. Currently, we have 9 granted and issued U.S. patents pertaining to our septal occlusion products and technologies, some of which have expired as noted below. Two of our patents which comprehensively cover the most important aspects of our PFO and ASD products have remaining useful lives of 15 years and 5 years, respectively. Other than the intellectual property licensed from GB Sciences under the Technology License Agreement, we do not currently license any material patents, patent rights, or other intellectual property from third parties. The Company’s patents are all U.S. Utility Patents owned by the Company and are described in further detail below:
Title	Patent #	Issue Date	Expiration date	Years Left
PFO Device	11,771,411	10/3/2023	2040	15
Occlusion Device with Centering Arm	8,366,741	2/5/2013	2030	5
Right Retrieval Mechanism	7,658,748	2/9/2010	2023	expired
Occlusion Device with Flexible Fabric Connector	7,691,115	4/6/2010	2023	expired
Occlusion Device with Flexible Polymeric Connector	7,749,238	7/6/2010	2023	expired
Daisy Design for Occlusion Device	7,582,104	9/1/2009	2022	expired
Occlusion Device Having Five or More Arms	7,115,135	10/3/2006	2022	expired
Occlusion Device with Non-Thrombogenic Properties	6,379,368	4/30/2002	2021	expired
Occlusion Device with Stranded Wire Support Arms	6,206,907	3/27/2001	2020	expired
There can be no assurance that additional patents will be granted on products we are developing or plan to develop in the future, or that the patents we were issued in the past or in the future will be of material benefit, or that we will have sufficient resources to enforce our patent rights. Nor can there be any assurance that our products do not and will not infringe on patents, copyrights or other proprietary information known or claimed by others, or that others will not successfully utilize part of or all of our technologies without compensation to us. If we are found to have infringed on the rights of a third party, we may be unable to market our products without a license from such third party. There can be no assurance that we would be able to obtain such a license on satisfactory terms, or at all.
We also rely on trade secrets and proprietary know-how to protect our products and have internal security and secrecy measures. We have not historically used employment agreements but may utilize such measures in the future as we may deem necessary.
Product Liability Insurance
Our business entails an inherent risk of product liability claims. Any product liability claim could have a material adverse impact on us and our prospects. We currently maintain product liability insurance with coverage of $5,000,000 per occurrence and an annual aggregate maximum of $5,000,000. There is no assurance, however, that such insurance coverage will continue to be available to us at affordable rates, if at all. There can also be no assurance that our existing insurance and future insurance, if available, would cover or be sufficient to cover all claims that may be brought against us. A liability claim, even one without merit, could result in significant legal defense costs, which would increase our expenses and result in increased losses. See “Risk Factors — Risks related to Our Business.”
Technology License Agreement
On June 15, 2026, we entered into the License Agreement with GB Sciences. Pursuant to the License Agreement, subject to the consummation of this offering and the commencement of trading of our common stock on a national securities exchange, GB Sciences granted us an exclusive, perpetual, sublicenseable, worldwide, fully paid-up license to their AI platform and technologies that includes certain intellectual property, technology, patents, patent applications, know-how, trade secrets, trademarks, data, regulatory materials and related proprietary rights identified in the License Agreement. The licensed intellectual property includes the PhAROS™ artificial intelligence platform and related software, know-how, trade secrets and proprietary technology, together with patent rights and patent applications relating to AI-enabled phytomedicine analytics and patient selection technologies, including the “Method and Systems for Phytomedicine Analytics for Research Optimization at Scale” patent family and related U.S., PCT and foreign patent applications, as well as related trademarks and other intellectual property described in the License Agreement. Under the terms of the License Agreement, Encore has exclusive rights to develop and use the licensed technology for all applications of human patient selection with respect to healthcare, including AI enhanced selection for medical procedures, therapies, devices, interventions and treatment pathways; while GB Sciences retains a limited right to use such technology in conjunction with its own pipeline of plant based products, which are wholly unrelated to medical devices. Other than the intellectual property licensed from GB Sciences pursuant to the License Agreement described above, the Company does not currently license any material patents, patent rights or other intellectual property from third parties.
The licensed intellectual property includes a portfolio of issued patents and patent applications relating to AI, machine learning, predictive analytics, clinical decision-support technologies, patient stratification methodologies, and related healthcare applications. Certain of the patents and patent applications cover systems and methods that may be further developed to analyze clinical, imaging, diagnostic, physiological, and patient-specific data to assist healthcare providers in identifying and evaluating patients who may be appropriate candidates for specific medical procedures, therapies, devices, interventions, and treatment pathways, including potential applications related to structural heart disease and our PFO and other septal occlusion technologies. The licensed AI technology may potentially be further developed to analyze clinical and scientific data, generate predictive insights, support patient-selection processes, and facilitate treatment-planning evaluations.
We have not yet initiated any development program utilizing the licensed AI technology and have not determined whether any specific software platforms, predictive analytics tools, patient-selection technologies, clinical decision-support applications, or other products will be pursued. Any future development activities would require additional capital and be subject to further evaluation, capital availability, regulatory considerations and management approval.

The licensed AI platform and intellectual property includes rights relating to technologies being evaluated for potential medical and healthcare applications, including AI software and platforms designed to assist in the identification, stratification and selection of patients for medical procedures, implantable devices, surgeries, therapeutic interventions, drug treatments and other healthcare services. We believe such technologies may have potential future applications in connection with patient selection and procedural planning for our septal occlusion technologies. The license is exclusive and permits us to develop, manufacture, market, sublicense, commercialize and otherwise exploit products and technologies utilizing the licensed intellectual property. We are not obligated to commercialize or exploit the licensed AI technology or to satisfy minimum commercialization milestones, minimum sales requirements, royalty obligations or ongoing license fees under the License Agreement. GB Sciences has retained the right to use the licensed technology for its internal operations, including research and development, data analysis, grant applications, publications, clinical trial preparation and post-market activities. However, GB Sciences has agreed not to use the licensed technology in a manner that would compete with us.
As consideration for the license rights granted under the License Agreement, we have agreed to pay GB Sciences $2.0 million in cash and issue 1,000,000 shares of our common stock upon satisfaction of the conditions to effectiveness set forth in the License Agreement. The License Agreement will become effective only upon the closing of this offering and the commencement of the trading of our common stock on a national securities exchange. If those conditions are not satisfied by September 30, 2026, the outside date specified in the License Agreement, either party may terminate the agreement.
Management believes the licensed AI technology under the License Agreement may provide future opportunities to expand our intellectual property portfolio and enhance our structural heart disease platform through the development of AI-enabled patient-selection, procedural planning, and clinical decision-support capabilities. We are currently evaluating the licensed technology and have not yet determined the scope, timing, regulatory pathway, development requirements, commercialization strategy or capital commitments that may be necessary to develop products utilizing the licensed intellectual property. There can be no assurance that we will successfully develop, obtain regulatory approval for, commercialize or derive economic benefit from any products or technologies based upon the licensed intellectual property.
The foregoing description of the License Agreement is qualified in its entirety by reference to the License Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Employees
We currently employ 16 people, including 10 employees in manufacturing, one employee in each of research and development, quality assurance, clinical and regulatory, and sales and marketing, and two employees in finance and administration.
Properties
On February 3, 2023, the Company entered into a lease with a third party for approximately 7,500 square feet of office, manufacturing, and warehouse space at 2975 Lone Oak Drive, Suite 140, Eagan, Minnesota. The lease terminates on May 31, 2029. Monthly rental payments are approximately $13,000 and vary with certain costs associated with the leased facilities, such as real estate taxes, utilities, and maintenance expenses. We believe our present facilities are in good condition, adequate for current operations, and provide ample capacity to scale up.
Legal Proceedings
We are not a party to any pending legal proceedings. None of our directors, officers, or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

MANAGEMENT
The following table sets forth the names and ages of the Company’s officers and members of its Board of Directors (the “Board”), together with all positions and offices held with the Company by these persons:
NAME	AGE	POSITION WITH THE COMPANY
Joseph A. Marino	74	Chairman of the Board of Directors, President and Chief Executive Officer
Peter M. Buonomo	65	Senior Vice President, Director
Scott S. Robinson	46	Treasurer
Timothy G. Laske, PhD	62	Director
Christopher J. Turnbull	70	Director
Todd C. Johnson	48	Director
Executive Officers and Employee Directors
Joseph A. Marino has served as Chairman of the Board of Directors since 2018 and President & Chief Executive Officer of the Company since 2024. Mr. Marino has served as Chairman of the Board of Directors and Chief Executive Officer of Cardia, Inc. since 1998. He currently serves as Chairman of the Board of Directors of Electro-Sensors, Inc. (NASDAQ: ELSE), a publicly held company that designs and manufactures hazard monitoring systems for industrial applications. He has served on the Electro-Sensors board since 1996 and has served as its Chairman since 2013. From 1994 to 1998, Mr. Marino served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Biometrics, Inc., a publicly held manufacturer of medical devices. From 1980 to 1994, Mr. Marino served as Chairman of the Board of Directors and President and Chief Executive Officer of Biomedical Dynamics Corporation, a publicly held manufacturer of medical products. From 1977 to 1983, Mr. Marino served as Director and Department Head of various clinical services at the University of Minnesota Hospitals. Mr. Marino graduated from the University of Minnesota with a Bachelor of Science degree in 1972. The Board has determined that Mr. Marino is qualified to serve as a director based on his extensive experience serving on the boards of publicly held companies, coupled with his strong technical and clinical background in the medical device industry, particularly in connection with the development of transcatheter closure devices. In addition to his strong technical and clinical background in the medical device industry, Mr. Marino brings significant industry knowledge and corporate governance experience to the Board.
Peter Buonomo has served as Senior Vice President of the Company since 2025 and as a director since 2025. Previously, he was Vice President of Sales and Marketing at the Company from 2018 to present. From 1998 to 2023, he was the VP of Sales and Marketing and a Corporate Officer at Cardia, Inc. From 1994 to 1998, Mr. Buonomo was the Director of Marketing and VP of Sales and Marketing at Applied Biometrics, Inc., a publicly held medical device manufacturer. Mr. Buonomo graduated from Oral Roberts University in 1983 with a Bachelor of Science in Business, he went on to complete his MBA, also at Oral Roberts University, in 1984. The Board has determined that Mr. Buonomo is qualified to serve as a director based on his extensive experience as Vice President of Sales and Marketing for multiple medical device companies, where he played a key role in developing markets for innovative products and fostering strong relationships with the medical community. His expertise in international market development and commercial strategy for transcatheter closure devices provides the Board with valuable insight into global growth opportunities, distribution channels and customer engagement.
Scott S. Robinson has served as Treasurer and VP of Finance of the Company since 2018. Mr. Robinson served as Controller of Cardia, Inc. from 2010 until 2018. Mr. Robinson received an MBA in Finance from Iowa State University. The Board has determined that Mr. Robinson is qualified to serve as an Officer based on his financial and executive experience, including his current role as Treasurer and Vice President of Finance and his prior service as the Controller of Cardia, Inc. His institutional knowledge of the Company, together with his MBA in Finance, provides the Board with valuable expertise in financial management, resource management and capital allocation.

Non-Employee Directors
Timothy Laske has served as a Director of the Company since 2025. Mr. Laske is currently Vice President of Research & Development for the Cardiac Ablation Solutions Business at Medtronic, a role he has held since 2024. He is a Medtronic Bakken Fellow, a Technical Fellow, and a Fellow of the American Institute for Medical and Biological Engineering. His previous roles at Medtronic include VP of Research and Business Development for AF Solutions, Senior Product Development Director for Heart Valves, Senior Program Director for Transcatheter Heart Valves, Technology Director for Cardiac Rhythm Therapy Delivery, and various technology management and design engineering positions. Prior to his 32-year tenure at Medtronic, he worked as a Design Engineer at Ford Motor Company. He has a B.S. degree from Michigan Technological University, an M.S. from the University of Michigan, and a Ph.D. in Biomedical Engineering from the University of Minnesota, where he serves as an Adjunct Assistant Professor in the Department of Surgery. The Board has determined that Mr. Laske is qualified to serve as a director based on his more than three decades of leadership and technical experience in the medical device industry, including senior roles in research, product development, and business development at Medtronic. His extensive background in advancing cardiac and structural heart technologies provides the Board with valuable expertise in innovation, clinical application, and industry strategy.
Christopher J. Turnbull has served as a Director of the Company since 2018. Mr. Turnbull has served as a Director of Cardia, Inc. since the company’s incorporation in 1998. From 1993 to 1997, Mr. Turnbull was the Chairman and CEO of St. Paul Medical, Inc., a medical device manufacturer of products used in the infection control marketplace. He served as Chairman and CEO of T Medical, Inc., from 2001 to 2003, a medical device manufacturer of products used in advanced airway management procedures. He founded and served as CEO of Critical Care Anesthetists, PA from 1986 to 2003. From 2005 to 2015, he served as CEO of Owatonna Anesthesia Services P.A. In 2015, he founded and served as CEO of Minnesota Anesthesia Associates, PLC (MAA) until 2020. From 2015 to 2017, Mr. Turnbull also provided anesthesia services to the Mayo Clinic in Rochester, Minnesota. From 2017 to 2020, Mr. Turnbull served as the lead CRNA for Twin Cities Surgery Center. Mr. Turnbull retired in 2020 after 40 years of Nurse Anesthesia practice. Mr. Turnbull graduated from Saint Mary’s School of Nurse Anesthesiology in 1979 and became a Board-Certified Registered Nurse Anesthetist (CRNA) in 1980. The Board has determined that Mr. Turnbull is qualified to serve as a director based on his extensive executive leadership experience as chairman and chief executive officer of medical device manufacturing companies and as the founder and chief executive officer of a company providing anesthesia services to both inpatient and outpatient healthcare centers. His background as both an operator and entrepreneur provides the Board with valuable insight into corporate leadership, healthcare services, and the medical device industry.
Todd C. Johnson has served as a Director of the Company since 2021 and was appointed to the role by the Company’s Series A shareholders. Mr. Johnson has served as the Chief Compliance Officer of Cedar Point Capital, LLC, a securities investment firm, for the past 18 years. Prior to his current role, Mr. Johnson worked in the Minneapolis Private Placement Department at Stifel Nicolaus, where he assisted in pricing, placing, and closing private placement investments. Mr. Johnson also serves as a board member of Lifelens Technologies, a privately held company and an observer on the board of RxFunction, Inc. In 2000, Mr. Johnson graduated from Southern Methodist University in Dallas, Texas, with a Bachelor of Science in Finance. The Board has determined that Mr. Johnson is qualified to serve as a director based on his extensive experience in compliance and investment advisory services, together with his background in private placement investments. His expertise in financial management, regulatory oversight, and risk management provides the Board with valuable perspective on governance and strategic decision-making.
Board of Directors
Our Board of Directors currently consists of five directors: Class I consists of Mr. Johnson and his term will expire at our first annual meeting of shareholders following this offering, to be held in 2027, Class II consists of Messrs. Turnbull and Laske and their terms will expire at our second annual meeting of shareholders following this offering, to be held in 2028, and Class III consists of Messrs. Marino and Buonomo and their terms will expire at our third annual meeting of shareholders following this offering, to be held in 2029. None of our directors are related, and Messrs. Turnbull, Laske and Johnson are independent non-employee directors.

Composition and Election of our Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors may, from time to time, establish the authorized number of directors by resolution. We currently have five directors. Our board of directors is divided into three classes — Class I, Class II, and Class III — with each class serving staggered three-year terms. As a result, only one class of directors will be up for election at each annual meeting of stockholders, meaning that stockholders will only be able to elect approximately one-third of the board of directors at any given annual meeting. Pursuant to the terms of our Series A preferred stock instruments, the Series A holders have the contractual right to appoint one representative to our board of directors. Todd C. Johnson currently serves on our board under this arrangement. His initial term was recently renewed for another one year in accordance with the Series A instruments. Upon the conversion of all of the Series A preferred stock in connection with this offering, the board representation right will terminate and former Series A holders will no longer have the continuing right to designate a director.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our board of directors has determined that Messrs. Turnbull, Laske and Johnson do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors will establish an audit committee, a governance committee, and a compensation committee prior to the completion of this offering. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of Mr. Turnbull, Mr. Johnson and Mr. Laske. Our board of directors has determined that the members of the audit committee satisfy the independence requirements under listing standards and Rule 10A-3(b)(1) of the Exchange Act.
The chair of our audit committee is Mr. Turnbull, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
helping to ensure the independence and performance of the independent registered public accounting firm;

•
helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards.
Governance Committee
Our governance committee will consist of Mr. Turnbull, Mr. Johnson, and Mr. Marino. The chair of our governance committee is Mr. Turnbull. Our board of directors has determined that a majority of the members of the governance committee satisfy the independence requirements under listing standards. Furthermore, Mr. Marino will be replaced as a member of the governance committee by Mr. Laske within 12 months to continue meeting the independence requirements under the listing standards.
Our board of directors has determined that each member of the governance committee is independent under the listing standards.
The governance committee’s responsibilities include, among other things:
•
identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;

•
approving the retention of director search firms;

•
evaluating the performance of our board of directors and of individual directors;

•
considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•
evaluating the adequacy of our corporate governance practices and reporting; and

•
overseeing an annual evaluation of the board’s performance.

Our governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards.
Compensation Committee
Our compensation committee consists of Mr. Turnbull, Mr. Johnson and Mr. Marino. The chair of our compensation committee is Mr. Turnbull. Our board of directors has determined that a majority of the members of the compensation committee are independent under listing standards. Within 12 months, Mr. Marino will be replaced by Mr. Laske as a compensation committee member to ensure continued compliance with independence under the listing standards.
The principal duties and responsibilities of our compensation committee include, among other things:
•
approving the retention of compensation consultants and outside service providers and advisors;

•
reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and other executive officers;

•
reviewing and recommending to our board of directors the compensation of our directors;

•
administering our equity and non-equity incentive plans;

•
reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•
reviewing and evaluating succession plans for the executive officers;

•
reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•
reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards.
Compensation Committee Interlocks and Insider Participation
Other than our officers and directors who also serve or served as officers or directors of Cardia, from which the Company was spun out (See “Business — Related Party Transactions”), and Mr. Marino’s role as chairman of the board of directors (and member of each board committee, including the compensation committee) of Electro-Sensors, Inc., none of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. As described in “Business — Related Party Transactions” above, Mr. Marino serves as Chief Executive Officer and director of Cardia; Mr. Buonomo serves as Vice President of Cardia; and Mr. Turnbull was previously an employee of Cardia through August 1, 2015, and is currently a director of Cardia.
Code of Business Conduct and Ethics
In connection with this offering, we intend to adopt a Code of Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct and Ethics will be posted on our website at Encore-Medical.com. We intend to disclose on our website any future amendments of our Code of Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct and Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Director and Compensation
We currently pay no fees or other compensation for service on the Board or any committee thereof. Non-employee directors of the Company are eligible to participate in stock option programs that we may adopt from time to time. See “Executive Compensation; 2018 Stock Incentive Plan.” We may grant non-employee directors non-qualified options to purchase shares of common stock from time to time for their services.
Employment Agreement
We do not currently have any employment, change of control, or non-compete agreements with any of our executive officers or employees.

Indemnification and Waiver of Director Liability
The Minnesota Business Corporation Act provides that our officers and directors have the right to indemnification from us for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with securities offerings.
We have adopted in our amended and restated articles of incorporation, as amended, a provision which limits personal liability for breach of the fiduciary duty of our directors, to the extent provided by Section 302A.251 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or a knowing violation of law, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.
Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined therein) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in our right. Article VIII of our amended and restated bylaws provides that we shall indemnify persons to the fullest extent permissible by the Minnesota Business Corporation Act. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Board Advisor
Greg Steiner has served as Advisor to the Board since 2024. Mr. Steiner provides advisory and consulting services to the Company pursuant to an Independent Contractor Agreement, dated December 15, 2024 and expires June 30, 2026, under which he is compensated on an hourly basis for services rendered. This agreement is renewable for subsequent 12-month terms. Mr. Steiner has extensive experience in public accounting with large public accounting firms and representing audit teams for public and private clients. His background in auditing, financial reporting, and corporate governance provides the Board with expertise in financial oversight and risk management. His work on behalf of the Company primarily involves providing financial expertise and governance guidance to the Board. He has previously served as a Senior Manager at Ernst & Young LLP, and as an Audit Partner and Audit Practices Leader at Grant Thornton LLP. Mr. Steiner also served as a Board Member and Chairman of the Board of the Minnesota State Board of Accountancy. He is currently an Accounting Professor in a master’s program in the School of Public Health at the University of Minnesota.

EXECUTIVE COMPENSATION
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
Currently, the Company’s compensation plan for its executive officers consists of salary and benefits, including a Company healthcare plan or comparable allowance, and a Company auto allowance. The Company has no formal regular plan for the issuance of bonuses, stock options, or other forms of compensation; however, Company executives are eligible for such other forms of incentive compensation at the discretion of the board of directors. Other than stock options as listed below, no other compensation was awarded in 2024 or 2025.
In fiscal year 2025, our “named executive officers” and their positions are as follows:
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Joseph A. Marino, Chairman, President, and CEO

•
Peter M. Buonomo, Director, Sr. Vice President

•
Scott S. Robinson, Vice President of Finance

Summary Compensation Table
The following table sets out the compensation paid or payable to our Named Executive Officers (“NEO”) during the last two fiscal years:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph A. Marino, Chairman, President, and CEO	2025	$184,885(1)	$0	$0	$0	$0	$184,885
	2024	$184,825(1)	$0	$92,100(2)	$0	$0	$276,925
Peter M. Buonomo, Director, Sr. Vice President	2025	$106,901(3)	$0	$0	$0	$24,112(5)	$131,013
	2024	$82,307(3)	$0	$230,250(4)	$0	$20,663(5)	$333,220
Scott S. Robinson, Vice President of Finance	2025	$133,031(7)	$0	$0	$0	$21,544(5)	$154,575
	2024	$137,000	$0	$138,150(6)	$0	$20,263(5)	$295,413

(1)
Employment began April 4, 2024. This figure represents the actual payroll in 2024 and 2025. Approved annualized amount is $275,000.

(2)
Comprised of options to purchase 50,000 shares of common stock.

(3)
Employment began on April 4, 2024. This figure represents the actual payroll in 2024. Approved annualized amount is $127,672.

(4)
Comprised of options to purchase 125,000 shares of common stock.

(5)
Comprised of healthcare benefits and auto allowance.

(6)
Comprised of options to purchase 75,000 shares of common stock.

(7)
This figure represents the actual payroll in 2025. Approved annualized amount is $137,000.

(8)
Amounts reflect the grant date fair value of stock options granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 10 of the consolidated financial statements included in this prospectus for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

Executive Compensation Program
For the years ended December 31, 2025 and December 31, 2024, the compensation for our named executive officers generally consisted of a base salary and stock options. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive an annual base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For fiscal year 2025, the base salaries were $275,000 for Mr. Marino, $127,672 for Mr. Buonomo, and $137,000 for Mr. Robinson.
The Company anticipates that Mr. Marino, Mr. Buonomo, and Mr. Robinson will be the most highly compensated officers of the Company for the fiscal year ended 2026.
Equity Incentive Compensation
On June 5, 2018, Mr. Robinson was granted an option to purchase 25,000 shares of common stock, which has an exercise price of $1.00 per share, is fully vested, and expires on June 4, 2028.
On August 15, 2024, Mr. Marino was granted options to purchase 50,000 shares of common stock, Mr. Buonomo was granted options to purchase 125,000 shares of common stock, and Mr. Robinson was granted options to purchase 75,000 shares of common stock. All of these grants, which were made pursuant to the Plan described below, have an exercise price of $5.00 per share and vest fully upon issuance.
Outstanding Equity Awards at Fiscal Year End on December 31, 2025
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2025.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Joseph A. Marino	8/15/2024(1)	50,000	—	5.00	8/15/2034
Peter M. Buonomo	8/15/2024(1)	125,000	—	5.00	8/15/2034
Scott S. Robinson	8/15/2024(1)	75,000	—	5.00	8/15/2034
	6/5/2018(2)	25,000		1.00	6/4/2028

(1)
All of the options vested on the grant date.

(2)
Option vested in three equal installments, with one third vesting on the grant date and an additional one third vesting on each of the first and second anniversaries of the grant date.

Stock Options
The Encore Medical, Inc. 2018 Stock Incentive Plan (“Plan”) was adopted by our board of directors effective January 16, 2018 and will terminate on January 15, 2028. The purpose of the Plan is to enable the Company to retain and attract executives, key technical and functional employees, directors and consultants who contribute to the Company’s success by offering them a proprietary interest in the Company.
In fiscal year 2024, the Company granted 385,000 stock options which included 50,000 shares to one independent director, 175,000 shares to two directors who are also employees, 75,000 shares to one officer and the remaining 85,000 shares to various employees and one consultant.

As of December 31, 2025, incentive and non-qualified stock options to purchase a total of 463,000 shares of common stock were issued and outstanding at exercise prices of $1.00 to $5.00 per share, and which vest over a 3-year period. This total includes 100,000 shares held by one independent director, 50,000 shares held by the Company’s CEO who is also a director, 125,000 shares held by the Company’s Sr Vice President who is also a director, 100,000 shares held by an officer of the company and the remaining 88,000 shares are held by various employees and one consultant. All of the outstanding stock options are exercisable over a period of 10 years from the date of grant.
The Company did not grant any stock options in fiscal year 2025 or in the six months ended June 30, 2026.
Director Compensation
We currently pay no fees or other compensation for service on the Board or any committee thereof. Although the Company has not yet adopted a non-employee director compensation policy, non-employee directors of the Company are eligible to participate in the Plan and any other stock option programs that we may adopt from time to time. Under the Plan, we may grant non-employee directors non-qualified options to purchase shares of common stock from time to time for their services.

PRINCIPAL SHAREHOLDERS
Security Ownership of Principal Shareholders and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of August 6, 2026, with respect to each person who is known by us to beneficially own more than five percent (5%) of our common stock, by each of our directors and named executive officers, and by all of our directors and officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares.
The applicable percentage ownership before this offering, on a fully diluted basis, is based on 7,748,505 shares of common stock, options and warrants outstanding as of August 6, 2026, after giving effect to the Series A Conversion. The applicable percentage ownership after this offering is based on [12,198,505] shares of common stock assumed to be outstanding after completion of this offering, including issuance of 1,000,000 shares pursuant to the License Agreement and assuming exercise of the underwriters’ option to purchase additional shares. We have determined beneficial ownership in accordance with the rules of the SEC. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 6, 2026, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
	Pre-Offering		Post-Offering
Name of Beneficial Owner	Shares Owned	Percent Owned	Shares Owned	Percent Owned
Directors and Executive Officers:
Joseph A. Marino(1)	1,893,395	24.4%	1,893,395	15.5%
Peter M. Buonomo(2)	200,000	2.6%	200,000	1.6%
Scott S. Robinson(3)	100,000	1.3%	100,000	0.8%
Christopher J. Turnbull(4)	305,505	3.9%	305,505	2.5%
Todd C. Johnson(5)	750,311	9.7%	750,311	6.2%
Timothy G. Laske, PhD	—	—	—	—
Executive Officers and Directors as a Group (6 persons)	3,249,211	41.9%	3,249,211	27.0%

(1)
Joseph A. Marino is the Chairman, Director, and an executive officer of the Company. The number of shares listed reflects shares held directly and 50,000 shares underlying stock options to purchase common stock, which are exercisable within 60 days of the date of this prospectus. Also includes 1,522,487 shares owned by family members of Joseph A. Marino, all of whom are adults, and over which Mr. Marino does not possess voting control; voting power over such shares follows investment power. The calculation does not include any option to convert unsecured convertible promissory notes.

(2)
Peter M. Buonomo is the Senior Vice President of the Company. The number of shares listed reflects shares held directly, and 125,000 shares underlying stock options to purchase common stock, which are exercisable within 60 days of the date of this prospectus.

(3)
Scott S. Robinson is the Treasurer and an executive officer of the Company. The number of shares listed reflects shares held directly and 100,000 shares underlying stock options to purchase common stock, which are exercisable within 60 days of the date of this prospectus.

(4)
Christopher J. Turnbull serves as a director of the Company. The number of shares listed reflects shares held directly and 100,000 shares underlying stock options to purchase common stock, which are exercisable within 60 days of the date of this prospectus. The calculation does not include any option to convert an unsecured convertible promissory note.

(5)
Todd C. Johnson serves as a director of the Company. The number of shares listed reflects shares held directly and 43,750 shares underlying warrants to purchase common stock related to previous stock offerings. It also includes 10,000 shares and 10,000 shares underlying warrants held by a family member of Todd C. Johnson. The number of shares listed also includes 536,382 shares held by Seagate, LLC, of which Todd C. Johnson is the sole manager.

DESCRIPTION OF SECURITIES
General
Our authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of undesignated preferred stock, $0.01 par value per share. As of August 6, 2026, there were 6,743,425 shares of common stock outstanding, assuming the Series A Conversion immediately prior to the closing of the offering into a total of 876,000 shares of common stock. Upon completion of this offering, no shares of our preferred stock will be designated, issued or outstanding.
The following summary of our capital stock, our amended and restated articles of incorporation, as amended, and our amended and restated bylaws do not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated articles of incorporation, as amended, and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Holders of common stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for directors is not permitted, but the holders of common stock are entitled to one vote per share in all matters to be voted on by shareholders. Subject to the rights of the holders of any outstanding Preferred Stock, holders of common stock are entitled to receive dividends legally available therefore, when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to the shareholders. The Company has never paid a cash dividend on its common stock and does not intend to pay dividends in the foreseeable future. The Company’s present intention is to retain all future earnings for use in its business. All shares of common stock presently outstanding are fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of common stock, but not to exceed the amount authorized by the Company’s Articles, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further shareholder action.
Stock Options — 2018 Stock Incentive Plan
The Encore Medical, Inc. 2018 Stock Incentive Plan (“Plan”) was adopted by our board of directors effective January 16, 2018 and will terminate on January 15, 2028. The purpose of the Plan is to enable the Company to retain and attract executives, key technical and functional employees, directors and consultants who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.
Our board of directors or a committee thereof has complete discretion to select Plan optionees and to establish the terms and conditions of each award, subject in all cases to the provisions of the Plan and applicable provisions of the Internal Revenue Code. The current Plan requires that the exercise price of each option granted shall not be less than 100% of fair market value of the common stock as of the date the option is granted. In the event that an optionee is the owner of 10% of the voting power of all class of stock of the Company, the option price shall not be less than 110% of the fair market value. The term of any option granted under the Plan may not exceed ten years.
The number of shares reserved for issuance under the Plan is automatically increased each time the number of shares available for grant have been granted and are no longer available (the “Reset Date”). On each Reset Date, the number of shares reserved under the Plan is automatically increased to an amount equal to 10% of the total number of shares of common stock outstanding on such date. The Company did not grant any stock options in 2025.
In addition to stock options, the Plan provides for the award of stock appreciation rights, restricted stock, deferred stock and the allowance of a target grant program. Other than stock options as described above, no such additional awards have been utilized to date.

As of June 30, 2026, incentive and non-qualified stock options to purchase an aggregate of 463,000 shares of common stock were issued and outstanding and an additional 450,643 shares of common stock were reserved for issuance and available for future distribution under the Plan.
Warrants
As of June 30, 2026, the Company currently has 542,080 issued and outstanding warrants exercisable into common stock related to previous stock purchase offerings. The warrants have an average exercise price of $9.35 and an average term of 7.39 years.
Anti-Takeover Effects of Provisions of the Articles of Incorporation, the Bylaws and Applicable Law
Our amended and restated articles of incorporation, as amended, amended and restated bylaws, and the laws of the State of Minnesota contain provisions that could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of common stock.
Authorized but Unissued Capital Stock
The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. Moreover, our board of directors may generally issue shares of one or more series of preferred stock on terms that could discourage, delay or prevent a change of control of the Company or the removal of our management.
Board Classification
Our amended and restated bylaws provide that our board of directors will be divided into three classes serving staggered three-year terms. As a result, only one class of directors will be up for election at each annual meeting of the shareholders, meaning that stockholders will only be able to elect approximately one third of the board of directors at any given annual meeting.
Board Vacancies and Newly Created Directorships
Our amended and restated bylaws provide that any vacancies on our board of directors, and any newly created directorships, will be filled by the affirmative vote of a majority of the directors then in office.
No Cumulative Voting
Our amended and restated articles of incorporation do not authorize cumulative voting.
Advance Notice Requirements for Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Minnesota Corporate Law
We are subject to the provisions of Section 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may deny shareholders the receipt of a premium on their capital stock, and which may also have a depressive effect on the market price of our common stock. In general, Section 302A.671 provides that the shares of an issuing public corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors, or to increase such acquiring person’s voting power from less than 33 1∕3% to more than 33 1∕3% but less than 50%, or to increase such person’s voting power from less than 50% to more than 50%.
In general, Section 302A.673 prohibits an issuing public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock.
Transfer Agent
The Company has retained the services of American Stock Transfer (Equiniti) to act as Transfer Agent for our common stock.
Trading Symbol and Market
We have applied for listing of our common stock on the NYSE American Market under the symbol “EMI.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there was no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to list our common stock listed on NYSE American, we cannot assure you that there will be an active public market for our common stock.
Upon the closing of this offering, we will have outstanding an aggregate of 10,743,425 shares of common stock, or 11,193,425 shares of common stock if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $5.00 per share. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act.
Lock-Up Arrangements
In connection with this offering, we have agreed that, without the prior written consent of the Representative, we will not, for a period of one hundred eighty (180) days after the closing of the offering (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into, exercisable or exchangeable for, or that represent the right to receive, shares of capital stock of the Company (including without limitation, shares of common stock issuable upon exercise of stock options or warrants), whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction is to be settled by delivery of capital stock or such other securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to do any of the foregoing.
Additionally, our directors and officers and any other holder(s) of 2% or more of the outstanding shares of common stock as of the effective date of the Registration Statement (including all holders of securities exercisable for or convertible into shares of common stock) have agreed not to, for a period of one hundred eighty (180) days after the closing of the offering, engage in any of the transactions described above with respect to any of their securities, subject to customary exceptions, including but not limited to bona fide gifts, estate planning transfers, transfers by will or operation of law, transfers to affiliates, and certain exercises of stock options or tax withholding arrangements, provided that the transferee agrees to be bound by the same restrictions and no public filings are made prior to expiration of the Lock-Up Period.
We anticipate that the securities held by our existing owners, including those that are subject to the lock-up restrictions described above, will be registered for resale on a Registration Statement on Form S-1 or such other available registration form as may be applicable, which we expect to file within six (6) months following the closing of this offering. There can be no assurance, however, that such a registration statement will be filed or declared effective within that timeframe, or at all.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the current public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described herein.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described herein, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:
•
1% of the number of common stock then outstanding, which will equal approximately 107,434 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or

•
the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described herein.
Form S-8 and S-1 Registration Statements
We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under the Encore Medical, Inc. 2018 Stock Incentive Plan. Such registration statements on Form S-8 will become effective immediately on filing. We also intend to file one or more registration statements on Form S-1 or such other registration form as may be available to register securities held by our existing owners, including those that are subject to lock-up restrictions described above. Following such registration statements being declared effective by the SEC, shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described herein, and Rule 144 limitations applicable to affiliates.
10b5-1 Plans
After the offering, certain of our employees, including our executive officers and/or directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Sales under these trading plans will not be permitted until the expiration of the lock-up agreements relating to the offering described herein.

PLAN OF DISTRIBUTION
The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered by the Company. Subject to certain conditions, we have agreed to issue and sell to the underwriters, and the underwriters have severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares listed next to its name in the following table:
Number of Shares
The Oak Ridge Financial Services Group, Inc.	[ ]
Network 1 Financial Securities, Inc.	[ ]
Total	[ ]
The Oak Ridge Financial Services Group, Inc. and Network 1 Financial Securities, Inc. are acting as representatives of the underwriters. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have granted the underwriters an over-allotment option to purchase up to an additional 450,000 shares of common stock (15% of the shares of common stock sold in this offering) from the Company, at the public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. They may exercise this option for 45 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes both no exercise and full exercise the underwriters’ over-allotment option to purchase additional shares.
	Per Share		Without Over-allotment Option	With Over-allotment Option
Public offering price	[$	5.00]	$15,000,000	$17,250,000
Underwriting discount(1)	[$	.40]	$1,200,000	$1,380,000
Proceeds, before expenses, to us	[$	4.60]	$13,800,000	$15,870,000

(1)
Represents an underwriter discount equal to 8% per share. The fees do not include the Underwriters’ Warrants described below under “Plan of Distribution — Underwriters’ Warrants” or the reimbursement by us of certain expenses as described immediately below.

We have agreed to reimburse the underwriters for certain actual accountable expenses incurred and relating to the offering including but not limited to the following: (a) the fees and expenses of the Representatives’ legal counsel, (b) the costs associated with the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (c) the underwriters’ actual accountable “road show” expenses; and (d) the Representatives’ market making and trading, and clearing firm settlement expenses for the offering. We have agreed to pay the Representatives a $25,000 advance for its anticipated out-of-pocket costs.
We have also agreed to pay the Representatives a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received from the sale of shares of common stock. The non-accountable expense allowance will be paid through a deduction from the net proceeds of the offering.
The expenses of this offering, not including the underwriting discount, are estimated at $800,000 and are payable by us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
Discounts and Other Compensation
The following table shows the underwriting discounts and other compensation that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.
	Without Over-allotment Option	With Over-allotment Option
Underwriting discount(1)	$1,200,000	$1,380,000
Other(2)	$270,000	$270,000
Total	$1,470,000	$1,650,000

(1)
Does not reflect the reimbursement by us of certain expenses as described above.

(2)
We will grant to the Underwriters a warrant to purchase a number of shares of common stock equal to eight percent (8%) of the shares of common stock sold by us in the offering (the “Underwriters’ Warrants”) at an exercise price equal to 120% of the initial public offering price. The Underwriters’ Warrants will be considered underwriting compensation in connection with this offering and, in accordance with FINRA Rule 5110, have been given a value of $270,000. Such valuation relates solely to such Underwriters’ Warrants for purposes of FINRA Rule 5110 and does not reflect an actual value that may be ascribed to the Underwriters Warrants in the marketplace.

Underwriters’ Warrants
In conjunction with the offering, the Company will grant to the Underwriters a warrant to purchase a number of shares of common stock equal to eight percent (8%) of the shares of common stock sold by the Company in the offering (the “Underwriters’ Warrants”). The Underwriters’ Warrants will first become exercisable one (1) year after the effective date of the offering and will be exercisable for a period of four (4) years thereafter at a price equal to 120% of the initial public offering price. The Underwriters’ Warrant will not be transferable except in accordance with applicable securities regulations. The Underwriters’ Warrant will contain customary anti-dilution provisions and will provide for “piggyback” registration rights with respect to the shares of common stock underlying the Underwriters’ Warrant (the “Warrant Shares”), for up to two (2) registrations by the Company and at the Company’s expense. All underwriting discounts and commissions attributable to any Warrant Shares being so registered will be borne by the selling party, and any fees and expenses of counsel for the selling shareholders will be payable by such shareholders pro rata. The Underwriters’ Warrant will provide for the cashless exercise of the Underwriters’ Warrant.
The Underwriters’ Warrants are deemed underwriter compensation by FINRA and are therefore subject to an 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Underwriters or their respective designees (or their permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales pursuant to this prospectus.
Lock-Up Agreements
We and our executive officers, directors and shareholders holding 2% or more of the company’s outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus (the “Restricted Period”), except with the prior written consent of the Representative.

Following the expiration of the Restricted Period, we anticipate that the securities held by our existing owners that are subject to the lock-up restrictions described above will be registered for resale on a Registration Statement on Form S-1 or such other available registration form as may be applicable, which we expect to file within six (6) months following the closing of this offering. There can be no assurance, however, that such a registration statement will be filed or declared effective within that timeframe, or at all.
Listing
We have applied to list our common stock for trading on the NYSE American under the symbol “EMI.” We cannot guarantee that our common stock will be approved for listing on NYSE American. However, the consummation of this offering and the distribution are contingent on such approval. We will not consummate this offering or the distribution unless our common stock is so listed.
Offering Price
Before this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the Representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will be:
•
the valuation multiples of publicly traded companies that the Representatives believe to be comparable to us;

•
our financial information;

•
the history of, and the prospects for, our Company and the industry in which we compete;

•
an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•
the present state of our development; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of common stock may not develop. It is also possible that after this offering the shares of common stock will not trade in the public market at or above the initial public offering price.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the Representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Representative’s option to purchase additional shares described above. The Representatives may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of shares of our common stock or preventing or retarding a decline in the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE American, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representatives may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members who will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Other Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, provided, and may, in the future, provide investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they received or will receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of our common stock by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences to purchasers of our stock and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary addresses only our common stock that are held as capital assets by holders who acquire our common stock in this offering. The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or investors subject to special rules, such as brokers and dealers in securities, certain financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our stock as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their stock holdings, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold directly or constructively at least 5% of our stock, or persons liable for the alternative minimum tax or the Medicare tax on certain investment income. This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.
Each potential investor is urged and expected to consult his, her or its own tax advisors prior to acquiring any of our securities to discuss his, her or its own tax and financial situation, including the application and effect of U.S. federal, state, local, and other tax laws and any possible changes in the tax laws that may occur after the date of this prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.
The discussion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), currently applicable Treasury Regulations thereunder (the “Regulations”), administrative rulings and court decisions as of the date hereof, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the Internal Revenue Service (the “IRS”) or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of our stock or instruments similar to our stock. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by the company for U.S. federal income tax reporting purposes. A different treatment of our securities or our company from that described below could adversely affect the amount, timing, character, and manner for reporting income, gain, or loss in respect of an investment in our securities.
As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S. state, or a local government or any instrumentality thereof.
As used herein, the term “non-U.S. holder” means any beneficial owner of shares of our common stock (other than a partnership or other entity treated as a partnership) that is not a U.S. holder.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells our common stock, we urge you to consult your own tax adviser, as to the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES.
CONSEQUENCES TO U.S. HOLDERS
The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:
•
an individual citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•
an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and any remaining amounts will be treated as gain from the sale or other disposition of stock as described below.
Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation may qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.
Sale, Exchange or Other Taxable Disposition of Common Stock
A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of shares of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such shares. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such shares. A U.S. holder’s adjusted tax basis in its shares of common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares of common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Tax on Net Investment Income
Individual U.S. Holders with adjusted gross income that exceeds a threshold amount may be subject to an additional Medicare tax on some or all of such U.S. Holder’s “net investment income.” Net investment income generally includes income from the shares unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this tax may have, if any, on your acquisition, ownership or disposition of common shares.
CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:
•
a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•
a foreign corporation;

•
an estate or trust that is not a U.S. holder; or

•
any other Person that is not a U.S. holder

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Distributions
Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described below.
Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock
Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•
the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.
Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

LEGAL MATTERS
Certain legal matters relating to the offering as to U.S. federal law and the law of the State of Minnesota in connection with this offering will be passed upon for us by Holland & Hart LLP, Denver, CO. Certain legal matters will be passed on for the underwriters by Maslon LLP, Minneapolis, MN.

EXPERTS
The financial statements of the Company as of and for the fiscal years ended December 31, 2025 and 2024 included in this prospectus have been audited by Boulay, PLLP, an independent registered public accounting firm as set forth in their report thereon appearing elsewhere herein, and included in reliance on such report upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the shares of common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.
Upon completion of this offering, we will be subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read our U.S. Securities and Exchange Commission filings, including the registration statement, online at www.sec.gov.
We also maintain a website at https://www.encore-medical.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors
of Encore Medical, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Encore Medical, Inc. (the Company) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the two years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses and negative operating cash flows for the years ended December 31, 2025 and 2024 and has negative working capital as of December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of the financial statements. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.
We have served as the Company’s auditor since 2023.
Minneapolis,
Minnesota
February 26, 2026

ENCORE MEDICAL, INC.
Balance Sheets
	December 31,
	2025	2024
ASSETS
Current assets
Cash	$94,256	$246,829
Accounts receivable	584,185	349,472
Accounts receivable – related party	687,933	—
Inventory	250,823	373,598
Prepaid expenses and other current assets	185,096	40,564
Total Current Assets	1,802,293	1,010,463
Property and Equipment	31,756	37,441
Operating Lease Right-of-Use Asset	326,332	402,149
TOTAL ASSETS	$2,160,381	$1,450,053
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,013,400	$417,424
Accrued interest	181,619	92,396
Accrued Expenses	777,583	377,313
Short term debt	1,510,717	50,000
Current operating lease liability	85,460	74,144
Total current liabilities	3,568,779	1,011,277
Long term debt	—	1,000,000
Non-current operating lease liability	261,311	346,772
Total liabilities	$3,830,090	$2,358,049
Commitments and contingent liabilities (Note 13)
Stockholders’ Equity (Deficit)
Series A Preferred Stock, par value $0.01, 4,000,000 shares authorized at December 31, 2025 and 2024; 876,000 shares issued and outstanding as of December 31, 2025 and 2024	8,760	8,760
Common Stock, par value $0.01, 20,000,000 and 10,000,000 shares authorized at December 31, 2025 and 2024; 5,867,425 and 5,717,425 shares issued and outstanding as of December 31, 2025 and 2024	58,674	57,174
Additional paid in capital	5,081,825	4,916,950
Accumulated deficit	(6,818,968)	(5,890,880)
Total stockholders’ equity (deficit)	(1,669,709)	(907,996)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,160,381	$1,450,053
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Operations
	For the Year Ended December 31,
	2025	2024
Net Sales	$2,585,858	$2,134,528
Cost of goods sold	1,548,302	1,361,077
Gross profit	1,037,556	773,451
Operating expenses
Selling, general and administrative	1,670,330	1,555,653
Stock compensation expense	16,375	696,101
Clinical trial expense	79,560	142,672
Regulatory expense	100,440	145,297
Total operating expenses	1,866,705	2,539,723
Operating loss	(829,149)	(1,766,272)
Non-operating expense
Interest expense	98,939	79,679
Total non-operating expense	98,939	79,679
Net loss before income taxes	(928,088)	(1,845,951)
Income taxes	—	—
Net Loss	$(928,088)	$(1,845,951)
Net loss per share – basic and diluted	$(0.16)	$(0.33)
Weighted average common shares outstanding – basic and diluted	5,824,685	5,661,954
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Stockholders’ Equity (Deficit)
	Series A Preferred Stock		Common Shares		APIC	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2023	876,000	$8,760	5,636,425	$56,364	$3,817,833	$(4,044,929)	$(161,972)
Stock Based Compensation					696,101		696,101
Sale of Common Stock, net of sales expense			81,000	810	403,016		403,826
Net loss	—	—	—	—	—	(1,845,951)	(1,845,951)
Balance, December 31, 2024	876,000	$8,760	5,717,425	$57,174	$4,916,950	$(5,890,880)	$(907,996)
Stock Based Compensation					16,375		16,375
Exercise of Stock Options			150,000	$1,500	148,500		150,000
Net loss	—	—	—	—	—	(928,088)	(928,088)
Balance, December 31, 2025	876,000	$8,760	5,867,425	$58,674	$5,081,825	$(6,818,968)	$(1,669,709)
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Cash Flows
	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(928,088)	$(1,845,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,187	6,157
Amortization of debt discount	9,717	4,375
Stock based compensation	16,375	696,101
Non-cash lease expense	1,671	4,935
Accounts receivable	(234,713)	(349,472)
Accounts receivable – related party	(687,933)	381,727
Inventory	122,775	92,562
Prepaid expenses and other current assets	(144,531)	(15,521)
Accounts payable	595,976	328,971
Accrued interest	89,222	75,738
Accrued expenses	485,269	158,108
Net Cash Used in Operating Activities	(668,073)	(462,270)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(500)	—
Net Cash Used in Investing Activities	(500)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term debt	516,000	—
Deferred financing costs	—	—
Proceeds from sale of common stock		403,826
Net Cash Provided by Financing Activities	516,000	403,826
Net Decrease in Cash	(152,573)	(58,444)
Cash at Beginning of Period	246,829	305,272
Cash at End of Period	$94,256	$246,828
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes paid	$—	$—
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Noncash deferred financing costs	$65,000
Noncash stock option exercise in lieu of accrued payroll due to officer	$150,000
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1.   Nature of Business
Nature of Business:
Encore Medical, Inc. (the “Company”) develops, manufactures, and markets septal occlusion products, which are small, implantable devices delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects. To date, the Company’s products have been implanted in approximately 35,000 patients outside the United States. Procedures are performed in a cardiac catheterization lab and reduce the need for open-heart surgery or a lifetime of drug therapy, which are currently the alternative methods of treating these defects.
Encore Medical, Inc. was formed in 2017 as a subsidiary of Cardia, Inc. (“Cardia”) in Eagan, Minnesota. As of October 1, 2020, Encore ceased to be a subsidiary of Cardia pursuant to a tax-free spin-off to shareholders under section 355 of the Internal Revenue Code of 1986, as amended.
The Company has obtained CE Mark approval for its products, which is a prerequisite for the general sale of medical devices in the European Union and is currently marketing and selling septal occlusion devices for the closure of certain cardiac defects in countries outside the United States.
Currently, the Company does not have regulatory approval to sell its products in the United States. However, the Company has completed significant steps required to obtain Class III market clearance for its patent foramen ovale (“PFO”) septal occlusion device through the United States Food and Drug Administration’s (the “FDA”) investigational device exemptions (“IDE”)/premarket approval (“PMA”) application process. Such FDA approval will allow the Company to market its products throughout the United States.
Liquidity and Capital Resources
As of December 31, 2025, the Company had cash of $94,256 and working capital deficit of $1,766,486, compared to cash of $246,829 and working capital deficit of $814 as of December 31, 2024. The decrease in cash was primarily attributable to the use of cash in operations. The increase in working capital deficit was primarily attributable to an increase in accounts payable and increase in short-term debt. The Company’s primary sources of liquidity are cash on hand, cash generated from operations, and management of short-term payables and accruals.
Going Concern Considerations
The Company has incurred recurring losses from operations and had a net loss of $928,088 and negative operating cash flows of $668,073 for the year ended December 31, 2025. As of December 31, 2025, the Company had an accumulated deficit of $6,818,968. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.
Management is currently pursuing capital raises and believes that these plans, if successful, will mitigate the conditions that raise substantial doubt. However, the outcome of these plans is uncertain, and there is no assurance that the Company will be successful in executing them.
While management believes that the Company can successfully resolve its liquidity issues through these initiatives, there is significant uncertainty regarding the outcome. Due to these conditions, Management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for the twelve-month period following the issuance of the financial statements. The Company expects to alleviate its going concern issue after the conclusion of a public offering that is in progress.
The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will continue in operation and realize its assets and discharge its liabilities in the ordinary course of business. However, due to the uncertainties discussed above, it is possible that the Company may not be able to continue as a going concern. If the Company is unable to continue as a going concern, significant adjustments would be required to the carrying values of its assets and liabilities, and it may be required to significantly reduce or cease its operations.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Operating results for the year ended December 31, 2025 are not necessarily indicative of results to be expected for any future year.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates, including the underlying assumptions, consist of the allowance for credit losses on trade receivables, valuation allowance on deferred tax assets, inventory obsolescence, stock-based compensation expense and valuation of common stock warrants. It is at least reasonably possible that these estimates may change in the near term. Actual results could differ from those estimates.
Cash
The Company maintains its cash primarily in two bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts. The Company believes it is not exposed to significant credit risk on cash.
Trade Receivables and Credit Policies
Trade receivables are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Customer account balances with invoices over 90 days are considered delinquent. The Company does not accrue interest on delinquent trade receivables.
Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.
The Company maintains an allowance for credit losses on trade receivables, which is recorded as an offset to trade receivables. Changes in the allowance for credit losses are included as a component of operating expenses in the Statements of Operations. The Company assesses credit losses on a collective basis where similar risk characteristics exist. Receivables that do not share risk characteristics with other receivables, or where known collectability issues exist, are evaluated on an individual basis.
The allowance is based on the credit losses expected to arise over the life of the receivable (contractual term). The Company considers historical loss rates and current economic conditions. Receivables are written off against the allowance for credit losses. The allowance for credit losses was $0 at December 31, 2025 and 2024.
On January 1, 2024, accounts receivable were $0 and accounts receivable — related party were $381,727.
Concentrations
As of December 31, 2025, the Company had two customers that accounted for more than 10% of the accounts receivable balance. These customers individually had 43.8% and 31.6% of the total accounts receivable at December 31, 2025. During the year ended December 31, 2025, the Company had 4 customers that accounted for more than 10% of sales. These customers individually had 31.0%, 17.6%, 15.9% and 13.3% of sales in 2025.
As of December 31, 2024, the Company had four customers that exceeded 10% of the accounts receivable balance. These customers individually held 32.9%, 25.3%, 13.6%, and 11.8% of total accounts receivable as of December 31, 2024.
Fair Value Measurements
The Company’s policies incorporate the guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis and on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company currently has no non-financial or financial items that are measured on a nonrecurring basis.
The carrying values of accounts receivable, accounts payable, and other financial working capital items approximate fair value at December 31, 2025, and 2024 due to the short-term maturity of these instruments.
Inventories
Inventories include raw materials, work in process and finished goods and are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company’s industry is characterized by rapid product development and frequent new product introductions. Uncertain timing of regulatory approvals, variability in product launch strategies and variation in product sales all impact inventory reserves for excess, obsolete and expired products. An increase in inventory reserves results in a corresponding increase in cost of goods sold in the statement of operations. Inventories are written off against the reserve when they are physically disposed. Based on current conditions, the Company had an inventory reserve of $32,298 and $0 as of December 31, 2025, and 2024, respectively.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful life. The estimated useful life of leasehold improvements is the shorter of the estimated life or the lease term. The estimated useful lives of furniture, fixtures, computers and office and manufacturing equipment are three to seven years. Maintenance and repairs are expensed as incurred. Major improvements and betterments are capitalized.
Leases
The Company determines if an arrangement is a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used. The Company leases an office and manufacturing facility under a lease that qualifies as an operating lease, as determined at the inception of the lease arrangement. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make payments under the lease. Leased assets and liabilities are measured and recorded at the commencement date based on the present value of payments over the lease term.
Lease assets and liabilities include lease incentives and options to extend or terminate when it is reasonably certain the Company will exercise that option. The Company uses the implicit rate when readily determinable, however, as most leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate. The Company also applies the short-term lease recognition exemption, recognizing lease payments in profit or loss, for lease terms of 12 months or less at commencement and with no option to extend the lease whose exercise is reasonably certain. The Company accounts for the lease and non-lease components as a single lease component.
The Company’s incremental borrowing rate is a hypothetical collateralized borrowing rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.
Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities. The short-term portions of lease liabilities are included in current liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. See Note 8. — Operating Leases for further discussion.
Long-Lived Assets
Long-lived assets, such as property and equipment and right of use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require the Company to test a long-lived asset for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes impairment to the extent that the carrying value of an asset exceeds its fair value. The Company determines fair value through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals. No impairment was recognized during 2025 and 2024.
Revenue Recognition
The Company determines revenue recognition through the following steps:
•
Identification of the contract or contracts with a customer

•
Identification of performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when or as the Company satisfies the performance obligations

Revenue is generated from the sale of medical devices. The Company recognizes revenue and transfers control to the customer when shipment of the device occurs. Shipping and handling activities are considered activities to fulfill the promise to transfer the device. Shipping and handling revenues are not material in the years ended December 31, 2025, and 2024.
Products are sold primarily through a direct sales force and through distributors. Terms of sale are generally consistent for both end-users and distributors, except that payment terms are generally net 30 days for end-users and net 60 days for distributors, with some exceptions. The Company does not maintain any post-shipping obligations to customers; no installation, calibration or testing of products is performed subsequent to shipping in order to render products operational. The Company expects to be entitled to the total consideration for the products ordered as product pricing is fixed, and there are no adjustments for a significant financing component as payment terms fall within one year. The Company excludes taxes assessed by governmental authorities on revenue producing transactions from the measurement of the transaction price.

Costs associated with product sales include commissions expenses. There are no royalty expenses. As revenue from product sales is recognized at a point in time, commissions expenses are recognized as incurred. Commissions expenses are included in selling, general and administrative expenses in the statements of operations.
Significant judgments and estimates involved in the Company’s recognition of revenue include the estimation of a provision for returns. In the normal course of business, the Company is not obligated to accept product returns unless a product is defective as manufactured. The Company does not provide customers with the right to a refund. Based on the Company’s history of minimal product returns, there is no sales returns and allowance as of December 31, 2025, and 2024.
Research and Development
Research and development costs include internal and external costs associated with the development and research of new and existing products or concepts, preclinical studies, clinical trials and studies and related regulatory activities. Research and development costs are expensed as incurred. Research and development costs, excluding costs related to clinical trials were not material in 2025 and 2024 and are included in selling, general and administrative expenses in the statements of operations. Clinical trial expenses incurred by third parties are expensed as contracted work is performed over the expected service period. Clinical trial expenses are separately presented in the statements of operations.
Income Taxes
The Company accounts for income taxes using the asset and liability method, as required by the accounting standard for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases along with operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities from a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
The Company’s estimate of the valuation allowance for deferred income tax assets requires significant estimates and judgments about future operating results. Deferred income tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more-likely-than-not that a deferred income tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred income tax assets on an annual basis to determine if valuation allowances are required by considering all available evidence. Deferred income tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred income tax assets are future taxable income, future reversals of existing taxable temporary differences, taxable income in prior carryforward years and tax planning strategies that are both prudent and feasible. In evaluating the need for a valuation allowance, the existence of cumulative losses since inception is significant objectively-verifiable negative evidence that must be overcome by objectively-verifiable positive evidence to avoid the need for a valuation allowance. The Company’s valuation allowance offsets all net deferred income tax assets as it is more-likely-than-not that the benefit of the deferred income tax assets will not be recognized in future periods. The Company has not reclassified income tax effects of the Tax Cuts and Jobs Act within accumulated other comprehensive (loss) income to accumulated deficit due to its full valuation allowance.
The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for an uncertain tax position is necessary.
Stock-Based Compensation
The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton (“BSM”) option-pricing model. The estimated grant date fair value is expensed over the requisite grant’s service period as stock-based compensation expense. The Company uses historical data from comparable medical device companies, among other factors, to estimate the expected price volatility. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. The Company accounts for forfeitures as they occur. At December 31, 2025 and 2024, the Company had one stock-based compensation plan.
Risks and Uncertainties
The Company is subject to risks common to companies in the development stage including, but not limited to, dependency on the clinical and commercial success of its devices, the ability to obtain regulatory approvals, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, and significant competition.
Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) Disaggregation of Income Statement Expenses in November 2024 and issued ASU 2025-01 in January 2025 to clarify its effective date. This ASU provides investors with more decision-useful information about a business entity’s expenses. The ASU requires companies to provide detailed disclosure of specified categories underlying certain expense captions in interim and annual periods. It would provide investors with more detailed information about the types of expenses, including employee compensation, depreciation, amortization, and costs incurred related to inventory and manufacturing activities in income statement expense captions such as cost of sales; selling, general and administrative; and research and development. The ASU does not change or remove existing expense disclosure requirements and does not change requirements for presentation of expenses on the face of the income statement. It requires companies to include certain existing disclosures in the same tabular format disclosure. The ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.
The FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update change how companies estimate and disclose expected credit losses for certain short-term financial assets. The amendments in ASU 2025-05 are effective for public business entities for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. The Company is currently evaluating the impact that adoption of ASU 2025-05 will have on its financial statements and related disclosures. While the Company has not yet completed its assessment, it expects that the adoption of this guidance will not have a material impact. The Company plans to adopt the standard effective January 1, 2026.
Recently Adopted Accounting Standard
In November 2023, the FASB issued ASU 2023-07 Improvements to Reportable Segment Disclosures. This ASU, which amends Topic 280: Segment Reporting, improves disclosure requirements for reportable segments and enhances disclosures for companies with single reportable segments. The Company has a single reportable segment based on the nature of its services and regulatory environment under which it operates. The nature of the business and the accounting policies of the segment are the same as described throughout Note 1. The Company’s Chief Operating Decision Maker (“CODM”) is its president. The CODM assesses the reportable segment’s performance and allocates resources for the reportable segment based on the net income and total assets, which are the same amounts in all material respects as those reported on the Statement of Operations and Balance Sheets. The Company adopted the standard on January 1, 2024. The adoption did not have a material impact on the Company’s financial statements.

Subsequent Events
The Company evaluates events and transactions that occur after the balance sheet date but before the financial statements are issued (or are available to be issued) to determine whether any such events should be recognized or disclosed in the financial statements. The Company has evaluated subsequent events from the balance sheet of December 31, 2025 through February 26, 2026, the date these financial statements were issued, and has determined that no events or transactions have occurred that would require recognition or disclosure.
Note 3.   Net Loss Per Share
Basic and diluted net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss position during the years ended December 31, 2025 and 2024.
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:
	Year Ended December 31,
	2025	2024
Numerator:
Net loss	$(928,088)	$(1,845,951)
Net loss attributable to common stockholders	$(928,088)	$(1,845,951)
Denominator:
Weighted-average shares used to compute net loss per share, basic and diluted	5,824,685	5,661,954
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.33)
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:
	December 31,
	2025	2024
Outstanding options to purchase common stock	463,000	638,000
Common stock warrants	542,080	542,080
Total	1,005,080	1,180,080
Note 4.   Inventories
Inventories used in the determination of cost of goods sold are as follows:
	December 31,
	2025	2024
Raw Materials	$233,810	$213,299
Work In Process	25,363	14,588
Finished Goods	23,948	145,711
Inventory Reserve	(32,298)	0
Total Inventories	$250,823	$373,598

Note 5.   Property and Equipment
Property and equipment consists of the following:
	December 31,
	2025	2024
Equipment	$47,325	$46,824
Leasehold improvements	7,185	7,185
	54,510	54,009
Accumulated depreciation	(22,754)	(16,568)
Total Property and Equipment	$31,756	$37,441
Depreciation expense was $6,187 and $6,157 for the years ended December 31, 2025 and 2024, respectively.
Note 6.   Accrued Expenses
Accrued expenses consist of the following:
	December 31,
	2025	2024
Wages	$159,480	$304,308
Accrued commissions	$496,600	$0
Deferred financing fees	$65,000	$0
Other	56,503	73,005
Total Accrued Expenses	$777,583	$377,313
Note 7.   Debt
Short-Term Debt
At December 31, 2025, the Company’s short-term debt included an unsecured line of credit with Cardia, Inc., a related party, with a balance of $216,000. The line of credit was obtained on May 15, 2025 and amended on October 1, 2025, bears interest at 6%, matures on May 14, 2027 and can be renewed for additional terms by mutual agreement of both parties.
At December 31, 2025, the Company’s short-term debt included a $200,000 unsecured convertible promissory note with its CEO and a $100,000 unsecured convertible promissory note with an unrelated party. The notes were obtained on November 24, 2025 and December 10, 2025, respectively. The notes bear interest at 10% and includes a 20% origination fee. The notes mature on June 30, 2026, are convertible at the discretion of the lender and provide for conversion of any outstanding amounts into common stock of the Company at $5.00/share.
At December 31, 2025 and 2024, the Company’s short-term debt included a $50,000 unsecured convertible promissory note with a board member. The note was obtained on October 11, 2023 and was amended and restated on November 24, 2025. The note bears interest at 10% and includes a 20% origination fee. The note matures on June 30, 2026, and is convertible at the discretion of the lender and provides for conversion of any outstanding amounts into common stock of the company at $5.00/share.
Long-Term Debt
At December 31, 2025 and 2024, the Company’s long-term debt consisted of a $1,000,000 promissory note with an unrelated company. The note was obtained on November 6, 2023, bears interest at 7.0%, compounded annually and matures on November 5, 2026. The note has no scheduled payments during its term and is secured by all tangible and intangible assets of the Company. The Company was in compliance with all covenants as of December 31, 2025. This note payable is classified as short-term debt at December 31, 2025, due to its November 6, 2026, maturity date.
The issuer of the note was granted a right of first refusal on all future stock issuances by the Company. This right expires at the later of November 5, 2026, and 2 years after the repayment in full of all note obligations.
Note 8.   Operating Leases
On February 3, 2023 the Company entered into a lease with a third party for 7,459 square feet of office and manufacturing space located in Eagan, Minnesota, with a commencement date of April 1, 2023 and maturing on May 31, 2029. As a result of this agreement, the Company recognized an ROU asset and lease liability of $513,823 pursuant to ASC 842, Leases.
The components of lease expense and supplemental cash flow information related to this lease for the years ended December 31, 2025, and 2024 are as follows:
	December 31,
	2025	2024
Lease Costs:
Operating lease cost	$114,601	$114,601
Short-term lease cost	0	12,000
Variable lease cost	50,268	42,346
Total lease costs:	$164,869	$168,947
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows from operating leases	$74,144	$64,024
ROU assets obtained in exchange for lease obligations	$0	0
Future maturities of the Company’s lease liabilities are as follows:
Year ended	December 31, 2025
2026	$116,323
2027	119,810
2028	123,428
2029	52,431
Total lease payments	411,992
Less: Imputed interest/present value discount	(65,221)
Total lease liability	$346,771
Other Information
Weighted-average remaining lease term (in years):	3.4
Weighted-average discount rate	10.0%
Right of use asset	$326,332
Note 9.   Stockholders’ (Deficit) Equity
Common Stock
As of December 31, 2025, and 2024, the Company had 20,000,000 and 10,000,000 shares of Common Stock authorized respectively and 5,867,425 and 5,717,425 shares of Common Stock issued and outstanding, with a par value of $0.01 per share, respectively.
During 2024, the Company sold 81,000 shares of common stock for $5.00 per share, less offering costs. All sales were to unrelated parties.

Series A Preferred Stock
As of December 31, 2025 and 2024, the Company had 4,000,000 shares of Series A Preferred Stock authorized and 876,000 shares of Series A Preferred Stock issued and outstanding, with a par value of $0.01 per share.
Series A Preferred Stock has the following rights and preferences:
•
Dividends:   Holders are entitled to cumulative dividends at a rate of 8.0% per annum of the Series A Preferred stock original issue price, when and if declared by the Board of Directors. No dividends were declared or paid during the years ended December 31, 2025 or 2024.

•
Liquidation Preference:   In the event of any liquidation, dissolution, or winding up of the Company or a deemed liquidation event, holders of the Series A Preferred Stock, then outstanding, are entitled to receive first the amount of the aggregate accruing dividend not yet paid and second an amount per share equal to the greater of the Series A original issue price ($5.00) or such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. The amount of the liquidation preference, including the preferred return, was approximately $6.0 million as of December 31, 2025.

•
Optional Conversion:   The Series A Preferred Stock initially converts at any time at the option of the holder into shares of common stock on a one-for-one basis, subject to adjustments for stock dividends, splits combinations and similar events.

•
Mandatory Conversion:   Each share of Series A Preferred Stock will automatically convert into common stock at the then applicable conversion rate (i) upon the closing of an underwritten public offering of the Company’s common stock having a public offering price of at least $10 per share and resulting in gross proceeds to the Company of at least $20 million, and (ii) upon the approval of the preferred supermajority.

•
Voting Rights:   The Series A Preferred Stock votes together with the common stock on an as-converted basis and not as a separate class except as required by law. Certain matters as specifically provided in the Certificate of Designation, cannot be affected without the affirmative vote or written consent of the Preferred Supermajority.

•
Preemptive Rights:   Subject to certain exceptions, in the event the Company elects to issue shares of its capital stock or securities convertible into shares of its capital stock, each holder of Series A Preferred Stock shall have the right to purchase on such terms a pro rata portion of the new securities.

•
Anti-dilution Adjustments:   Subject to certain exceptions, if at any time the Company issues additional shares of common stock without consideration or for a consideration per share less than the conversion price in effect immediately prior to such issue, then the conversion price shall be reduced with such issue, to a price determined in accordance with a formula provided in the Certificate of Designation.

The Company did not convert or issue any Series A Preferred Stock during 2025 and 2024.
Common Stock Warrants
As of December 31, 2025 and 2024, the Company had 542,080 outstanding common stock warrants to purchase an aggregate of 542,080 shares of common stock. These warrants were issued in connection with the Series A Preferred Stock offerings in 2022 and 2021.
All outstanding warrants are classified as equity instruments in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as they (i) are indexed to the Company’s common stock, (ii) do not require cash settlement by the Company under any circumstances, and (iii) meet all criteria for equity classification. The warrants do not contain any anti-dilution or price-reset provisions that would preclude equity treatment. As such, the warrants are not subject to remeasurement and are not recorded as liabilities.

A summary of the Company’s outstanding common stock warrants as of December 31, 2025 and 2024 are as follows:
Year Issued	Number of Warrants	Exercise Price	Expiration Year	Life in Years
2021	32,320	$5.00	2031	10
2022	472,000	$10.00	2029	7
2022	37,760	$5.00	2032	10
	542,080
The fair value of the warrants was determined on the respective issuance dates using the Black-Scholes-Merton option pricing-model.
The warrants are exercisable for common stock and do not confer any voting rights, dividends, or other rights until exercised. No warrants were exercised, canceled, or expired during the years ended December 31, 2025, and 2024.
Note 10.   Stock-Based Compensation
The 2018 Encore Medical, Inc. Equity Stock Incentive Plan (the “2018 Plan”) authorizes the issuance of nonqualified stock options and restricted stock units. Payment for the shares may be made in cash, shares of the Company’s common stock or a combination thereof. Under the terms of the 2018 Plan, incentive stock options and non-qualified stock options are granted at a minimum of 100% of fair market value on the date of grant and may be exercised after vesting at various times depending upon the terms of the option. All existing options expire 10 years from the date of grant or one year from the date of death. The terms of the grants allow for an acceleration of vesting upon a change in control of the Company.
Under the 2018 Plan, the Company is authorized to issue up to 571,742 shares through stock options and awards such as restricted stock or restricted stock units as of December 31, 2025.
Stock Options
In fiscal year 2024, the Company granted 385,000 stock options which included 50,000 shares to one independent director, 175,000 shares to two directors who are also employees, 75,000 shares to one officer and the remaining 85,000 shares to various employees and one consultant. All of the options vested immediately except for 25,000 options granted to a non-board member employee. The Company did not grant any options in 2025.
The weighted average assumptions made in estimating the fair value of the options on the grant date based upon the BSM option-pricing model for the year ended December 31, 2024 are as follows:
2024
Dividend Yield	0.00%
Expected Volatility	34.30%
Risk Free Interest Rate	3.94%
Expected Life	5 Years
The Company calculates expected volatility for stock options using comparable volatility from other medical device companies as the Company does not have its own volatility due to the lack of significant sales of its common stock.
During the year ended December 31, 2025 and 2024 there were 150,000 and 0 options exercised. The Company had 25,000 and 163,000 options forfeited during the years ended December 31, 2025 and 2024, respectively.

The following table summarizes the activity for outstanding incentive stock options under the 2018 Plan:
	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2023	416,000	$1.39	3.92
Granted	385,000	5.00	9.59
Exercised	0
Forfeited	(163,000)	5.00	0.0
Balance at December 31, 2024	638,000	3.59	7.35
Granted	0
Exercised	(150,000)	1.00	0.0
Forfeited	(25,000)	5.00	0.0
Balance at December 31, 2025	463,000	$4.35	7.58	$652,830
Vested and exercisable as of December 31, 2025	459,527	$4.35
As of December 31, 2025 and 2024, the unrecognized compensation expense related to outstanding stock options was $6,823 and $23,198, respectively, which the Company expects to recognize over the remaining 5 month vesting period. The Company recognized compensation expense in connection with the vesting of options of $16,375 and $696,101 during the years ended December 31, 2025 and 2024.
Note 11.    Related Party Transactions
The Company was a subsidiary of Cardia Inc., until it was spun-off to Cardia shareholders on October 1, 2020. The two companies have common ownership consisting of non-majority interests in common and preferred stock of both companies. In addition, the companies have the same CEO and two board members. The Company has engaged in various transactions with Cardia, including Cardia selling medical devices on behalf of the Company, while the transfer of appropriate regulatory requirements was completed. During the year ended 2025 Cardia sold $802,800 in sales on behalf of the Company. During the year ended December 31, 2024 Cardia sold and remitted sales proceeds of $888,342 to the Company.
Additionally, the Company has an agreement to manufacture medical devices and provide management services for Cardia. During the years ended December 31, 2025, the Company billed Cardia $70,431 for manufacturing services and $0 for management services. During the year ended December 31, 2024, the Company billed Cardia $27,650 and $56,740 for manufacturing services and management services, respectively.
As of December 31, 2025, Encore had a related-party receivable of $687,933 due from Cardia, Inc. This receivable primarily reflects amounts owed to the Company related to products manufactured by Encore and sold by Cardia to an existing international customer pursuant to a legacy commercial arrangement that pre- dated the spin-off. This receivable is pursuant to a shipment of Encore products made under the CSMA by Cardia, Inc. on December 23, 2025, to the Ministry of Health of the Republic of Iraq under its supply contract with the Republic of Iraq dated 2018 which is still in effect. On January 28, 2026, Cardia, Inc. received the final order under this contract which is expected to be shipped within the next 180 days.
Due to regulatory, licensing and customer relationship considerations, including local regulatory approvals and contractual constraints, the customer relationship in Iraq continues to be maintained by Cardia, Inc. during the transition period. Cardia, Inc. is contractually obligated to remit to us amounts corresponding to the sale of our products under agreed commercial terms.
This related-party receivable from Cardia, Inc. arose from transitional commercial arrangements. The Company expects the receivable to be collected in the ordinary course of business, however the timing of collections may vary based on customer payment cycles and regulatory or geopolitical factors affecting certain markets. Management monitors the receivable closely as part of its liquidity planning.
At December 31, 2024, Encore had a receivable from Cardia of $0. During the year ended December 31, 2024, the Company recorded $475,538 of bad debt expense related to the Cardia receivable balance. At that time, it was determined that due to Cardia’s limited revenue and future expectations of revenue the $202,433 receivable would not be realized.
See Note 7. Debt for short-term debt related party disclosures.
All related party transactions are reviewed and approved in accordance with the Company’s related party policies.
Note 12.   Income Taxes
The provision (benefit) for income tax expense consisted of the following for the years ended:
	December 31,
	2025	2024
Current income taxes, Federal	$0.00	$0.00
Current income taxes, State	0.00	0.00
Deferred income taxes, Federal	0.00	0.00
Deferred income taxes, State	0.00	0.00
Unrecognized tax benefit, Federal	0.00	0.00
Unrecognized tax benefit, State	0.00	0.00
Total provision (benefit) for income taxes	$0.00	$0.00
The Company did not record any income tax provision for the years ended December 31, 2025 and 2024, respectively, due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and Minnesota (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since its inception. At December 31, 2025, the Company had Federal net operating loss carry forwards available to offset future taxable income of approximately $6.0 million. These carry forwards do not expire for Federal purposes. At December 31, 2025 and 2024 the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets.
The Company has no accrued interest or penalties related to uncertain tax positions as of December 31, 2025 or December 31, 2024 and uncertain tax positions are not significant.
Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards. The significant components of net deferred income tax assets are:
	December 31,
	2025	2024
Deferred Tax Assets:
Vacation accrual	$13,083	15,315
Net operating losses	1,269,550	1,082,457
Other	7,161	618
Valuation allowance	(1,289,794)	(1,098,390)
Total Deferred Tax Assets	—	—
Total Deferred Tax Liabilities	0	0
Net Deferred Tax Asset	$0	0

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income tax provision is as follows for the year ended:
	December 31,
	2025	2024
Federal statutory income tax rate	21.0%	21.0%
Change in valuation allowance on net operating loss carryforward	(21.0)%	(21.0)%
Effective income tax rate	0.0%	0.0%
Note 13.   Contingencies
The Company sometimes becomes subject to claims against it in the ordinary course of business. There are currently no pending or threatened claims against the Company that it believes will have a material adverse effect on its results of operations or liquidity.

ENCORE MEDICAL, INC.
Balance Sheets
(Unaudited)
	June 30 2026	December 31 2025
ASSETS
Current assets
Cash	$79,771	$94,256
Accounts receivable	244,668	584,185
Accounts receivable – related party	660,055	687,933
Inventory	265,839	250,823
Prepaid expenses and other current assets	221,924	185,096
Total Current Assets	1,472,257	1,802,293
Property and Equipment	28,653	31,756
Operating Lease Right-of-Use Asset	285,531	326,332
TOTAL ASSETS	$1,786,441	$2,160,381
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,105,550	$1,013,400
Accrued interest	245,144	181,619
Accrued Expenses	838,059	777,583
Short term debt	1,566,000	1,510,717
Current operating lease liability	91,594	85,460
Total current liabilities	3,846,347	3,568,779
Long term debt	—	—
Non-current operating lease liability	213,944	261,311
Total liabilities	4,060,291	3,830,090
Commitments and contingent liabilities (Note 13)
Stockholders’ Equity (Deficit)
Series A Preferred Stock, par value $0.01, 4,000,000 shares authorized at June 30, 2026 and December 31, 2025; 876,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025	8,760	8,760
Common Stock, par value $0.01, 20,000,000 shares authorized at June 30, 2026 and December 31, 2025 5,867,425 shares issued and outstanding as of June 30, 2026 and December 31, 2025	58,674	58,674
Additional paid in capital	5,088,648	5,081,825
Accumulated deficit	(7,429,933)	(6,818,968)
Total stockholders’ equity (deficit)	(2,273,850)	(1,669,709)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,786,441	$2,160,381
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Operations
(Unaudited)
	For the Six Months Ended June 30,
	2026	2025
Net Sales	$557,395	$1,010,092
Cost of goods sold	499,799	602,084
Gross profit	57,596	408,008
Operating expenses
Selling, general and administrative	479,416	538,532
Stock compensation expense	6,823	8,188
Clinical trial expense	30,019	56,669
Regulatory expense	33,261	4,964
Total operating expenses	549,519	608,353
Operating loss	(491,923)	(200,345)
Non-operating expense
Interest expense	119,042	40,405
Total non-operating expense	119,042	40,405
Net loss before income taxes	(610,965)	(240,750)
Income taxes	—	—
Net Loss	$(610,965)	$(240,750)
Net loss per share – basic and diluted	$(0.10)	$(0.04)
Weighted average common shares outstanding – basic and diluted	5,867,425	5,781,237
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Stockholders’ Equity (Deficit)
(Unaudited)
	Series A Preferred Stock		Common Shares		APIC	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2024	876,000	$8,760	5,717,425	$57,174	$4,916,950	$(5,890,880)	$(907,996)
Stock Based Compensation					8,188		8,188
Exercise of stock options	—	—	150,000	1,500	148,500	—	150,000
Net loss	—	—	—	—	—	(240,750)	(240,750)
Balance, June 30, 2025	876,000	$8,760	5,867,425	$58,674	$5,073,638	$(6,131,630)	$(990,558)
	Series A Preferred Stock		Common Shares		APIC	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2025	876,000	$8,760	5,867,425	$58,674	$5,081,825	$(6,818,968)	$(1,669,709)
Stock Based Compensation					6,823		6,823
Net loss	—	—	—	—	—	(610,965)	(610,965)
Balance, June 30, 2026	876,000	$8,760	5,867,425	$58,674	$5,088,648	$(7,429,933)	$(2,273,850)
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
Statements of Cash Flows
(Unaudited)
	For the Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(610,965)	$(240,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,104	3,083
Amortization of debt discount	55,283	—
Stock based compensation	6,823	8,188
Non cash lease expense	(432)	1,246
Accounts receivable	339,517	(123,638)
Accounts receivable – related party	27,878	—
Inventory	(15,016)	(21,733)
Prepaid expenses and other current assets	(36,829)	21,203
Accounts payable-related party	—	15,305
Accounts payable	92,150	(41,979)
Accrued interest	63,525	40,199
Accrued Expenses	60,477	25,910
Net Cash Used in Operating Activities	(14,485)	(312,966)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	—	(500)
Net Cash Used in Investing Activities	—	(500)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term debt	—	115,000
Net Cash Provided by Financing Activities	—	115,000
Net Decrease in Cash	(14,485)	(198,466)
Cash at Beginning of Period	94,256	246,829
Cash at End of Period	79,771	48,363
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$—
Income taxes paid	$—	$—
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Noncash stock option exercise in lieu of accrued payroll due to officer	—	$150,000
The accompanying notes are an integral part of these financial statements.

ENCORE MEDICAL, INC.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
Note 1.   Nature of Business
Nature of Business:
Encore Medical, Inc. (the “Company”) develops, manufactures, and markets septal occlusion products, which are small, implantable devices delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects. To date, the Company’s products have been implanted in approximately 35,000 patients outside the United States. Procedures are performed in a cardiac catheterization lab and reduce the need for open-heart surgery or a lifetime of drug therapy, which are currently the alternative methods of treating these defects.
Encore Medical, Inc. was formed in 2017 as a subsidiary of Cardia, Inc. (“Cardia”) in Eagan, Minnesota. As of October 1, 2020, Encore ceased to be a subsidiary of Cardia pursuant to a tax-free spin-off to shareholders under section 355 of the Internal Revenue Code of 1986, as amended.
The Company has obtained CE Mark approval for its products, which is a prerequisite for the general sale of medical devices in the European Union and is currently marketing and selling septal occlusion devices for the closure of certain cardiac defects in countries outside the United States.
Currently, the Company does not have regulatory approval to sell its products in the United States. However, the Company has completed significant steps required to obtain Class III market clearance for its patent foramen ovale (“PFO”) septal occlusion device through the United States Food and Drug Administration’s (the “FDA”) investigational device exemptions (“IDE”)/premarket approval (“PMA”) application process. Such FDA approval will allow the Company to market its products throughout the United States.
Liquidity and Capital Resources
As of June 30, 2026, the Company had cash of $79,771 and working capital deficit of $2,374,090 compared to cash of $94,256 and working capital deficit of $1,766,486, as of December 31, 2025. The decrease in cash was primarily attributable to the use of cash in operations. The increase in working capital deficit was primarily attributable to an increase in accounts payable and accrued interest in addition to a decrease in accounts receivable. The Company’s primary sources of liquidity are cash on hand, cash generated from operations, and management of short-term payables and accruals.
Going Concern Considerations
The Company has incurred recurring losses from operations and had a net loss of $(610,965) and negative operating cash flows of $(14,485) for the six months ended June 30, 2026. As of June 30, 2026, the Company had an accumulated deficit of $(7,429,933). These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.
Management is currently pursuing capital raises and believes that these plans, if successful, will mitigate the conditions that raise substantial doubt. However, the outcome of these plans is uncertain, and there is no assurance that the Company will be successful in executing them.
While management believes that the Company can successfully resolve its liquidity issues through these initiatives, there is significant uncertainty regarding the outcome. Due to these conditions, Management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for the twelve-month period following the issuance of the financial statements. The Company expects to alleviate its going concern issue after the conclusion of a public offering that is in progress.

The accompanying unaudited financial statements have been prepared on a going concern basis, which assumes the Company will continue in operation and realize its assets and discharge its liabilities in the ordinary course of business. However, due to the uncertainties discussed above, it is possible that the Company may not be able to continue as a going concern. If the Company is unable to continue as a going concern, significant adjustments would be required to the carrying values of its assets and liabilities, and it may be required to significantly reduce or cease its operations.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Operating results for the six months ended June 30, 2026 are not necessarily indicative of results to be expected for any future periods.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates, including the underlying assumptions, consist of the allowance for credit losses on trade receivables, valuation allowance on deferred tax assets, inventory obsolescence, stock-based compensation expense and valuation of common stock warrants. It is at least reasonably possible that these estimates may change in the near term. Actual results could differ from those estimates.
Cash
The Company maintains its cash primarily in two bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts. The Company believes it is not exposed to significant credit risk on cash.
Trade Receivables and Credit Policies
Trade receivables are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Customer account balances with invoices over 90 days are considered delinquent. The Company does not accrue interest on delinquent trade receivables.
Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.
The Company maintains an allowance for credit losses on trade receivables, which is recorded as an offset to trade receivables. Changes in the allowance for credit losses are included as a component of operating expenses in the Statements of Operations. The Company assesses credit losses on a collective basis where similar risk characteristics exist. Receivables that do not share risk characteristics with other receivables, or where known collectability issues exist, are evaluated on an individual basis.
The allowance is based on the credit losses expected to arise over the life of the receivable (contractual term). The Company considers historical loss rates and current economic conditions. Receivables are written off against the allowance for credit losses. The allowance for credit losses was $0 at June 30, 2026 and December 31, 2025.
Concentrations
As of June 30, 2026 the Company had three customers that exceeded 10% of the accounts receivable balance. These customers individually had 41.1%, 39.5% and 10.2% of total accounts receivable as of June 30, 2026. During the six months ended June 30, 2026, the Company had five customers that accounted for more than 10 percent of sales. These customers individually had 17.6%, 16.1%, 14.9%, 12.9% and 12.8% of sales in the six months ending June 30, 2026.
For the six months ending June 30, 2025, the Company had three customers that accounted for more than 10% of sales. These customers individually had 25.8%, 24.5% and 21.2% of sales in the six months ending June 30, 2025.
Fair Value Measurements
The Company’s policies incorporate the guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis and on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company currently has no non-financial or financial items that are measured on a nonrecurring basis.
The carrying values of accounts receivable, accounts payable, and other financial working capital items approximate fair value at June 30, 2026 and December 31, 2025, due to the short-term maturity of these instruments.
Inventories
Inventories include raw materials, work in process and finished goods and are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company’s industry is characterized by rapid product development and frequent new product introductions. Uncertain timing of regulatory approvals, variability in product launch strategies and variation in product sales all impact inventory reserves for excess, obsolete and expired products. An increase in inventory reserves results in a corresponding increase in cost of goods sold in the statement of operations. Inventories are written off against the reserve when they are physically disposed. Based on existing conditions, the Company had an inventory reserve of $32,298 as of June 30, 2026, and December 31, 2025.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful life. The estimated useful life of leasehold improvements is the shorter of the estimated life or the lease term. The estimated useful lives of furniture, fixtures, computers and office and manufacturing equipment are three to seven years. Maintenance and repairs are expensed as incurred. Major improvements and betterments are capitalized.
Leases
The Company determines if an arrangement is a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used. The Company leases an office and manufacturing facility under a lease that qualifies as an operating lease, as determined at the inception of the lease arrangement. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make payments under the lease. Leased assets and liabilities are measured and recorded at the commencement date based on the present value of payments over the lease term.
Lease assets and liabilities include lease incentives and options to extend or terminate when it is reasonably certain the Company will exercise that option. The Company uses the implicit rate when readily determinable, however, as most leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate. The Company also applies the short-term lease recognition exemption, recognizing lease payments in profit or loss, for lease terms of 12 months or less at commencement and with no option to extend the lease whose exercise is reasonably certain. The Company accounts for the lease and non-lease components as a single lease component.
The Company’s incremental borrowing rate is a hypothetical collateralized borrowing rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.
Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities. The short-term portions of lease liabilities are included in current liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. See Note. 8 — Operating Leases for further discussion.
Long-Lived Assets
Long-lived assets, such as property and equipment and right of use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require the Company to test a long-lived asset for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes impairment to the extent that the carrying value of an asset exceeds its fair value. The Company determines fair value through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals. No impairment was recognized during the six months ending June 30, 2026 and 2025.
Revenue Recognition
The Company determines revenue recognition through the following steps:
•
Identification of the contract or contracts with a customer

•
Identification of performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when or as the Company satisfies the performance obligations

Revenue is generated from the sale of medical devices. The Company recognizes revenue and transfers control to the customer when shipment of the device occurs. Shipping and handling activities are considered activities to fulfill the promise to transfer the device. Shipping and handling revenues are not material in the six months ended June 30, 2026 and 2025.
Products are sold primarily through a direct sales force and through distributors. Terms of sale are generally consistent for both end-users and distributors, except that payment terms are generally net 30 days for end-users and net 60 days for distributors, with some exceptions. The Company does not maintain any post-shipping obligations to customers; no installation, calibration or testing of products is performed subsequent to shipping in order to render products operational. The Company expects to be entitled to the total consideration for the products ordered as product pricing is fixed, and there are no adjustments for a significant financing component as payment terms fall within one year. The Company excludes taxes assessed by governmental authorities on revenue producing transactions from the measurement of the transaction price.

Costs associated with product sales include commissions expenses. There are no royalty expenses. As revenue from product sales is recognized at a point in time, commissions expenses are recognized as incurred. Commissions expenses are included in selling, general and administrative expenses in the statements of operations.
Significant judgments and estimates involved in the Company’s recognition of revenue include the estimation of a provision for returns. In the normal course of business, the Company is not obligated to accept product returns unless a product is defective as manufactured. The Company does not provide customers with the right to a refund. Based on the Company’s history of minimal product returns, there were no sales returns and allowance as of June 30, 2026 and 2025.
Research and Development
Research and development costs include internal and external costs associated with the development and research of new and existing products or concepts, preclinical studies, clinical trials and studies and related regulatory activities. Research and development costs are expensed as incurred. Research and development costs, excluding costs related to clinical trials were not material in the six months ending June 30, 2026 and 2025 and are included in selling, general and administrative expenses in the statements of operations. Clinical trial expenses incurred by third parties are expensed as contracted work is performed over the expected service period. Clinical trial expenses are separately presented in the statements of operations.
Income Taxes
The Company accounts for income taxes using the asset and liability method, as required by the accounting standard for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases along with operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities from a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
The Company’s estimate of the valuation allowance for deferred income tax assets requires significant estimates and judgments about future operating results. Deferred income tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more-likely-than-not that a deferred income tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred income tax assets on an annual basis to determine if valuation allowances are required by considering all available evidence. Deferred income tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred income tax assets are future taxable income, future reversals of existing taxable temporary differences, taxable income in prior carryforward years and tax planning strategies that are both prudent and feasible. In evaluating the need for a valuation allowance, the existence of cumulative losses since inception is significant objectively-verifiable negative evidence that must be overcome by objectively-verifiable positive evidence to avoid the need for a valuation allowance. The Company’s valuation allowance offsets all net deferred income tax assets as it is more-likely-than-not that the benefit of the deferred income tax assets will not be recognized in future periods. The Company has not reclassified income tax effects of the Tax Cuts and Jobs Act within accumulated other comprehensive (loss) income to accumulated deficit due to its full valuation allowance.
The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for an uncertain tax position is necessary.
Stock-Based Compensation
The Company records compensation expense for stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton (“BSM”) option-pricing model. The estimated grant date fair value is expensed over the requisite grant’s service period as stock-based compensation expense. The Company uses historical data from comparable medical device companies, among other factors, to estimate the expected price volatility. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The expected term of stock options represents the weighted- average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. The Company accounts for forfeitures as they occur. At June 30, 2026 and December 31, 2025, the Company had one stock-based compensation plan.
Risks and Uncertainties
The Company is subject to risks common to companies in the development stage including, but not limited to, dependency on the clinical and commercial success of its devices, the ability to obtain regulatory approvals, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, and significant competition.
Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) Disaggregation of Income Statement Expenses in November 2024 and issued ASU 2025-01 in January 2025 to clarify its effective date. This ASU provides investors with more decision-useful information about a business entity’s expenses. The ASU requires companies to provide detailed disclosure of specified categories underlying certain expense captions in interim and annual periods. It would provide investors with more detailed information about the types of expenses, including employee compensation, depreciation, amortization, and costs incurred related to inventory and manufacturing activities in income statement expense captions such as cost of sales; selling, general and administrative; and research and development. The ASU does not change or remove existing expense disclosure requirements and does not change requirements for presentation of expenses on the face of the income statement. It requires companies to include certain existing disclosures in the same tabular format disclosure. The ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.
The Company’s policy classifies invoices outstanding more than 90 days as delinquent for aging purposes; however, delinquency alone does not determine the amount of the allowance for credit losses. The Company estimates expected credit losses in accordance with ASC 326 by considering all relevant quantitative and qualitative information, including historical loss experience, current conditions, and reasonable and supportable forecasts. The allowance is based on the credit losses expected to arise over the life of the receivable (contractual term). Receivables are written off against the allowance for credit losses. The allowance for credit losses was $0 at June 30, 2026 and December 31, 2025.
Subsequent Events
The Company evaluates events and transactions that occur after the balance sheet date but before the financial statements are issued (or are available to be issued) to determine whether any such events should be recognized or disclosed in the financial statements.
Note 3.    Net Loss Per Share
Basic and diluted net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss position during the six months ended June 30, 2026 and 2025.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:
	Six Months Ended June 30,
	2026	2025
Numerator:
Net loss	$(610,965)	$(240,750)
Net loss attributable to common stockholders	$(610,965)	$(240,750)
Denominator:
Weighted-average shares used to compute net loss per share, basic and diluted	5,867,425	5,781,237
Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.04)
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:
	June 30,
	2026	2025
Outstanding options to purchase common stock	463,000	463,000
Common stock warrants	542,080	542,080
Total	1,005,080	1,005,080
Note 4.   Inventories
Inventories used in the determination of cost of goods sold are as follows:
	June 30, 2026	December 31, 2025
Raw Materials	$230,343	$233,810
Work In Process	18,051	25,363
Finished Goods	49,743	23,948
Inventory Reserve	(32,298)	(32,298)
Total Inventories	$265,839	$250,823
Note 5.   Property and Equipment
Property and equipment consists of the following:
	June 30, 2026	December 31, 2025
Equipment	$47,325	$47,325
Leasehold improvements	7,185	7,185
	54,510	54,510
Accumulated depreciation	(25,857)	(22,754)
Total Property and Equipment	$28,653	$31,756
Depreciation expense was $3,104 and $3,083 for the six months ended June 30, 2026 and 2025, respectively.

Note 6.   Accrued Expenses
Accrued expenses consist of the following:
	June 30, 2026	December 31, 2025
Wages	$195,761	$159,480
Accrued commissions	$496,600	$496,600
Deferred financing fees	$65,000	$65,000
Other	80,699	56,503
Total Accrued Expenses	$838,060	$777,583
Note 7.   Debt
At June 30, 2026 and December 31, 2025, the Company’s short-term debt included an unsecured line of credit with Cardia, Inc., a related party, with a balance of $216,000. The line of credit was obtained on May 15, 2025 and amended on October 1, 2025, bears interest at 6.0%, matures on May 14, 2027 and can be renewed for additional terms by mutual agreement of both parties.
At June 30, 2026 and December 31, 2025, the Company’s short-term debt included a $200,000 unsecured convertible promissory note with its CEO and a $100,000 unsecured convertible promissory note with an unrelated party. The notes were obtained on November 24, 2025 and December 10, 2025, respectively. The notes bear interest at 10.0% and includes a 20.0% origination fee. The notes mature on December 31, 2026, are convertible at the discretion of the lender and provide for conversion of any outstanding amounts into common stock of the Company at $5.00/share.
At June 30, 2026 and December 31, 2025, the Company’s short-term debt included a $50,000 unsecured convertible promissory note with a board member. The note was obtained on October 11, 2023 and was amended and restated on November 24, 2025. The note bears interest at 10.0% and includes a 20.0% origination fee. The note matures on December 31, 2026 and is convertible at the discretion of the lender and provides for conversion of any outstanding amounts into common stock of the company at $5.00/share.
At June 30, 2026 and December 31, 2025, the Company’s short-term debt included a $1,000,000 promissory note with an unrelated company. The note was obtained on November 6, 2023, bears interest at 7.0%, compounded annually and matures on November 5, 2026. The note has no scheduled payments during its term and is secured by all tangible and intangible assets of the Company. The Company was in compliance with all covenants as of June 30, 2026.
The issuer of the note was granted a right of first refusal on all future stock issuances by the Company. This right expires at the later of November 5, 2026, and 2 years after the repayment in full of all note obligations.
Note 8.   Operating Leases
On February 3, 2023, the Company entered into a lease with a third party for 7,459 square feet of office and manufacturing space located in Eagan, Minnesota, with a commencement date of April 1, 2023 and maturing on May 31, 2029. As a result of this agreement, the Company recognized an ROU asset and lease liability of $513,823 pursuant to ASC 842, Leases.

The components of lease expense and supplemental cash flow information related to this lease for the six months ended June 30, 2026, and 2025 are as follows:
	June 30,
	2026	2025
Lease Costs:
Operating lease cost	41,477	$57,300
Short-term lease cost	—	—
Variable lease cost	528	28,025
Total lease costs:	$42,005	$85,325
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$21,301	$35,737
ROU assets obtained in exchange for lease obligations	$—	$—
Future maturities of the Company’s lease liabilities are as follows:
Period ended	June 30, 2026
2026	$58,590
2027	119,810
2028	123,428
2029	52,431
Total lease payments	354,259
Less: Imputed interest/present value discount	(48,721)
Total lease liability	$305,538
Other Information
Weighted-average remaining lease term (in years):	2.8
Weighted-average discount rate	10.0%
Right of use asset	$285,531
Note 9.   Stockholders’ (Deficit) Equity
Common Stock
As of June 30, 2026 and December 31, 2025, the Company had 20,000,000 shares of Common Stock authorized and 5,867,425 shares of Common Stock issued and outstanding, with a par value of $0.01 per share, respectively.
Series A Preferred Stock
As of June 30, 2026 and December 31, 2025, the Company had 4,000,000 shares of Series A Preferred Stock authorized and 876,000 shares of Series A Preferred Stock issued and outstanding, with a par value of $0.01 per share.
Series A Preferred Stock has the following rights and preferences:

•
Dividends:   Holders are entitled to cumulative dividends at a rate of 8.0% per annum of the Series A Preferred stock original issue price, when and if declared by the Board of Directors. No dividends were declared or paid during the six months ended June 30, 2026 and 2025.

•
Liquidation Preference:   In the event of any liquidation, dissolution, or winding up of the Company or a deemed liquidation event, holders of the Series A Preferred Stock, then outstanding, are entitled to receive first the amount of the aggregate accruing dividend not yet paid and second an amount per share equal to the greater of the Series A original issue price ($5.00) or such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. The amount of the liquidation preference, including the preferred return, was approximately $6.3 million as of June 30, 2026.
•
Optional Conversion:   The Series A Preferred Stock initially converts at any time at the option of the holder into shares of common stock on a one-for-one basis, subject to adjustments for stock dividends, splits combinations and similar events.

•
Mandatory Conversion:   Each share of Series A Preferred Stock will automatically convert into common stock at the then applicable conversion rate (i) upon the closing of an underwritten public offering of the Company’s common stock having a public offering price of at least $10 per share and resulting in gross proceeds to the Company of at least $20 million, and (ii) upon the approval of the preferred supermajority.

•
Voting Rights:   The Series A Preferred Stock votes together with the common stock on an as- converted basis and not as a separate class except as required by law. Certain matters as specifically provided in the Certificate of Designation, cannot be affected without the affirmative vote or written consent of the Preferred Supermajority.

•
Preemptive Rights:   Subject to certain exceptions, in the event the Company elects to issue shares of its capital stock or securities convertible into shares of its capital stock, each holder of Series A Preferred Stock shall have the right to purchase on such terms a pro rata portion of the new securities.

•
Anti-dilution Adjustments:   Subject to certain exceptions, if at any time the Company issues additional shares of common stock without consideration or for a consideration per share less than the conversion price in effect immediately prior to such issue, then the conversion price shall be reduced with such issue, to a price determined in accordance with a formula provided in the Certificate of Designation.

The Company did not convert or issue any Series A Preferred Stock during the six months ended June 30, 2026 and 2025.
Common Stock Warrants
As of June 30, 2026 and December 31, 2025, the Company had 542,080 outstanding common stock warrants to purchase an aggregate of 542,080 shares of common stock. These warrants were issued in connection with the Series A Preferred Stock offerings in 2022 and 2021.
All outstanding warrants are classified as equity instruments in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as they (i) are indexed to the Company’s common stock, (ii) do not require cash settlement by the Company under any circumstances, and (iii) meet all criteria for equity classification. The warrants do not contain any anti-dilution or price-reset provisions that would preclude equity treatment. As such, the warrants are not subject to remeasurement and are not recorded as liabilities.
A summary of the Company’s outstanding common stock warrants as of June 30, 2026 and December 31, 2025 are as follows:
Year Issued	Number of Warrants	Exercise Price	Expiration Year	Life in Years
2021	32,320	$5.00	2031	10
2022	472,000	$10.00	2029	7
2022	37,760	$5.00	2032	10
	542,080
The fair value of the warrants was determined on the respective issuance dates using the Black-Scholes- Merton option pricing-model.

The warrants are exercisable for common stock and do not confer any voting rights, dividends, or other rights until exercised. No warrants were exercised, canceled, or expired during the six months ended June 30, 2026 and 2025.
Note 10.   Stock-Based Compensation
The 2018 Encore Medical, Inc. Equity Stock Incentive Plan (the “2018 Plan”) authorizes the issuance of nonqualified stock options and restricted stock units. Payment for the shares may be made in cash, shares of the Company’s common stock or a combination thereof. Under the terms of the 2018 Plan, incentive stock options and non-qualified stock options are granted at a minimum of 100% of fair market value on the date of grant and may be exercised after vesting at various times depending upon the terms of the option. All existing options expire 10 years from the date of grant or one year from the date of death. The terms of the grants allow for an acceleration of vesting upon a change in control of the Company.
Under the 2018 Plan, the Company is authorized to issue up to 571,742 shares through stock options and awards such as restricted stock or restricted stock units as of June 30, 2026.
Stock Options
The Company did not grant any options in the six months ended June 30, 2026 and 2025.
During six months ended June 30, 2026 and 2025 there were 0 and 150,000 options exercised, respectively. During the six months ended June 30, 2026 and 2025 there were 0 and 25,000 options forfeited.
The following table summarizes the activity for outstanding incentive stock options under the 2018 Plan:
	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2024	638,000	3.59	7.35
Granted	0
Exercised	(150,000)	1.00	0.0
Forfeited	(25,000)	5.00	0.0
Balance at December 31, 2025	463,000	$4.35	7.58
Granted	0
Exercised	0
Forfeited	0
Balance at June 30, 2026	463,000	$4.35	7.09	$30,095
Vested and exercisable as of June 30, 2026	463,000	$4.35
As of June 30, 2026 and December 31, 2025, the unrecognized compensation expense related to outstanding stock options was $0 and $6,823, respectively. The Company recognized compensation expense in connection with the vesting of options of $6,823 and $8,188 during the six months ended June 30, 2026 and 2025.
Note 11.   Related Party Transactions
The Company was a subsidiary of Cardia Inc., until it was spun-off to Cardia shareholders on October 1, 2020. The two companies have common ownership consisting of non-majority interests in common and preferred stock of both companies. In addition, the companies have the same CEO and two board members. The Company has engaged in various transactions with Cardia, including Cardia selling medical devices on behalf of the Company, while the transfer of appropriate regulatory requirements was completed. During the six months ended June 30, 2026 and June 30, 2025, Cardia sold $0 and $0 in sales on behalf of the Company, respectively.

Additionally, the Company has an agreement to manufacture medical devices and provide management services for Cardia. During the six months ended June 30, 2026 the Company billed Cardia $0 for manufacturing services and $0 for management services, respectively. During the six months ended June 30, 2025, the Company billed Cardia $0 and $0 for manufacturing services and management services, respectively.
As of June 30, 2026, and December 31, 2025, Encore had a related-party receivable of $660,055 and $687,933 due from Cardia, Inc., respectively. This receivable primarily reflects amounts owed to the Company related to products manufactured by Encore and sold by Cardia to an existing international customer pursuant to a legacy commercial arrangement that pre- dated the spin-off. This receivable is pursuant to a shipment of Encore products made under the CSMA by Cardia, Inc. on December 23, 2025, to the Ministry of Health of the Republic of Iraq under its supply contract with the Republic of Iraq dated 2018 which is still in effect. On January 28, 2026, Cardia, Inc. received the final order under this contract which is expected to be shipped within the next 180 days.
Due to regulatory, licensing and customer relationship considerations, including local regulatory approvals and contractual constraints, the customer relationship in Iraq continues to be maintained by Cardia, Inc. during the transition period. Cardia, Inc. is contractually obligated to remit to us amounts corresponding to the sale of our products under agreed commercial terms.
This related-party receivable from Cardia, Inc. arose from transitional commercial arrangements. The Company expects the receivable to be collected in the ordinary course of business, however the timing of collections may vary based on customer payment cycles and regulatory or geopolitical factors affecting certain markets. Management monitors the receivable closely as part of its liquidity planning.
See Note 7. Debt for short-term debt related party disclosures.
All related party transactions are reviewed and approved in accordance with the Company’s related party policies.
Note 12.   Income Taxes
The provision (benefit) for income tax expense consisted of the following for the six months ended:
	June 30,
	2026	2025
Current income taxes, Federal	$0.00	$0.00
Current income taxes, State	0.00	0.00
Deferred income taxes, Federal	0.00	0.00
Deferred income taxes, State	0.00	0.00
Unrecognized tax benefit, Federal	0.00	0.00
Unrecognized tax benefit, State	0.00	0.00
Total provision (benefit) for income taxes	$0.00	$0.00
The Company did not record any income tax provision for the six months ended June 30, 2026 and 2025, respectively, due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and Minnesota (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since its inception. At June 30, 2026, the Company had Federal net operating loss carry forwards available to offset future taxable income of approximately $6.6 million. These carry forwards do not expire for Federal purposes. At June 30, 2026 and December 31, 2025 the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets.
The Company has no accrued interest or penalties related to uncertain tax positions as of June 30, 2026 and December 31, 2025 and uncertain tax positions are not significant.

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards. The significant components of net deferred income tax assets are:
	June 30, 2026	December 31, 2025
Deferred Tax Assets:
Vacation accrual	$14,409	$13,083
Net operating losses	1,395,481	1,269,550
Other	6,730	7,161
Valuation allowance	(1,416,620)	(1,289,794)
Total Deferred Tax Assets	—	—
Total Deferred Tax Liabilities	0	0
Net Deferred Tax Asset	$0	0
A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income tax provision is as follows for the six months ended:
	June 30,
	2026	2025
Federal statutory income tax rate	21.0%	21.0%
Change in valuation allowance on net operating loss carryforward	(21.0)%	(21.0)%
Effective income tax rate	0.0%	0.0%
Note 13.   Contingencies
The Company sometimes becomes subject to claims against it in the ordinary course of business. There are currently no pending or threatened claims against the Company that it believes will have a material adverse effect on its results of operations or liquidity.
Note 14.   Subsequent Events
In June 2026, the Company entered into an Exclusive Technology License Agreement (the “License Agreement”) with GB Sciences, Inc. (“GB Sciences”) in connection with their AI platform and technologies whereby, upon consummation of an initial public offering (“IPO”) and satisfaction of specified conditions, the Company will obtain an exclusive, perpetual, worldwide license to certain intellectual property, patents, patent applications, know-how, trade secrets, data and related technology. The licensed technology includes a portfolio of issued patents and proprietary artificial intelligence (“AI”) and machine-learning-enabled technology that may be further designed to analyze clinical, scientific, and patient-specific data to assist in patient identification, selection, stratification, and treatment planning for structural heart interventions, including potential applications relating to the Company’s septal occlusion technologies. Under the License Agreement, the Company will pay $2.0 million in cash and issue 1,000,000 shares of unregistered common stock, payable upon closing of the IPO. No amounts will be recongnized until the IPO occurs.

[3,000,000] Shares of Common Stock
Common Stock
PROSPECTUS

[           ], 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee and NYSE American listing fee. Except as otherwise noted, all the expenses below will be paid by us.
SEC registration fee	$2,852.28
FINRA filing fee	$3,087.50
NYSE American listing fee	$50,000.00
Printing expenses	$75,000.00
Legal fees and expenses	$400,000.00
Accounting fees and expenses	$425,000.00
Transfer agent and registrar fees	$5,000.00
Miscellaneous fees and expenses	$200,000.00
Total	$1,160,939.78
Item 14.   Indemnification of Directors and Officers
Encore Medical was incorporated under the laws of Minnesota. The Minnesota Business Corporation Act provides that our officers and directors have the right to indemnification from us for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with securities offerings.
We have adopted in our Articles a provision which limits personal liability for breach of the fiduciary duty of our directors, to the extent provided by Section 302A.251 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or a knowing violation of law, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.
Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined therein) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in our right. Article VIII of our bylaws provides that we shall indemnify persons to the fullest extent permissible by the Minnesota Business Corporation Act. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification by the underwriters of our directors and officers, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
The following sets forth information regarding all unregistered securities sold by us since January 1, 2022:

In a series of closings in 2022, we issued an aggregate of 472,000 shares of our Series A Preferred Stock to accredited investors at a purchase price equal to $5.00 per share, for an aggregate purchase price of approximately $2.36 million. The Preferred Stock was sold as a Unit with each investor receiving a 10-year Warrant equivalent to the number of shares purchased.
In a series of closings in 2024, we issued an aggregate of 81,000 shares of our common stock to accredited investors at a purchase price equal to $5.00 per share, for an aggregate purchase price of approximately $405,000.
As of December 31, 2025, the Company’s short-term debt consisted of a $50,000 unsecured convertible promissory note with a board member, Chris Turnbull. The note, issued on October 11, 2023 and which was amended and restated on November 24, 2025, bears interest at 10% and includes a 20% origination fee. The note is callable and matures on December 31, 2026, the date on which the parties may mutually elect to extend for an additional 6 months. In addition, in November and December 2025, the Company obtained additional funds in the form of unsecured convertible promissory notes in the aggregate principal amount of $300,000 from a non-affiliated third party and from the Company’s Chief Executive Officer, Joseph Marino. These notes also bear interest at 10% and mature on December 31, 2026, the date the parties may mutually elect to extend for an additional 6 months. All of the unsecured convertible promissory notes were for working capital, include an origination fee of 20% and are convertible into shares of common stock of the Company at a conversion price of $5.00 per share at the discretion option of the lender holder upon written notice at any time prior to repayment.
Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering.
In 2024, the Company granted to its officers and directors options to purchase an aggregate of 300,000 shares of common stock pursuant to its 2018 Stock Incentive Plan, which option grants are described under “Executive Compensation” beginning on page 66, which description is incorporated by reference. These securities were issued pursuant to the exemption provided by Rule 701 for compensatory awards.
Item 16.   Exhibits and Financial Statement Schedules
(a)   Exhibits.   The following exhibits are included herein or incorporated herein by reference:
Exhibit Number	Description
1.1◊	Form of Underwriting Agreement.
3.1◊	Amended and Restated Articles of Incorporation of Registrant, filed on June 14, 2018.
3.2◊	Amendment to the Articles of Incorporation of Registrant, filed on November 13, 2020.
3.3◊	Certificate of Designation of the Rights and Preferences of Series A Preferred Stock of Registrant, filed on January 19, 2021.
3.4◊	Amendment to the Amended and Restated Articles of Incorporation of Registrant, filed on November 17, 2025.
3.5◊	Bylaws of Registrant, effective December 1, 2017.
3.6◊	Amended and Restated Bylaws of the Registrant, effective February 23, 2026.
4.1◊	Form of Registrant’s Common Stock Certificate.
4.2◊	Form of Underwriters’ Warrant.
5.1	Opinion of Holland & Hart LLP.
10.1◊	Contract Sales and Manufacturing Agreement, by and between Cardia, Inc. and Registrant, effective November 15, 2024, and related addenda dated December 12, 2025.
10.2◊	Commercial Lease, by and between The Waters HM LLC and Registrant, effective February 3, 2023.
10.3◊	First Amendment to Commercial Lease, by and between The Waters HM LLC and Registrant, effective March 3, 2023.

Exhibit Number	Description
10.4◊	Loan Agreement, by and between Merit Medical Systems, Inc. and Registrant, dated November 6, 2023.
10.5(a)◊†	Encore Medical, Inc. 2018 Stock Incentive Plan.
10.5(b)◊†	Form of Incentive Stock Option Agreement under the 2018 Stock Incentive Plan.
10.5(c)◊†	Form of Nonqualified Stock Option Award Agreement under the 2018 Stock Incentive Plan.
10.6◊	Security Agreement, by and between Merit Medical Systems, Inc. and Registrant, dated November 6, 2023.
10.7◊	Independent Contractor Agreement, by and between Registrant and Gregory Steiner, dated December 15, 2024.
10.8(a)◊	Amended and Restated Convertible Promissory Note, by and between Christopher J. Turnbull and Registrant, dated November 24, 2025.
10.8(b)	Extension and Modification Agreement, by and between Christopher J. Turnbull and Registrant, dated June 15, 2026.
10.9(a)◊	Convertible Promissory Note, by and between Joseph A. Marino and Registrant, dated November 24, 2025.
10.9(b)	Extension and Modification Agreement, by and between Joseph A. Marino and Registrant, dated June 15, 2026.
10.10(a)◊	Convertible Promissory Note, by and between 1915 Florida Investment Corp. and Registrant, dated December 10, 2025.
10.10(b)	Extension and Modification Agreement, by and between 1915 Florida Investment Corp. and Registrant, dated August 1, 2026.
10.11◊	Loan Agreement, by and among Cardia, Inc. and Registrant, dated May 15, 2025.
10.12◊	Exclusive Intellectual Property License Agreement, by and between Registrant and GB Sciences, Inc., dated June 15, 2026.
10.13◊	Form of Lock-Up Agreement.
23.1	Consent of Boulay PLLP, Independent Registered Public Accounting Firm.
23.2	Consent of Holland & Hart LLP (contained in Exhibit 5.1).
107◊	Filing Fee Table.

†
Indicates a management contract or compensatory plan or arrangement.

◊
Previously filed.

(b)   Financial Statement Schedules.   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eagan, Minnesota, on this 10th day of August 2026.
ENCORE MEDICAL, INC.
/s/ Joseph A. Marino

Joseph A. Marino
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Joseph A. Marino Joseph A. Marino	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2026
/s/ Scott S. Robinson Scott S. Robinson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2026
/s/ Peter M. Buonomo Peter M. Buonomo	Director	August 10, 2026
/s/ Todd C. Johnson Todd C. Johnson	Director	August 10, 2026
/s/ Timothy G. Laske, PhD Timothy G. Laske, PhD	Director	August 10, 2026
/s/ Christopher J. Turnbull Christopher J. Turnbull	Director	August 10, 2026